Exhibit I-1(a)(i)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer, the contents of this document or what action you should take, you are recommended immediately to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser, who, if you are taking advice in the United Kingdom, is an adviser duly authorised under the Financial Services and Markets Act 2000 or from another appropriately authorised independent professional adviser.

If you have sold or otherwise transferred all of your Staffware Shares, please send this document, the accompanying Form of Acceptance, the reply-paid envelope and any other accompanying documents as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward delivery to the purchaser or transferee. The Offer referred to in this document and the accompanying Form of Acceptance is not being made, directly or indirectly, in or into Australia, Canada or Japan. Accordingly such documents should not be forwarded, transmitted or distributed in or into Australia, Canada or Japan. If you have sold only part of your holding of Staffware Shares, you should retain these documents.

Banc of America Securities, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for TIBCO as financial adviser (within the meaning of the Rules of the Financial Services Authority) and for no one else in connection with the Offer and will not be responsible to anyone other than TIBCO for providing the protections afforded to clients of Banc of America Securities or for giving advice in relation to the Offer.

Dresdner Kleinwort Wasserstein Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Staffware and for no one else in connection with the Offer and is not acting for any person other than Staffware and will not be responsible to any person other than Staffware for providing advice in connection with the Offer and the other matters described herein.

This document should be read in full and in conjunction with the accompanying Form of Acceptance, which forms part of this document.

If you are a CREST sponsored member you should refer to your CREST sponsor before completing the accompanying Form of Acceptance as only your CREST sponsor will be able to send the instructions to CRESTCo.

Recommended Cash and Share Offer

by

Banc of America Securities Limited

on behalf of

TIBCO Software Inc.

(and in the United States by TIBCO Software Inc.)

for

Staffware plc

Your attention is drawn to the letter from John O’Connell, Chairman and Chief Executive Officer of Staffware, set out in Part 1 of this document, which contains the Staffware Directors’ unanimous recommendation that you accept the Offer.

The procedure for acceptance of the Offer is set out in paragraph 16 of Part 2 of this document and in the accompanying Form of Acceptance. To accept the Offer, you should complete, sign and return the Form of Acceptance in accordance with the instructions printed therein (whether or not your Staffware Shares are held in CREST) as soon as possible and, in any event, so as to be received by hand (during normal business hours) or by post by Capita IRG Plc at Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH no later than 3:00 p.m. (London time) on 20 May 2004.

The availability of the Offer to Staffware Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located. Staffware Shareholders who are not resident in the United Kingdom or the United States should inform themselves about and observe any applicable legal or regulatory requirements in their jurisdiction. Further information regarding overseas shareholders is contained in paragraph 17 of Part 2 of, and Section 5 of Part B of Appendix I to, this document. Any person (including without limitation, nominees, trustees and custodians) who would or otherwise intends to, or may have a contractual or legal obligation to forward this document and/or the Form of Acceptance to any jurisdiction outside the United Kingdom or the United States should read these paragraphs.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and will not be capable of acceptance from within Australia, Canada or Japan. Accordingly, copies of this document, the Form of Acceptance and all other documents relating to the Offer are not being, and must not be, mailed or otherwise howsoever forwarded, distributed or sent in, into or from Australia, Canada or Japan. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions and must not mail or otherwise howsoever forward, distribute or send such documents in, into or from Australia, Canada or Japan. Doing so may invalidate any related purported acceptance of the Offer.

The Offer Period, which commenced on 22 April 2004, will end on the date on which the Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn. Staffware has equity securities traded on the London Stock Exchange. TIBCO has equity securities traded on the Nasdaq National Market.

The disclosure requirements referred to above are set out in more detail in Rule 8 of the Code. Under the provisions of Rule 8.3, any person who, alone or acting together with any person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Staffware and/or TIBCO, or who, as a result of any transaction becomes the owner or controller, directly or indirectly of one per cent. or more of any class of relevant securities of Staffware and/or TIBCO is required to disclose every dealing in any relevant securities of that company during the Offer Period. Relevant securities include Staffware Shares, TIBCO Shares, instruments convertible into, options in respect of and derivatives referenced to either Staffware Shares or TIBCO Shares.

Under the provisions of Rule 8.1 of the Code, any such dealings by Staffware, TIBCO or by any of their respective “associates” (within the meaning of the Code) must also be disclosed.

Disclosure should be made in the appropriate form by no later than 12 noon (London time) on the London business day following the date of the dealing transaction. These disclosures should be sent to a Regulatory Information Service in the UK and to the Panel (fax number: +44 (0)20 7256 9386).

If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser duly authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel (telephone number: +44 (0)20 7638 0129, fax number: +44 (0)20 7256 9386).

Information for US recipients

The Offer is made for the securities of a non-US company. The Offer is made in accordance with the requirements of the Code and is subject to disclosure and procedural requirements that may be different from those under US law. Any financial statements included or incorporated in this document may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since Staffware is located in the United Kingdom, and some or all of its officers and directors are residents of countries other than the United States. You may not be able to sue Staffware or its officers or directors in a non-US court for violations of US securities laws. It may be difficult to compel Staffware and its affiliates to subject themselves to a US court’s judgement.

Action to be taken to accept the Offer

1.	Complete and sign the Form of Acceptance in accordance with its instructions and as set out in paragraph 16 of Part 2 of this document.

2.	Return the completed Form of Acceptance (together, where appropriate, with any appropriate documents of title, such as your share certificate(s)) as soon as possible and, in any event, so as to be received by Capita IRG Plc at Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH no later than 3:00 p.m. (London time) on 20 May 2004. A reply-paid envelope for use in the United Kingdom only is enclosed for your convenience and may be used by Staffware Shareholders for returning their Form of Acceptance.

3.	If you hold your Staffware Shares in CREST, you should follow the additional procedures set out in paragraph 16 (c) of Part 2 of this document.

You are advised to read this document and the accompanying Form of Acceptance carefully.

If you have any questions relating to this document or the completion and return of the Form of Acceptance, please contact Capita IRG by telephone on 0870 162 3100 (or, from outside the United Kingdom, +44 20 8639 2157) or at the address set out above.

Please note that for legal reasons Capita IRG will only be able to provide you with information contained in this document and will be unable to give advice on the merits of the proposals contained in this document or to provide legal, financial or taxation advice on the contents of this document.

The first closing date of the offer is 3:00 p.m. (London time) on 20 May 2004.

Part 1: Letter from the Chairman of Staffware

Directors:		Registered and Head Office:
John O’Connell	(Chairman and Chief Executive Officer)	Staffware House
Tim Perks	(Chief Financial Officer)	3 The Switchback
Robin Martin	(Chief Operating Officer)	Gardner Road
Paul Young	(Chief Products Officer)	Maidenhead
Chris Batterham	(Non-Executive Director)	Berkshire
Chris Conway	(Non-Executive Director)	SL6 7RJ
David Thorpe	(Non-Executive Director)

29 April 2004

To Staffware Shareholders and, for information only, to participants in the Staffware Share Option Schemes

Dear Staffware Shareholder,

Recommended Cash and Share Offer by Banc of America Securities Limited

on behalf of TIBCO Software Inc. (and in the United States by TIBCO Software Inc.) for Staffware plc

1. Introduction

On 22 April 2004 it was announced that the boards of Staffware and TIBCO had reached agreement on the terms of a recommended cash and share offer for the entire issued and to be issued share capital of Staffware to be made by Banc of America Securities on behalf of TIBCO outside the United States and by TIBCO in the United States.

I am writing to you to explain the background to the Offer and why the Staffware Board is unanimously recommending that you accept the Offer as those Staffware Directors who have Staffware Shares registered in their own name have irrevocably undertaken to do in respect of 1,330,269 Staffware Shares in aggregate, representing approximately 9.1 per cent. of Staffware’s issued share capital.

2. The Offer

Full details of the Offer are set out in the letter from Banc of America Securities in Part 2 of this document. The conditions and further terms of the Offer are set out in Appendix I to this document and in the accompanying Form of Acceptance. The Offer is being made on the following basis:

For each Staffware Share	504 pence in cash and 0.6902 of a New TIBCO Share

The Offer values each Staffware Share at 840 pence. This is based on an exchange rate of US$1.7932:£1.00 and a price per TIBCO Share of US$8.73, being the average Closing Price for each TIBCO Share for the five dealing days ended 20 April 2004. On this basis, the Offer values the entire issued share capital of Staffware at £122.8 million and represents:

•	a premium of approximately 41 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of the announcement of the Offer;

•	a premium of approximately 40 per cent. to the average Closing Price of 598 pence per Staffware Share over the 30 dealing days immediately prior to the date of the announcement of the Offer;

•	a premium of approximately 54 per cent. to the Enterprise Value of £65.5 million, as based on the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of the announcement of the Offer; and

•	a price earnings ratio of approximately 38.2x based on Staffware’s earnings per share before amortisation of goodwill of 22.7 pence for the year ended 31 December 2003.

On 27 April 2004 (the latest practicable dealing date prior to the posting of this document), at the prevailing exchange rate of US$1.7925:£1.00 and the Closing Price for each TIBCO Share of US$8.07, the Offer values each Staffware Share at 815 pence, representing a premium of approximately 36 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the announcement of the Offer.

TIBCO expects that the number of New TIBCO Shares that will be issued on full acceptance of the Offer with respect to the issued and to be issued share capital of Staffware will not be more than 11.1 million (representing approximately 5.3 per cent. of the outstanding common stock of TIBCO as enlarged as a result of the Offer).

Fractions of New TIBCO Shares will not be allotted or issued to Staffware Shareholders but will be aggregated and sold in the market and the net proceeds of sale distributed on a pro rata basis to the Staffware Shareholders who are entitled to them. Such payment will be made in pounds sterling, the proceeds having been converted from US Dollars at a prevailing exchange rate selected by TIBCO at the time of payment. However, individual payments of less than £5.00 will not be paid to Staffware Shareholders but will be retained for the benefit of the enlarged TIBCO Group.

3. Background to and reasons for the Offer

In the last ten years Staffware has developed from being a provider of workflow software addressing low to mid-volume departmental requirements into a leading specialist business process management (“BPM”) solutions provider, handling integration with other technologies and software.

Since flotation in 1996, the growth of Staffware has been primarily organic but the recent emergence of the BPM market prompted the Staffware Board to consider how best to achieve the necessary scale to leverage Staffware’s award-winning product suite whilst delivering shareholder value at an acceptable risk profile.

In particular, the Staffware Board recognised the potential for established global information technology (“IT”) groups to address the BPM market by using their extensive customer and product set leverage to gain market share internationally. Staffware has recently seen increasing evidence for this trend.

Further, the Board recognised the need for Staffware to address the US market which it believes represents approximately 63 per cent. of the global BPM software spend but where Staffware had yet to achieve critical mass.

Having actively considered a number of alternative strategies for Staffware, in particular to achieve sufficient scale in the US market, the Staffware Board believes that the Offer provides attractive value for Staffware Shareholders without the potential costs and risks associated with the significant investment that would otherwise be required in its North American business.

The combination of Staffware and TIBCO brings together two recognised technology leaders with highly complementary skills and product offerings. By combining Staffware’s acknowledged position as one of the leaders in business process management software and TIBCO’s award-winning, standards-based platform for real-time business, the Staffware Board believes that the combined organisation will be able to provide its customers and partners with a powerful combination of products, services and people.

4. Undertakings to accept the Offer and lock-in

TIBCO has received irrevocable undertakings to accept the Offer from all the Staffware Directors who have Staffware Shares registered in their own name in respect of 1,330,269 Staffware Shares in aggregate, representing approximately 9.1 per cent. of Staffware’s issued share capital. Such undertakings cease to be binding only if the Offer lapses or is withdrawn.

In addition, I have agreed with TIBCO that I will not (save in certain limited circumstances) dispose of or transfer 75 per cent. of the New TIBCO Shares I will receive pursuant to the Offer until at least the first anniversary date of when the Offer becomes or is declared wholly unconditional.

5. Management and employees

TIBCO attaches great importance to the skills and experience of the existing management and employees of Staffware and believes that opportunities for them will be enhanced in the event that the Offer becomes or is declared unconditional in all respects.

TIBCO has given assurances to the Staffware Board that the existing employment rights, including pension rights, of all the employees of Staffware will be fully safeguarded.

6. Inducement fee

As an inducement to TIBCO to make the Offer, Staffware has agreed to pay TIBCO a fee of £1,348,687 in certain circumstances. Further details of the inducement fee arrangement are set out in paragraph 7 of Appendix V to this document.

7. Share option schemes

The Offer will extend to all Staffware Shares unconditionally allotted or issued or acquired pursuant to the exercise of options under the Staffware Share Option Schemes prior to the date on which the Offer closes (or such earlier time as TIBCO may, subject to the provisions of the Code or with the consent of the Panel, decide).

As soon as practicable after the Offer becomes or is declared unconditional in all respects, TIBCO will make proposals, consistent with the Offer, to holders of unexercised options granted under the Staffware Share Option Schemes.

8. Current trading

On 16 March 2004, Staffware announced record results for the year ended 31 December 2003 during which sales revenue increased by 9 per cent. to £42.7 million and EBITDA by 20 per cent. to £4.8 million. Cash balances were increased by £2.8 million during the year to £21.8 million as at 31 December 2003. In the fourth quarter, sales were £13.4 million, representing a 5 per cent. increase on the fourth quarter of 2002. These results were achieved at a time when trading conditions for IT companies have continued to be challenging. The Staffware Board considers that trading has been satisfactory since that date.

9. Action to be taken to accept the Offer

Your attention is drawn to the letter from Banc of America Securities in Part 2 of this document, to Appendix I of this document and to the accompanying Form of Acceptance, which together contain the full terms and conditions of the Offer.

To accept the Offer, the Form of Acceptance must be completed, signed, and returned (whether or not your Staffware Shares are held in CREST) by post or by hand (during normal business hours only) to Capita IRG Plc at Corporate Actions P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH together with, if your Staffware Shares are held in certificated form, the relevant share certificate(s) and/or other document(s) of title, as soon as possible, but in any event so as to arrive no later than 3:00 p.m. (London time) on 20 May 2004. A reply-paid envelope (for use in the United Kingdom only) is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

10. Recommendation

The Staffware Directors, who have been so advised by Dresdner Kleinwort Wasserstein, consider the terms of the Offer to be fair and reasonable. In providing advice to the Staffware Directors, Dresdner Kleinwort Wasserstein has taken into account the Staffware Directors’ commercial assessments. Accordingly, the Staffware Directors unanimously recommend that Staffware Shareholders accept the Offer as they intend to do in respect of their own beneficial holdings.

All of the Staffware Directors who have Staffware Shares registered in their own name have irrevocably undertaken to accept the Offer in respect of 1,330,269 Staffware Shares in aggregate, representing approximately 9.1 per cent. of Staffware’s issued share capital.

Staffware Shareholders are reminded that if they are in any doubt as to the action they should take, they should contact their stockbroker, bank manager, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000.

Yours sincerely

John O’Connell

Chairman and Chief Executive Officer

Part 2: Letter from Banc of America Securities

29 April 2004

To Staffware Shareholders and, for information only, to participants in the Staffware Share Option Schemes

Dear Staffware Shareholder,

Recommended Cash and Share Offer by Banc of America Securities Limited on behalf of

TIBCO Software Inc. (and in the United States by TIBCO Software Inc.) for Staffware plc

1. Introduction

On 22 April 2004 the boards of TIBCO and Staffware announced that they had agreed the terms of a recommended cash and share offer for the entire issued and to be issued share capital of Staffware to be made by Banc of America Securities on behalf of TIBCO outside the United States and by TIBCO in the United States. This letter and Appendix I to this document contain the formal terms and conditions of the Offer.

Your attention is drawn to the letter from the Chairman of Staffware beginning on page 5 of this document which states that Staffware Directors, who have been so advised by their financial advisers, Dresdner Kleinwort Wasserstein, consider the terms of the Offer to be fair and reasonable. In providing advice to the Staffware Directors, Dresdner Kleinwort Wasserstein has taken into account the Staffware Directors’ commercial assessments. Accordingly, the Staffware Directors unanimously recommend that Staffware Shareholders accept the Offer as they intend to do in respect of their own beneficial holdings. All the Staffware Directors who have Staffware Shares registered in their own name have irrevocably undertaken to accept the Offer in respect of 1,330,269 Staffware Shares in aggregate, representing approximately 9.1 per cent. of the issued share capital of Staffware.

To accept the Offer, Staffware Shareholders must complete and return the Form of Acceptance as soon as possible and, in any event, so as to be received no later than 3:00 p.m. (London time) on 20 May 2004.

2. The Offer

On behalf of TIBCO, Banc of America Securities (outside of the United States) and TIBCO (in the United States) hereby offer to acquire the entire issued and to be issued share capital of Staffware on the terms and subject to the conditions set out in Appendix I to this document and accompanying Form of Acceptance on the following basis:

for each Staffware Share	504 pence in cash and 0.6902 of a New TIBCO Share

The Offer values each Staffware Share at 840 pence. This is based on an exchange rate of US$1.7932:£1.00 and a price per TIBCO Share of US$8.73, being the average Closing Price for each TIBCO Share for the five dealing days ended 20 April 2004. On this basis, the Offer values the entire issued share capital of Staffware at £122.8 million and represents:

•	a premium of approximately 41 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of the announcement of the Offer;

•	a premium of approximately 40 per cent. to the average Closing Price of 598 pence per Staffware Share over the 30 dealing days immediately prior to the date of the announcement of the Offer; and

•	a premium of approximately 54 per cent. to the Enterprise Value of £65.5 million, as based on the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the date of the announcement of the Offer.

On 27 April 2004 the last practicable dealing date prior to the posting of this document, at the prevailing exchange rate of US$1.7925:£1.00 and the Closing Price for each TIBCO Share of US$8.07, the Offer values each Staffware Share at 815 pence, representing a premium of approximately 36 per cent. to the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the announcement of the Offer.

TIBCO expects that the number of New TIBCO Shares that will be issued on full acceptance of the Offer with respect to the issued and to be issued share capital of Staffware will not be more than 11.1 million (representing approximately 5.3 per cent. of the outstanding common stock of TIBCO as enlarged as a result of the Offer).

The New TIBCO Shares issued to Staffware Shareholders who accept the Offer will be credited as fully paid and non-assessable, will be freely transferable and tradeable, will rank pari passu in all respects with existing TIBCO Shares and will entitle the holder to all dividends and other distributions declared, made or paid on such TIBCO Shares after the date hereof. Appropriate adjustments to the number of New TIBCO Shares paid in the Offer will be made if TIBCO were to effect a stock split, stock dividend or reverse stock split or other capital reorganisation prior to issue of the New TIBCO Shares. The New TIBCO Shares are expected to be authorised for listing on Nasdaq. It is not expected that application will be made for New TIBCO Shares to be admitted to dealings on any other stock exchange.

The Offer will extend, subject to the terms and conditions set out in Appendix I to this document and the Form of Acceptance, to all Staffware Shares unconditionally allotted or issued on the date on which the Offer is made and to any further Staffware Shares unconditionally allotted or issued while the Offer remains open for acceptance (or prior to such earlier date as TIBCO may, subject to the Code, decide).

The Staffware Shares will be acquired by TIBCO pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances and other third party rights and interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive all dividends and other distributions (if any) declared, made or paid after 22 April 2004 save for the recommended final dividend of five pence per Staffware Share announced on 16 March 2004.

Fractions of New TIBCO Shares will not be allotted or issued to Staffware Shareholders but will be aggregated and sold in the market and the net proceeds of sale distributed on a pro rata basis to the Staffware Shareholders who are entitled to them. Such payment will be made in pounds sterling, the proceeds having been converted from US Dollars at a prevailing exchange rate selected by TIBCO at the time of payment. However, individual payments of less than £5.00 will not be paid to Staffware Shareholders but will be retained for the benefit of the enlarged TIBCO Group.

Your attention is drawn to paragraph 16 of this letter, Part C of Appendix I to this document and the Form of Acceptance, which set out the procedure for acceptance of the Offer, and to Parts A and B of Appendix I to this document, and the Form of Acceptance which contain conditions and further terms of the Offer.

Any Form of Acceptance received in any envelope post marked in Australia, Canada or Japan or otherwise appearing to have been posted from Australia, Canada or Japan may be rejected as an invalid acceptance of the Offer.

3. Mix and Match Facility

Staffware Shareholders who validly accept the Offer will, subject to scale back if either the cash or New TIBCO Shares components of the Offer are over subscribed, be able to request under the Mix and Match Facility to vary the proportions in which they receive New TIBCO Shares and cash in respect of their Staffware Shares.

The maximum amount of cash to be paid under the Offer and the maximum number of New TIBCO Shares to be issued under the Offer will not be varied as a result of any election under the Mix and Match Facility. Accordingly, elections by Staffware Shareholders under the Mix and Match Facility may necessarily be subject to being scaled back. Therefore, Staffware Shareholders who make elections under the Mix and Match Facility will not know the exact number of New TIBCO Shares or the amount of cash they will receive until settlement of the consideration under the Offer.

Although the Offer will remain open for at least 14 calendar days after the later of the date on which the Offer becomes or is declared unconditional in all respects or the date it would otherwise have expired, the Mix and Match Facility will remain open until, but not beyond, 3:00 p.m. (London time), on the date falling 5 calendar days after the Offer becomes or is declared unconditional in all respects. Elections under the Mix and Match

Facility must be made at the same time as the acceptances of the Offer to which they relate, on the relevant Form of Acceptance. Staffware Shareholders who do not make an election under the Mix and Match Facility or who do not accept the Offer until after the fifth calendar day after the Offer becomes or is declared unconditional in all respects will receive the basic entitlement of 504 pence in cash and 0.6902 of a New TIBCO Share for every Staffware Share held.

Insofar as a Staffware Shareholder is entitled to receive additional cash instead of New TIBCO Shares or vice versa under the Mix and Match Facility, it will be payable or additional New TIBCO Shares will be issued on the basis of £4.87 for each New TIBCO Share (and proportionately for each part thereof). The value of a TIBCO Share for these purposes is based on the exchange rate of US$1.7932:£1.00 and a price per TIBCO Share of US$8.73, being the average Closing Price for each TIBCO Share over the five dealing days ended 20 April 2004.

An election under the Mix and Match Facility made by a Staffware Shareholder may not be changed after the time that it is first made on the relevant Form of Acceptance. However, acceptances, including elections under the associated Mix and Match Facility, may be withdrawn in accordance with the procedures that are set out in Section 3 of Part B of Appendix I of this Document.

The Mix and Match Facility will be conditional upon the Offer becoming or being declared unconditional in all respects.

Section 6 in Part B of Appendix I to this document sets out the terms of and procedure for making an election under the Mix and Match Facility.

4. Undertakings to accept the Offer and lock-in

TIBCO has received irrevocable undertakings to accept the Offer from all of the Staffware Directors who have Staffware Shares registered in their own name in respect of 1,330,269 Staffware Shares in aggregate, representing approximately 9.1 per cent. of Staffware’s issued share capital. Such undertakings cease to be binding only if the Offer lapses or is withdrawn.

In addition, John O’Connell, Chairman and Chief Executive Officer of Staffware, has agreed with TIBCO that he will not elect under the Mix and Match Facility to vary the consideration due to him and will not (save in certain limited circumstances) dispose of or transfer 75 per cent. of the New TIBCO Shares which he will receive pursuant to the Offer until at least the first anniversary of the date when the Offer becomes or is declared wholly unconditional.

5. Background to and reasons for the Offer

TIBCO’s acquisition of Staffware will:

•	broaden TIBCO’s solutions for automating and integrating business processes; together, TIBCO’s leading real-time business integration platform and Staffware’s BPM technology have the potential to provide an unparalleled solution to today’s marketplace;

•	create a larger software technology leader that addresses the needs of both IT and business users through the complementary mix of TIBCO’s business integration technology and Staffware’s BPM solutions;

•	deepen TIBCO’s industry expertise in the finance, insurance, telecom and government sectors with the addition of Staffware’s capabilities in these areas; and

•	increase TIBCO’s distribution capabilities through the cross-selling of products into new geographies and an expanded customer and partner base.

TIBCO believes the combination should deliver significant strategic benefits to customers and provide opportunities to reduce expenses over time.

The combined company will be committed to customer success and will continue to market, develop and maintain BPM and business integration products. Longer term, the vision will be to deliver a fully interoperable, unified suite in mid to late 2005. For any future integrated product, TIBCO is also committed to providing an upgrade or migration path to customers currently on maintenance and applicable licences.

TIBCO’s post transaction focus is to ensure that the customer base of both TIBCO and Staffware are successful with their existing investments and will continue to be successful with future projects. Development and support for Staffware’s iProcess product and TIBCO’s BusinessWorks Workflow product will continue forward with no disruption. Staffware’s iProcess product will be optimised to run with key TIBCO products, including EAI, BAM and Portal.

6. Compulsory acquisition and delisting

If TIBCO receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent. or more of the Staffware Shares to which the Offer relates, TIBCO intends to apply the provisions of Sections 428 to 430F (inclusive) of the Companies Act to acquire compulsorily the remaining Staffware Shares to which the Offer relates.

If the Offer becomes or is declared unconditional in all respects, TIBCO intends to procure the making of an application by Staffware to the UK Listing Authority for the cancellation of the listing of Staffware Shares on the Official List and to the London Stock Exchange for the cancellation of trading of Staffware Shares on its market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects. Delisting and cancellation would significantly reduce the liquidity and marketability of any Staffware Shares in respect of which the Offer has not been accepted.

It is also proposed that if the Offer becomes or is declared unconditional in all respects and after Staffware Shares are delisted, Staffware would be re-registered as a private company under the relevant provisions of the Act.

7. Inducement fee

As an inducement to TIBCO to make the Offer, Staffware has agreed to pay TIBCO a fee of £1,348,687 in certain circumstances. Further details of the inducement fee agreement are set out in paragraph 7 of Appendix V to this document.

8. Information on TIBCO

TIBCO is one of the world’s leading independent business integration software companies, demonstrated by market share and analyst reports. In addition, TIBCO is a leading enabler of Real-Time Business, helping companies become more cost-effective, more agile and more efficient. TIBCO has delivered the value of Real-Time Business, which TIBCO calls The Power of Now®, to over 2,000 customers around the world and in a wide variety of industries.

TIBCO Shares are listed on Nasdaq under the symbol TIBX. TIBCO has a current market capitalisation of approximately US$1.6 billion based on the Closing Price of US$8.07 for each TIBCO Share on 27 April 2004, the last practicable dealing day prior to the posting of this document. In the year ended 30 November 2003, TIBCO reported profit before tax of US$17.5 million and revenues of US$264.2 million. In the quarter ended 29 February 2004, TIBCO reported profit before tax of US$14.5 million and revenues of US$74.4 million (unaudited). As at 29 February 2004, TIBCO had total cash, cash equivalents and short term investments of US$515.9 million.

Further information relating to TIBCO is set forth in Appendix III to this document.

9. Information on Staffware

Staffware is a leading global specialist BPM solutions provider. Approximately 700 customer organisations are actively using its software within the banking, insurance, telecommunications, utilities, general commercial, manufacturing and government sectors. Staffware is headquartered in the UK, has offices in 17 countries and currently employs approximately 370 people.

Staffware released its first product in the mid-1980s and commenced trading under the name of Staffware in December 1993. In the last ten years Staffware has developed from being a provider of workflow software addressing low to mid-volume departmental requirements into a leading specialist BPM solutions provider, handling integration with other technologies and software.

BPM automates and streamlines the many processes that are essential to the running of an organisation. These business processes include people-to-people, people-to-application and application-to-application interactions, in other words both human and straight through, automatic, processes. BPM maintains an overview of the many actions that are core to the operation of an organization and establishes a framework for their timely execution and management. Staffware’s flagship BPM product, the iProcess Engine, is the key component of the Staffware iProcess Suite, which provides the technology for businesses to custom build, automate, refine and control their processes. The Staffware iProcess Suite can deliver efficiency improvements to an organisation, including increased productivity, reduced costs, greater control and enhanced customer services.

On 16 March 2004, Staffware announced record results for the year ended 31 December 2003 during which sales revenue increased by 9 per cent. to £42.7 million and EBITDA by 20 per cent. to £4.8 million. Cash balances were increased by £2.8 million during the year to £21.8 million as at 31 December 2003. In the fourth quarter, sales were £13.4 million, representing a 5 per cent. increase on the fourth quarter of 2002. These results were achieved at a time when trading conditions for IT companies have continued to be challenging. The Staffware Directors consider that trading has been satisfactory since that date.

Further information relating to Staffware is set forth in Appendix IV to this document.

10. Management and employees

TIBCO attaches great importance to the skills and experience of the existing management and employees of Staffware and believes that opportunities for them will be enhanced by the TIBCO acquisition.

TIBCO has given assurances to the Staffware Board that the existing employment rights, including pension rights, of all the employees of Staffware will be fully safeguarded.

11. Staffware Share Option Schemes

The Offer will extend to all Staffware Shares unconditionally allotted or issued or acquired pursuant to the exercise of options under the Staffware Share Option Schemes prior to the date on which the Offer closes (or such earlier time as TIBCO may, subject to the provisions of the Code or with the consent of the Panel, decide).

As soon as practicable after the Offer becomes or is declared unconditional in all respects, TIBCO will make proposals, consistent with the Offer, to holders of unexercised options granted under the Staffware Share Option Schemes.

12. Financial effects of acceptance

The following table sets out, for illustrative purposes only and on the bases and assumptions set out below, the financial effects of acceptance on capital value and income for a holder of a Staffware Share if the Offer becomes or is declared unconditional in all respects.

(a) Change in capital value

	(A) pence	(B) pence
Market value of 0.6902 of a New TIBCO Share (Note (i))	336.0	336.0
Cash consideration per Staffware Share	504.0	504.0
Market value of a Staffware Share (Note (ii))	597.5	816.5
Increase in capital value	242.5	23.5
This represents an increase of	41 per cent.	3 per cent.

Notes:

(i)	The market value of a New TIBCO Share is based on an exchange rate of US$1.7932:£1.00 and the average Nasdaq Closing Price for each TIBCO Share of US$8.73 over the five dealing days ended 20 April 2004.
(ii)	Column (A) is based on the Closing Price of 597.5 pence per Staffware Share on 21 April 2004, the last dealing day immediately prior to the announcement of the Offer. Column (B) is based on the Closing Price of 816.5 pence per Staffware Share on 27 April 2004, the last practicable dealing day immediately prior to the posting of this document.
(iii)	No account has been taken of any liability for taxation, the treatment of fractions of Staffware Shares or elections under the Mix and Match Facility in assessing the financial effects of accepting the Offer.

(b) Change in income

TIBCO has not historically paid a dividend. TIBCO intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future.

The total gross dividend income from a Staffware Share in respect of the year ended 31 December 2003 was seven pence.

13. Dealing facility

As a service to Staffware Shareholders, Capita IRG Trustees Limited is offering a low-cost share dealing facility that will enable Staffware Shareholders, who have validly accepted the Offer prior to 3:00 p.m. on the fourteenth day after the date the Offer is declared or becomes unconditional in all respects, to sell all of the New TIBCO Shares to which they would be entitled under the terms of the Offer. Capita IRG Trustees Limited will aggregate all the New TIBCO Shares for which a duly completed Sale Request Form has been received, prior to 3:00 p.m. on the fourteenth day after the Offer becomes or is declared wholly unconditional, and then arrange for all such New TIBCO Shares to be sold in market. This means that Staffware Shareholders, who elect to use the dealing facility, will not receive the cash consideration for the sale of the New TIBCO Shares to which they are entitled until subsequent to the fourteenth day after the date the Offer is declared or becomes unconditional in all respects. The cost of selling through the low-cost facility will be £7.50 plus a charge of 0.5 per cent. of the transaction value.

This dealing facility will only be available to Staffware Shareholders who have returned a completed Sale Request Form at the same time as their validity executed Form of Acceptance by 3:00 p.m. on the date fourteen days after the date the Offer is declared or becomes unconditional in all respects. To ensure the availability of this dealing facility, Staffware Shareholders who wish to sell their New TIBCO Shares are encouraged to accept the Offer and return their Sale Request Form by 3:00 p.m. on 20 May 2004.

Full details of the dealing facility, including its terms and conditions, are set out in the letter and Sale Request Form addressed to Staffware Shareholders by Capita IRG Trustees Limited which accompanies this document.

14. Financing

TIBCO is financing the cash component of the Offer from its existing cash resources.

15. Taxation

15.1 United Kingdom Taxation

The following paragraphs summarise the material United Kingdom taxation considerations that arise in connection with the Offer. They are based on current United Kingdom legislation and an understanding of current Inland Revenue practices as at the date of this document. The comments relate only to the position of Staffware Shareholders who are individual or corporate shareholders (and not, for example, collective investment schemes, pension funds or insurance companies), resident (or, if individuals, ordinarily resident) for taxation purposes in the United Kingdom, who hold their Staffware Shares beneficially as an investment (other than under a personal equity plan or an individual savings account or as “employment-related securities” as defined in section 421B(8) of the Income Tax (Earnings and Pensions) Act 2003) and not as an asset of a financial trader or securities to be realised in the course of a trade.

The comments are intended only as a general guide to the taxation position under United Kingdom tax law and do not constitute tax or legal advice. Any Staffware Shareholder who is in doubt as to his taxation position, who is resident or otherwise subject to taxation in any jurisdiction other than the United Kingdom or who requires more detailed information should consult an appropriate independent professional adviser immediately.

(a) Chargeable gains on acceptance of the Offer

Individual Staffware Shareholders

(i) Receipt of Cash Proceeds

A Staffware Shareholder who is not subject to corporation tax, and who receives cash proceeds under the Offer, will generally be treated for capital gains purposes as having disposed of his Staffware Shares and may, depending on his personal circumstances, be liable to United Kingdom capital gains tax.

If a Staffware Shareholder receives part cash proceeds and part New TIBCO Shares under the Offer, he will generally be treated for capital gains tax purposes as having made a part disposal of his Staffware Shares and may, depending on his personal circumstances, be liable to capital gains tax. In such a case, the Staffware Shareholder’s acquisition cost for the purposes of calculating the chargeable gain will be apportioned to those Staffware Shares treated as disposed of in the proportion which the value of the cash proceeds (and additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility—see below) bear to the overall value of the consideration received by the Staffware Shareholder under the Offer.

Depending on the length of time for which the Staffware Shareholder has held the Staffware Shares, an indexation allowance and/or taper relief may be available to reduce the amount of gain which would otherwise be chargeable to capital gains tax.

(ii) Receipt of New TIBCO Shares

A Staffware Shareholder who is not subject to corporation tax, and holds not more than 5 per cent. of the Staffware Shares (or any class thereof), whether alone or together with any connected person, will not be treated for capital gains tax purposes as making a disposal of his Staffware Shares to the extent that he receives New TIBCO Shares under the Offer (otherwise than pursuant to the exercise of an election under the Mix and Match Facility). Instead, those New TIBCO Shares issued to such a Staffware Shareholder should be treated for such purposes as the same asset and acquired at the same time and for the same price as that Staffware Shareholder’s original holding of Staffware Shares in exchange for which those New TIBCO Shares are issued. The Staffware Shareholder’s acquisition cost for the purposes of calculating the chargeable gain will be apportioned to those New TIBCO Shares by reference to the value which they bear to the overall value of the consideration received by the Staffware Shareholder under the Offer.

The New TIBCO Shares (other than the additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility) are treated as the same asset as the Staffware Shares in exchange for which they are issued. On the subsequent disposal of those New TIBCO Shares, the Staffware Shareholder may, depending on his personal circumstances, be liable to capital gains tax. Depending on the length of time for which the Staffware Shareholder has held the Staffware Shares, an indexation relief and/or taper relief may be available to reduce the otherwise chargeable gain. For taper relief purposes, those New TIBCO Shares will be treated as having been acquired at the same date as the Staffware Shares in exchange for which those New TIBCO Shares are issued, although no period of ownership before 6 April 1998 is taken into account for taper relief purposes.

Any additional New TIBCO Shares acquired pursuant to the exercise of an election under the Mix and Match Facility will be treated as having been acquired on the date on which they are issued to the Staffware Shareholder and for an acquisition cost equal to the cash entitlement exchanged for the issue of the additional New TIBCO Shares.

A Staffware Shareholder who is not subject to corporation tax, but who is an individual holding 5 per cent. or more of the Staffware Shares (or any class thereof), whether alone or together with any connected person, ought not to be treated as making a disposal of his Staffware Shares, to the extent that he receives New TIBCO Shares (other than additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility) under the Offer and provided the transaction is for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of a liability to taxation. Such a Staffware Shareholder is advised that an application will be made to the Inland Revenue for advance clearance that the transaction is for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of a liability to taxation. It should be noted that it is not a condition of the Offer that such clearance is obtained from the Inland Revenue.

Corporate Staffware Shareholders

(i) Receipt of Cash Proceeds

A Staffware Shareholder which is subject to corporation tax, and which receives cash proceeds under the Offer, will generally be treated for corporation tax on chargeable gains purposes as having disposed of its Staffware Shares and may, depending on its circumstances, be liable to United Kingdom corporation tax on chargeable gains.

If a Staffware Shareholder receives part cash proceeds and part New TIBCO Shares under the Offer, it will generally be treated for corporation tax on chargeable gains purposes as having made a part disposal of its Staffware Shares and may, depending on its circumstances, be liable to corporation tax on chargeable gains. In such a case, the Staffware Shareholder’s acquisition cost for the purposes of calculating the chargeable gain, will be apportioned to those Staffware Shares treated as disposed of in the proportion which the value of the cash proceeds (and additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility) bear to the overall value of the consideration received by that Staffware Shareholder under the Offer.

Depending on the length of time for which the Staffware Shareholder has held the Staffware Shares, an indexation allowance may be available to reduce the gain which would otherwise be chargeable to corporation tax.

(ii) Receipt of New TIBCO Shares

A Staffware Shareholder which is subject to corporation tax, and holds not more than 5 per cent. of the Staffware Shares (or any class thereof), whether alone or together with any connected person, will not be subject to corporation tax on chargeable gains on the disposal of its Staffware Shares to the extent that it receives New TIBCO Shares under the Offer (otherwise than pursuant to the exercise of an election under the Mix and Match Facility). Instead, those New TIBCO Shares issued to such a Staffware Shareholder should be treated for such purposes as the same asset and acquired at the same time and for the same price as that Staffware Shareholder’s original holding of Staffware Shares in exchange for which those New TIBCO Shares are issued. The Staffware Shareholder’s acquisition cost for the purposes of calculating the chargeable gain will be apportioned to those New TIBCO Shares by reference to the value which they bear to the overall value of the consideration received by the Staffware Shareholder under the Offer.

The New TIBCO Shares (other than the additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility) are treated as the same asset as the Staffware Shares in exchange for which they are issued. On the subsequent disposal of those New TIBCO Shares, the Staffware Shareholder may, depending on its circumstances, be liable to corporation tax on chargeable gains. An indexation allowance may be available to reduce any gain which would otherwise be chargeable to corporation tax.

Any additional New TIBCO Shares acquired pursuant to an election under the Mix and Match Facility will be treated as having been acquired on the date on which they are issued to the Staffware Shareholder and for an acquisition cost equal to the cash entitlement exchanged for the issue of the additional New TIBCO Shares.

If a Staffware Shareholder which is subject to corporation tax, holds 5 per cent. or more of the Staffware Shares (or any class thereof), whether alone or together with any connected person, it ought not to be treated as making a disposal of its Staffware Shares, to the extent that it receives New TIBCO Shares (other than additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility) under the Offer and provided the transaction is for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of a liability to taxation. Such a Staffware Shareholder is advised that an application will be made to the Inland Revenue for advance clearance that the transaction is for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is the avoidance of a liability to taxation. It should be noted that it is not a condition of the Offer that such clearance is obtained from the Inland Revenue.

The Mix and Match Facility

Any additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility will not be treated for United Kingdom tax purposes as the same asset as the Staffware Shares in exchange for which they are issued. Instead, the additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility will be treated for capital gains tax purposes (or corporation tax on chargeable gains purposes for corporate Staffware Shareholders) as an asset acquired by the Staffware Shareholder on the date on which they are issued to that Staffware Shareholder and for an acquisition cost equal to the cash entitlement exchanged for the issue of the additional New TIBCO Shares.

A Staffware Shareholder who is not subject to corporation tax and who receives the additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility, will be treated as having made a part disposal of his Staffware Shares and may, depending on his personal circumstances, be liable to capital gains tax.

A Staffware Shareholder which is subject to corporation tax and which receives the additional New TIBCO Shares issued pursuant to the exercise of an election under the Mix and Match Facility, will be treated as having made a part disposal of its Staffware Shares and may, depending on its circumstances, be liable to corporation tax on chargeable gain.

(b) Share option schemes

Special taxation provisions may apply to Staffware Shareholders who acquire their Staffware Shares by exercise of options under the Staffware Share Option Schemes, including provisions imposing a charge to income taxation. Such Staffware Shareholders are therefore advised to seek their own independent professional advice in this regard.

(c) Stamp duty and stamp duty reserve tax

No stamp duty or stamp duty reserve tax should be payable by Staffware Shareholders as a result of acceptance of the Offer.

(d) Dividends

If TIBCO subsequently pays dividends with respect to New TIBCO Shares received by Staffware Shareholders pursuant to the Offer generally, it will be required to withhold 25 per cent. of the gross amount of the dividend paid to the Staffware Shareholders. Staffware Shareholders who are resident in the UK will generally be able to reclaim an amount equal to 10 per cent. of the gross amount of the dividend from the US Internal Revenue Service under the income tax treaty between the United States and the United Kingdom. The remaining 15 per cent. US withholding tax is generally allowed as a credit against the UK tax liability of the Staffware Shareholder but any excess of such US withholding tax over the UK tax payable on the aggregate amount of the dividend and the US withholding tax is generally not refundable.

Staffware Shareholders will, in general, be subject to UK income tax or UK corporation tax on the total of the dividends received on their New TIBCO Shares plus any withholding tax deducted in the US.

A Staffware Shareholder who is not subject to UK corporation tax will generally, depending on his personal circumstances, be liable to UK income tax on the dividend at the schedule F ordinary rate; since the credits for the US tax deducted at source will exceed his UK income tax liability in respect of the dividend, he will have no further UK income tax to pay. For such a Staffware Shareholder who is liable to UK income tax on the dividend at the schedule F upper rate, the UK tax will be chargeable on the gross dividend with credit (subject to certain restrictions) for the US tax deducted at source.

A Staffware Shareholder which is subject to UK corporation tax will be liable for UK corporation tax on the receipt of the gross dividend with credit (subject to certain restrictions) for the US tax deducted at source.

15.2 United States Taxation

The following paragraphs summarise the material US federal income tax consequences of selling Staffware Shares in the Offer and of the ownership and disposition of New TIBCO Shares, if any, received in the Offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the United States Internal Revenue Service might interpret the existing authorities differently, possibly with retroactive effect. In either case, the tax consequences of selling Staffware Shares in the Offer or of owning or disposing of New TIBCO Shares received in the Offer could differ from those described below. The summary assumes that the Staffware Shares are, and the New TIBCO Shares will be, held as capital assets (generally, for investment), and does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effects of any applicable non-US, state, or local laws.

For purposes of this summary, a “US Holder” is a beneficial owner of Staffware Shares that for US federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation organized under the laws of the United States or any state, including the District of Columbia, (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust that is (a) subject to the primary supervision of a US court and the control of one of more US persons or (b) has a valid election in effect under applicable US Treasury regulations to be treated as a US person or an estate whose income is subject to US income tax regardless of source. A “Non-US Holder” is any holder of Staffware Shares other than a US Holder. If a partnership or other flow-through entity is a beneficial owner of Staffware Shares, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity.

This summary is intended only as a general guide and does not constitute tax or legal advice. Staffware Shareholders considering the Offer should consult their own tax advisors regarding the application of the US federal income tax laws to their particular situations and the consequences of non-US, state or local laws and tax treaties.

(a) US Holders

(i) The Offer

The receipt of cash and/or New TIBCO Shares in exchange for Staffware Shares pursuant to the Offer will be a taxable transaction for US federal income tax purposes. Each Staffware Shareholder’s gain or loss will be equal to the difference between the fair market value of the consideration received in the Offer and the Staffware Shareholder’s adjusted tax basis in such Staffware Shares. Gain or loss must be calculated separately for each block of Staffware Shares (i.e. Staffware Shares acquired at the same price in a single transaction) exchanged pursuant to the Offer. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Staffware Shareholder’s holding period is more than one year. Generally, long-term capital gain of non-corporate shareholders (including individuals) is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations. A Staffware Shareholder’s tax basis in the New TIBCO Shares received pursuant to the Offer will equal such New TIBCO Shares’ fair market value, and the Staffware Shareholder’s holding period in the Staffware Shares will begin on the day after the closing of the Offer.

(ii) Distributions

Subsequent distributions, if any, made with respect to New TIBCO Shares received by a US Holder pursuant to the Offer generally will constitute taxable dividends to the extent made from current or accumulated earnings and profits, as determined under US federal income tax principles. Any distribution in excess of current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the US Holder’s adjusted tax basis in the New TIBCO Shares (but not below zero). To the extent such a distribution exceeds the US Holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain. Dividends received by a corporate US Holder may be eligible for a dividends received deduction. For taxable years beginning before 1 January 2009, subject to certain exceptions, dividends received by non-corporate Staffware Shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain, provided certain holding period requirements are met.

(iii) Sale or exchange of New TIBCO Shares

Gain or loss realized on the subsequent sale or exchange of the New TIBCO Shares received pursuant to the Offer will equal the difference between the amount realized on such sale or exchange and the US Holder’s adjusted tax basis in such New TIBCO Shares. Such gain or loss will generally be long-term capital gain or loss if the holder has held the shares for more than one year. Generally, long-term capital gain of non-corporate shareholders (including individuals) is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

(b) Non-US Holders

(i) Distributions

Any dividend paid to a Non-US Holder with respect to New TIBCO Shares received pursuant to the Offer generally will be subject to US withholding tax at a 30 per cent. rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the Non-US Holder’s country of residence. For instance, under the income tax treaty between the United States and United Kingdom, the withholding tax rate generally applicable to dividends is 15 per cent. A Non-US Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. A Non-US Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the Non-US Holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-US Holder’s agent will then be required to provide certification to TIBCO or its paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to TIBCO or its paying agent. Special rules, described below, apply if a dividend is effectively connected with a US trade or business conducted by the Non-US Holder.

(ii) Sale or exchange of New TIBCO Shares

Non-US Holders will generally not be subject to US federal income tax on any gains realized on the sale, exchange, or other disposition of the New TIBCO Shares received pursuant to the Offer. This general rule, however, is subject to several exceptions. For example, the gain would be subject to US federal income tax if:

•	the gain is effectively connected with the conduct by the Non-US Holder of a US trade or business (in which case the special rules described below apply);

•	the Non-US Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a US trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of common stock if TIBCO is, or was within five years before the transaction, a “US real property holding corporation” (or USRPHC). In general, TIBCO would be a USRPHC if interests in US real estate comprised most of its assets. TIBCO does not believe that it is a USRPHC or that it will become one in the future.

(iii) Dividends or gain effectively connected with a US Trade or Business

If any dividend on the New TIBCO Shares received pursuant to the Offer, or gain from the sale, exchange or other disposition of New TIBCO Shares, is effectively connected with a US trade or business conducted by the Non-US Holder, then the dividend or gain will be subject to US federal income tax at the regular graduated rates. If the Non-US Holder is eligible for the benefits of a tax treaty between the United States and the Non-US Holder’s country of residence, any “effectively connected” dividend or gain would generally be subject to US federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-US Holder in the United States. Payments of dividends that are effectively connected with a US trade or business, and therefore included in the gross income of a Non-US Holder, will not be subject to the 30 per cent. withholding tax. To claim exemption from withholding, the Non-US Holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-US Holder is a corporation, that portion of its earnings and profits that is effectively connected with its US trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 per cent., although an applicable income tax treaty might provide for a lower rate.

(iv) US Federal Estate Tax

The estates of non-resident alien individuals are generally subject to US federal estate tax on property with a US situs. Because TIBCO is a US corporation, the New TIBCO Shares will be US situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The US federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

(c) Backup withholding and information reporting

The Internal Revenue Code and the US Treasury Regulations require those who make specified payments to report the payments to the United States Internal Revenue Service. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the United States Internal Revenue Service to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payor, furnishes an incorrect identification number, or repeatedly fails to report interest or dividends on his returns. The backup withholding tax rate is currently 28 per cent. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of dividends to individual US Holders or proceeds paid by a broker upon a sale of shares generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides a correct taxpayer identification number and complies with certain certification procedures. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by US persons, or is engaged in a US trade or business.

The information reporting and backup withholding rules do not apply to payments that are subject to the 30 per cent. withholding tax on dividends paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-US Holders of dividends generally will not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-US Holder must certify its nonresident status, as described above under “Non-US Holders-Dividends.” Payments made to Non-US Holders by a broker upon a sale of shares will not be subject to information reporting or backup withholding as long as the Non-US Holder certifies its foreign status.

Any amounts withheld from a payment under the backup withholding rules can be credited against any US federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

16. Procedure for acceptance of the Offer

This paragraph should be read together with the accompanying Form of Acceptance and Part C of Appendix I. The instructions on and notes to the Form of Acceptance are deemed to form part of the terms of the Offer.

(a) Completion of the Form of Acceptance

If you have any questions as to how to complete the Form of Acceptance, please telephone Capita IRG on 0870 162 3100 or, if you are calling from outside the UK, +44 20 8639 2157.

You should note that if you hold Staffware Shares in both certificated and uncertificated form (that is, CREST), you should complete a separate Form of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for Staffware Shares held in uncertificated form but under different member account IDs. Similarly if you hold Staffware Shares in certificated form but under different designations you should complete a separate Form of Acceptance in respect of each designation. Additional Forms of Acceptance are available from Capita IRG at the address set out in paragraph (b) below or by telephoning 0870 162 3100 or, if you are calling from outside the UK, +44 20 8639 2157.

(i) To accept the Offer in respect of all of your Staffware Shares

To accept the Offer in respect of all your Staffware Shares, you must complete Boxes 1 and 2 on the Form of Acceptance and, if appropriate Boxes 6 or 7, and, if your Staffware Shares are in CREST, Box 5. In all cases, you must sign Box 4 on the Form of Acceptance in accordance with the instructions printed on the Form of Acceptance.

(ii) To accept the Offer and to make an election under the Mix and Match Facility

To accept the Offer and make an election under the Mix and Match Facility in respect of some or all of your Staffware Shares you must first accept the Offer in accordance with the instructions set out in paragraph 16 (a) (i) above. Having done so, you must then complete Box 3A or Box 3B.

Under the Mix and Match Facility, you may, subject to availability, elect to receive either additional New TIBCO Shares only or additional cash only in respect of some or all of your Staffware Shares. You must NOT therefore complete both Box 3A and Box 3B. If you do so, you will be deemed not to have made a valid election under the Mix and Match Facility.

If you wish to receive additional New TIBCO Shares as consideration under the Offer for some or all of your Staffware Shares in place of the cash consideration to which you would otherwise be entitled, you must put the relevant number of Staffware Shares in Box 3A. If, instead, you wish to receive additional cash as consideration for some or all of your Staffware Shares in place of the New TIBCO Shares to which you would otherwise be entitled, you must put the relevant number of Staffware Shares in Box 3B.

(iii) To accept the Offer in respect of fewer than all your Staffware Shares

To accept the Offer in respect of fewer than all your Staffware Shares, you must insert in Box 1 on the Form of Acceptance such lesser number of Staffware Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in (i) above in respect of such lesser number of Staffware Shares. If you do not insert a number in Box 1, or you insert a number greater than your registered holding of Staffware Shares, a valid acceptance will be deemed to be made in respect of your entire holding of Staffware Shares.

(b) Return of the Form of Acceptance

To accept the Offer, the relevant Form of Acceptance must be completed, signed, and returned (whether or not your Staffware Shares are held in CREST) by post or by hand (during normal business hours only) to Capita IRG Plc at Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH together with, if your Staffware Shares are held in certificated form, the relevant share certificate(s) and/or other document(s) of title, as soon as possible, but in any event so as to arrive no later than 3:00 p.m. (London time) on 20 May 2004. A reply-paid envelope (for use in the United Kingdom only) is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

Any Form of Acceptance received in an envelope post-marked in Australia, Canada or Japan or otherwise appearing to TIBCO or its agents to have been sent from Australia, Canada or Japan may be rejected as an invalid acceptance of the Offer. For further information on overseas shareholders, see paragraph 17 of this letter and Section 5 of Part B of Appendix I to this document.

TIBCO and Capita IRG accept no liability for any instructions that do not comply with the conditions set out in this document, the Form of Acceptance and accompanying materials.

(c) Additional procedures for Staffware Shares in uncertificated form (that is, in CREST)

If your Staffware Shares are in uncertificated form, you should insert in Box 5 of the Form of Acceptance the participant ID and member account ID under which such Staffware Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer (that is send a TTE instruction) to an escrow balance the Staffware Shares in respect of which you wish to accept the Offer specifying (in its capacity as a CREST participant under the participant ID referred to below) Capita IRG as the Escrow Agent, as soon as possible and in any event so that the transfer to escrow settles by no later than 3:00 p.m. (London time) on 20 May 2004.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Staffware Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Staffware Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo’s specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

i)	the number of Staffware Shares to be transferred to an escrow balance;

ii)	your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

iii)	your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

iv)	the participant ID of the Escrow Agent (namely Capita IRG in its capacity as a CREST receiving agent). This is RA10;

v)	the member account ID of the Escrow Agent. For the purposes of the Offer, this is STAFF;

vi)	the Form of Acceptance reference number. This is the reference number that appears next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Capita IRG to match the TTE to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

vii)	the corporate action ISIN, which is GB0008408758;

viii)	the intended settlement date. This should be as soon as possible and, in any event, not later than 3:00 p.m. (London time) on 20 May 2004;

ix)	input with standard delivery instruction of priority 80; and

x)	the corporate action number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details on screen in CREST.

After settlement of the TTE instruction, you will not be able to access the Staffware Shares concerned in CREST for any transaction or charging purposes unless the Offer lapses. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the Staffware Shares concerned to itself in accordance with the procedures set out in Part C of Appendix I to this document.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE instruction, TIBCO may treat any amount of Staffware Shares transferred to an escrow balance in favour of the Escrow Agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Staffware Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Staffware Shares to settle prior to 3:00 p.m. (London time) on 20 May 2004. In this regard you are referred in particular to those sections in the CREST manual concerning practical limitations of the CREST system and timings.

TIBCO will make an appropriate announcement if any of the details contained in this paragraph 16 (c) alter for any reason in any respect that is material for Staffware Shareholders.

(d) Share certificates not readily available or lost

If your Staffware Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the relevant Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to be received by no later than 3:00 p.m. (London time) on 20 May 2004 together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the remaining documents will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title which will be forwarded as soon as possible thereafter. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Staffware’s registrars, Capita Registrars at Northern House, Woodsome Park, Fenay Bridge, Huddersfield HD8 OGA advising them of the loss and requesting a letter of indemnity for any lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Capita IRG as set out in paragraph 16 (b) above.

(e) Deposits of Staffware Shares into, and withdrawals of Staffware Shares from, CREST

Normal CREST procedures (including timings) will apply in relation to any Staffware Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Staffware Shares or otherwise). Holders of Staffware Shares who are proposing to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Staffware Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance described above) prior to 3:00 p.m. (London time) on 20 May 2004.

(f) Validity of acceptances

Without prejudice to Parts B and C of Appendix I to this document and subject to the Code, TIBCO and Banc of America Securities reserve the right to treat as valid, in whole or in part, any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to TIBCO or its agents have been received.

If you are in any doubt as to the procedure for acceptance, please contact Capital IRG by telephone on 0870 162 3100 (or, from outside the United Kingdom, +44 20 8639 2157) or at the address set out in paragraph 16 (b) above. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

17. Overseas shareholders

The attention of Staffware Shareholders who are citizens or residents of jurisdictions outside the UK or the United States (and any persons, including without limitation, any nominee, trustee or custodian, who may have any obligation to forward this document outside the UK or the United States) is drawn to Section 5 of Part B of Appendix I to this document and to the relevant provisions of the Form of Acceptance, which they should read before taking any action. The attention of US Shareholders is drawn to paragraph 18 below.

The availability of the Offer to Staffware Shareholders who are not resident in either of the UK or the United States may be affected by the laws of their relevant jurisdictions. Persons who are not resident in the UK or the United States should inform themselves about and observe any applicable requirements.

The Offer is not being made, and will not be made, directly or indirectly, in or into Australia, Canada or Japan and will not be capable of acceptance from within Australia, Canada or Japan. Accordingly, copies of this document, the Form of Acceptance and any accompanying documents relating to the Offer are not being, and must not be, mailed or otherwise howsoever forwarded, distributed or sent in, into or from Australia, Canada or Japan. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions and must not mail or otherwise howsoever forward, distribute or send such documents in, into or from Australia, Canada or Japan. Doing so may invalidate any related purported acceptance of the Offer.

All Staffware Shareholders (including custodians, nominees or trustees) who would, or otherwise intend to, or may have a legal or contractual obligation to, forward this document and/or the Form of Acceptance and/or any related documents to any jurisdiction outside the United Kingdom or the United States, should read further details in this regard, which are contained in Section 5 of Part B of Appendix I to this document before taking any action.

18. US shareholders

The Offer is open to the US shareholders of Staffware. The Offer is made for the securities of a non-US company. The Offer is made in accordance with the requirements of the Code and is subject to disclosure and procedural requirements that are different from those under US law. Any financial statements included or incorporated in this document may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies.

This document and the accompanying Form of Acceptance contain important information about the Offer. TIBCO urges holders of Staffware Shares in the United States to read this document and the Form of Acceptance in their entirety before any decision is made as to the Offer. TIBCO makes no representation as to the adequacy or fairness of the Offer.

This document has not been reviewed by any federal or state securities commission or regulatory authority in the United States, nor has any such commission or authority passed upon the accuracy or adequacy of this document. Any representation to the contrary is unlawful and may be a criminal offence.

19. Settlement

Subject to the Offer becoming or being declared unconditional in all respects (except as provided in Section 5 of Part B of Appendix I to this document in the case of certain overseas Staffware Shareholders), settlement of the consideration to which any Staffware Shareholder is entitled under the Offer will be effected (i) in the case of acceptances of the Offer received, valid and complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances of the Offer received, valid and complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but whilst it remains open for acceptance, within 14 days of such receipt, in the following manner:

(a) Cash

(i) Staffware Shares in uncertificated form (that is, in CREST)

When an acceptance relates to Staffware Shares in uncertificated form, settlement of the cash consideration to which an accepting Staffware Shareholder (or the first named shareholder in the case of joint shareholders) is entitled will be paid by means of CREST by TIBCO procuring a payment obligation in favour of the accepting Staffware Shareholder’s payment bank in respect of the cash consideration due, in accordance with the CREST payment arrangements. In such case, settlement will take place in accordance with normal CREST procedures and timings. TIBCO reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting Staffware Shareholder(s) in the manners referred to in paragraph 19 (a) (ii) below, if, for any reason, it wishes to do so.

(ii) Staffware Shares in certificated form:

Where an acceptance relates to Staffware Shares in certificated form, settlement of any cash due will be despatched (but not in or into Australia, Canada or Japan) by first class post (or by any such method as may be approved by the Panel). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

In the case of joint holders of Staffware Shares, these cheques will be despatched to the joint holder whose name appears first in the register of members. All documents and remittances will be sent at the risk of the person or persons entitled thereto.

(b) TIBCO Shares

Definitive certificates in respect of any TIBCO Shares to which an accepting Staffware Shareholder is entitled will (in all cases other than where such Staffware Shareholder has elected to use the dealing facility described in paragraph 13 of this letter), be despatched by first class post (or such other method as may be approved by the Panel) to such Staffware Shareholders or their designated agent(s) (provided such addresses are outside Australia, Canada or Japan).

(c) General

If the Offer does not become or is not declared unconditional in all respects (i) share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel), within 14 days of the Offer lapsing, to the person or agent whose name and address (outside Australia, Canada or Japan) is set out in the appropriate boxes on the Form of Acceptance or, if none is set out, to the first named holder at his registered address (outside Australia, Canada or Japan) and (ii) the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days after lapsing of the Offer), give TFE instructions to CRESTCo to transfer all relevant Staffware Shares held in escrow balances, and, in relation to which it is the Escrow Agent for the purposes of the Offer, to the original available balances of the Staffware Shareholders concerned.

All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Staffware Shareholders (or their designated agent(s)) will be delivered or sent to or from them (or their designated agent(s)) at their own risk and no acknowledgement of receipt will be given.

20. Further information

Your attention is drawn to the further information relating to the Offer contained in the Appendices and the accompanying Form of Acceptance which form part of this document. The Appendices and the Form of Acceptance contain material information which may not be summarised elsewhere in this document.

21. Action to be taken

To accept the Offer, you must complete and sign the Form of Acceptance in accordance its instructions and return it, by post or by hand (during normal business hours only) to Capita IRG Plc, Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH as soon as possible, but in any event so as to arrive no later than 3:00 p.m. (London time) on 20 May 2004.

Yours faithfully

For and on behalf of

Banc of America Securities Limited

Paul Mullins

Managing Director

APPENDIX I:

CONDITIONS AND FURTHER TERMS OF THE OFFER

Part A: Conditions to the Offer

The Offer is subject to the following conditions:

(a)	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 3:00 p.m. (London time) on the First Closing Date (or such later time(s) and/or date(s) as TIBCO may, with the consent of the Panel or subject to the rules of the Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as TIBCO may decide) in nominal value of Staffware Shares to which the Offer relates, provided that this condition (a) will not be satisfied unless TIBCO and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Staffware Shares carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Staffware, including for this purpose, to the extent (if any) required by the Panel, any such voting rights attaching to any Staffware Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise, and for this purpose:

(i)	Staffware Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue; and

(ii)	the expression “Staffware Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F inclusive of the Companies Act;

(b)	the New TIBCO Shares being approved for listing, subject to official notice of issuance, on Nasdaq;

(c)	no government, government department or governmental, quasi-governmental, supranational, municipal, statutory, regulatory, administrative or investigative body, authority (including any national anti-trust, competition or merger control authorities or similar authorities) or any court, trade agency, association, institution or professional or environmental body or (without prejudice to the generality of the foregoing) any other person or body whatsoever in any jurisdiction (each a “Relevant Authority”) having decided to take, institute, implement or threaten any action, proceedings, suit, investigation, reference or enquiry, or made, proposed or enacted any statute, regulation or order and there not continuing to be outstanding any statute, legislation, regulation, decision or order thereof, which would or might reasonably be expected to in any such case in a manner or to the extent which is material and adverse in the context of the wider TIBCO Group or the wider Staffware Group, as appropriate, taken as a whole:

(i)	make the Offer or its implementation or the Acquisition void, unenforceable, prohibited and/or illegal under the laws of any relevant jurisdiction or directly or indirectly restrain, restrict, prohibit, delay or otherwise interfere with the implementation thereof, or impose additional adverse conditions or obligations with respect thereto, or otherwise challenge or interfere with the Offer or its implementation or the Acquisition;

(ii)	require the divestiture by any member of the wider TIBCO Group or the wider Staffware Group of all or any part of their respective businesses, assets or property or impose any limitation on the ability of any member of the wider TIBCO Group or the wider Staffware Group to conduct any of their respective businesses or to own or dispose of any of their respective assets or property or any part thereof;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the wider TIBCO Group or the wider Staffware Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or loans or securities convertible into shares in any member of the wider Staffware Group or the wider TIBCO Group or to exercise management control over any member of the wider TIBCO Group or the wider Staffware Group;

(iv)	require any member of the wider TIBCO Group or the wider Staffware Group to acquire or offer to acquire any shares or other securities (or their equivalent) in any member of the wider Staffware Group owned by any third party (other than in implementation of the Offer or pursuant to Rule 9 of the Code) or to sell or offer to sell any shares or other securities (or their equivalent) or any interest in any assets owned by any member of the wider TIBCO Group or the wider Staffware Group;

(v)	impose any limitation on the ability of any member of the wider TIBCO Group or the wider Staffware Group to integrate or co-ordinate its business, or any part of it, with all or any part of the business of any other member of the wider TIBCO Group or the wider Staffware Group;

(vi)	result in any member of the wider TIBCO Group or the wider Staffware Group ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses in each case on the same basis and terms as at present apply; or

(vii)	otherwise materially and adversely affect the business, financial or trading position, profits or prospects of any member of the wider Staffware Group or of any member of the wider TIBCO Group.

(d)	all filings, applications and/or notifications deemed necessary having been made, and all necessary waiting and other time periods (including extensions thereof) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated, and all statutory or regulatory obligations in any relevant jurisdiction having been complied with, in each case in respect of the Offer or the Acquisition;

(e)	all authorisations, permissions and approvals deemed necessary or appropriate in any relevant jurisdiction for, or in respect of, the Offer or the Acquisition or to carry on the business of any member of the wider Staffware Group (“Authorisations”) having been obtained, in terms reasonably satisfactory to TIBCO, from all appropriate Relevant Authorities and from any persons or bodies with whom any member of the wider Staffware Group has entered into contractual arrangements (that are material in the context of the wider Staffware Group taken as a whole), and any conditions or obligations attached to any such Authorisations being in terms reasonably satisfactory to TIBCO, and all such Authorisations remaining in full force and effect and there being no notice of an intention to revoke, suspend, restrict, modify or not to renew any of the same and all necessary statutory and regulatory obligations in any jurisdiction having been complied with;

(f)	except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, lease, franchise or other instrument to which any member of the wider Staffware Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject and which, in consequence of the Offer or the Acquisition that would or might reasonably be expected to result in, to an extent which is material and adverse in the context of the wider Staffware Group taken as a whole:

(i)	any monies borrowed by, or other indebtedness (actual or contingent) of, or any grant made or available to, any such member being or becoming repayable or capable of being declared repayable immediately or prior to their or its stated maturity or repayment dates or the ability of any such member to borrow monies or to incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(ii)	any such arrangement, agreement, licence, permit, lease, franchise or other instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any unduly onerous obligation or liability arising or any action being taken or arising thereunder;

(iii)	the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest becoming enforceable;

(iv)	the rights, liabilities, obligations or interests of any such member under any such arrangement, agreement, licence, permit, lease, franchise or other instrument or the interests or business of any such member in or with any other firm or body or person (or any agreement or arrangement relating to such interests or business) being terminated or adversely modified or affected;

(v)	any assets or interest of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged in each case otherwise than in the ordinary course of business;

(vi)	any such member ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it at present uses, in each case on the same basis and terms as at present apply;

(vii)	the financial or trading position or prospects of any such member being prejudiced or adversely affected; or

(viii)	the creation of any actual or contingent liabilities by any such member other than in the ordinary course of business;

and no event having occurred that, under any provision of any arrangement, agreement, licence, permit, lease, franchise or other instrument to which any member of the wider Staffware Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition (f);

(g)	except as Disclosed, no member of the wider Staffware Group having since 31 December 2003:

(i)	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for options granted, and for any Staffware Shares allotted upon exercise of options granted, under Staffware Share Schemes or between Staffware and wholly-owned members of Staffware Group before the date of this announcement);

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus in respect of shares, dividend or other distribution, whether payable in cash or otherwise, other than to other wholly-owned members of Staffware Group;

(iii)	save for intra-Staffware Group transactions, other than in the ordinary course of business, acquired or disposed of or transferred, mortgaged or charged or created any security interest over any asset or any right, title or interest in any asset (including shares and trade investments) which in any such case is material in the context of the wider Staffware Group taken as a whole or merged with or demerged any body corporate or authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (in any such case other than in the ordinary course of business);

(iv)	issued, authorised or proposed or announced an intention to propose the issue of any debentures or, otherwise than in the ordinary course of business, become subject to any contingent liability or incurred or increased any indebtedness or contingent liability of an aggregate amount that is material in the context of the wider Staffware Group taken as a whole;

(v)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital that is material in the context of the Offer;

(vi)	entered into or varied or become bound by any contract, commitment, arrangement or transaction (whether in respect of capital expenditure or otherwise) other than in the ordinary course of business that (A) is of a long-term, unduly onerous or unusual nature or magnitude, or (B) results or could reasonably be expected to result in a restriction of the scope of business currently carried on by any member of the wider TIBCO Group or the wider Staffware Group or (C) involves or would involve an obligation of such a nature or magnitude, in each case that is material in the context of the wider Staffware Group taken as a whole;

(vii)	waived or compromised or settled any claim that is material in the context of the wider Staffware Group taken as a whole;

(viii)	save for intra-Staffware Group transactions, implemented or authorised, effected or announced its intention to implement or enter into any reconstruction, amalgamation, scheme or similar arrangement (otherwise than in the ordinary course of business);

(ix)	save for solvent voluntary liquidations, taken any corporate action or had any order made or legal proceedings instituted or threatened against it or petition (not of a frivolous or vexatious nature) presented for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of any receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or any analogous proceedings or similar event having occurred in any jurisdiction or any analogous person having been appointed in any jurisdiction and which is material and adverse in the context of the wider Staffware Group taken as a whole;

(x)	entered into or made an offer (which remains open for acceptance) to enter into, or materially changed the terms of, any agreement, contract, commitment or arrangement with any of the directors or senior executives of Staffware or, to an extent that is material in the context of the wider Staffware Group taken as a whole of any member of the wider Staffware Group;

(xi)	made, committed to make, authorised or announced an intention to propose any change in its loan capital;

(xii)	been unable, or having admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business and which is material in the context of the wider Staffware Group taken as a whole;

(xiii)	made any alteration to its memorandum or articles of association, or other incorporation documents; or

(xiv)	entered into any arrangement, contract, agreement or commitment or passed any resolution or made any offer (which remains open for acceptance) or proposal so as to give rise to any obligation to engage in any of the transactions, matters or events referred to in this condition (g);

(h)	since 31 December 2003, except as Disclosed:

(i)	there having been no adverse change or deterioration in the business, financial or trading position or prospects of any member of the wider Staffware Group which in any such case is material in the context of the wider Staffware Group, taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against any member of the wider Staffware Group or which may otherwise adversely affect any such member which, in any such case, is material in the context of the wider Staffware Group, taken as a whole;

(iii)	there having been no enquiry or investigation by or complaint or reference to any Relevant Authority in respect of any member of the wider Staffware Group and no such enquiry, investigation, complaint or reference having been threatened, announced or instituted or remaining outstanding which in any such case would materially and adversely affect the wider Staffware Group, taken as a whole; and

(iv)	no contingent or other liability having arisen or become apparent or increased which is material in the context of the wider Staffware Group taken as a whole;

(i)	TIBCO not having discovered that any financial or business information concerning any member of the wider Staffware Group Disclosed is misleading, contains a misrepresentation of fact, or omits to state a fact necessary to make that information not misleading to an extent that is material and adverse in the context of the wider Staffware Group taken as a whole, and which has not, prior to 22 April 2004, been corrected by further information Disclosed;

(j)	TIBCO not having discovered that:

(i)	except as Disclosed, any past or present member of the wider Staffware Group has not complied with any applicable legislation or regulations of any applicable jurisdiction with regard to the use, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health or otherwise relating to environmental matters or there has otherwise been any such use, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission which has occurred would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the wider Staffware Group; or

(ii)	there is or is likely to be any liability (whether contingent or otherwise) on the part of any member of the wider Staffware Group to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of or controlled by any past or present member of the wider Staffware Group, or in which any such member may now have or previously have had or be deemed to have or have had an interest, under any environmental legislation, regulations, notices, circulars or orders or other lawful requirements of any Relevant Authority; or

(iii)	circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the wider Staffware Group, in each case to an extent which is material in the context of the wider Staffware Group, taken as a whole.

For the purposes of these conditions, “the wider Staffware Group” means Staffware and its subsidiary undertakings, associated undertakings and any other undertakings in which Staffware and/or such undertakings (aggregating their interests) have a substantial interest; “the wider TIBCO Group” means TIBCO and its subsidiary undertakings, associated undertakings and any other undertakings in which TIBCO and/or such undertakings (aggregating their interests) have a substantial interest and, for these purposes, “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity or voting capital of undertakings; and “Disclosed” shall mean disclosed in any of the documents, papers or information made available to TIBCO, any member of the wider TIBCO Group or any TIBCO financial or legal adviser in the dataroom located at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP on 5 to 20 April 2004 or disclosed in replies to inquiries relating to such documents, papers and information or otherwise disclosed in writing to TIBCO or its advisers; or (ii) disclosed by being publicly announced through a Regulatory Information Service prior to 22 April 2004.

TIBCO reserves the right to waive, in whole or in part, all or any of the conditions other than condition (a).

If TIBCO is required by the Panel to make an offer for Staffware Shares under the provisions of Rule 9 of the Code, TIBCO may make such alterations to the above conditions, including condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse unless all of the conditions set out above (other than condition (a)) are satisfied or (if capable of waiver) waived or, where appropriate, determined by TIBCO in its reasonable opinion to be or to remain satisfied, by midnight on the later of 21 days after the First Closing Date and the date which is 21 days after the date on which the Offer becomes or is declared unconditional as to acceptances, or such later date as TIBCO may, with the consent of the Panel, decide. TIBCO shall be under no obligation to waive or treat as satisfied any of conditions (b) to (j) inclusive by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that any such condition or the other conditions of the Offer may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of satisfaction.

The Offer will lapse (unless otherwise agreed by the Panel) if, before 3:00 p.m. (London time) on the later of the First Closing Date or the date on which the Offer becomes or is declared unconditional as to acceptances, the Secretary of State for Trade and Industry announces a reference of the Offer or the Acquisition to the Competition Commission.

If the Offer lapses, the Offer will cease to be capable of further acceptance and TIBCO and accepting Staffware Shareholders shall then cease to be bound by Forms of Acceptance submitted at or before the time when the Offer so lapses.

Part B: Further terms of the Offer

The following further terms apply to the Offer, unless the contrary is expressed or the context requires otherwise.

Except where the context requires otherwise, any reference in this Part B of Appendix I and in the Form of Acceptance to:

(i)	the “Offer” will include the Offer and any revision, variation, renewal or extension thereof;

(ii)	the “Offer becoming unconditional” will include references to the Offer being or becoming or being declared unconditional;

(iii)	the “Offer being or becoming or being declared unconditional” will be construed as the Offer being or becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be satisfied;

(iv)	the “acceptance condition” means the condition as to acceptances set out in condition (a) of Part A of this Appendix I and references to the Offer being or becoming or being declared unconditional as to acceptances will be construed accordingly;

(v)	the “Offer Document” will mean this document and any other document containing the Offer;

(vi)	“acceptances of the Offer” will include deemed acceptances of the Offer.

1. Acceptance Period

(a)	The Offer will initially be open for acceptance until 3:00 p.m. (London time) on 20 May 2004. TIBCO reserves the right (but will not be obliged, other than as may be required by the Code) at any time or from time to time to extend the Offer after such time and in such event will make a public announcement of such extension in the manner described in Section 2 of Part B of this Appendix I. Although no revision is currently envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) from the date of despatching written notice of the revision to Staffware Shareholders. Except with the consent of the Panel, no revision of the Offer may be made or posted after 14 June 2004, or, if later, the date falling 14 days before the last date on which the Offer can become unconditional.

(b)	The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 28 June 2004 (or any other time and/or date beyond which TIBCO has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement, where permitted), nor of being kept open for acceptance after that time and/or date unless the Offer has previously become unconditional, provided that TIBCO reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to any later time(s) and/or date(s). Except with the consent of the Panel, TIBCO may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Staffware Shares made after 1:00 p.m. (London time) on 28 June 2004 (or any earlier time(s) and/or date(s) beyond which TIBCO has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement, where permitted) or such later time(s) and/or date(s) as TIBCO, with the permission of the Panel, may determine. If the latest time at which the Offer may become unconditional is extended beyond midnight (London time) on 28 June 2004, acceptances received and purchases made in respect of which relevant documents are received by Capita IRG after 1:00 p.m. (London time) on 28 June 2004 may (except where the Code otherwise permits) only be taken into account with the consent of the Panel.

(c)	If the Offer becomes or is declared unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of TIBCO that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given to those Staffware Shareholders who have not accepted the Offer prior to the closing of the Offer.

(d)	If a competitive situation arises after a “no extension” and/or “no increase” statement has been made by TIBCO in connection with the Offer, TIBCO may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), withdraw such statement and be free to extend or revise the Offer provided that it complies with the requirements of the Code and, in particular, that (i) it announces such withdrawal as soon as possible and in any event within four business days of the announcement of the competing offer and notifies Staffware Shareholders to that effect in writing at the earliest practicable opportunity or, in the case of Staffware Shareholders with registered addresses outside the UK or whom TIBCO reasonably believes to be nominees, custodians or trustees holding Staffware Shares for such persons, by announcement in the UK at the earliest practicable opportunity and (ii) any Staffware Shareholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with Section 3(c) below. TIBCO may choose not to be bound by a “no increase” and/or “no extension” statement if, having reserved the right to do so, it posts an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the board of directors of Staffware, or in other circumstances permitted by the Panel.

(e)	For the purposes of determining at any particular time whether the acceptance condition has been satisfied, TIBCO will not be bound (unless otherwise required by the Panel) to take into account any Staffware Shares which have been issued or unconditionally allotted or which arise as the result of the exercise of conversion rights before such time unless written notice, containing relevant details of the allotment, issue or conversion, has been received before that time by TIBCO or Capita IRG on behalf of TIBCO from Staffware or its agents at the address specified in Section 3(a) below. Notification by electronic mail, telex or facsimile or other electronic transmission will not be sufficient to constitute such written notice for this purpose.

2. Announcements

(a)	Without prejudice to Section 3(a) of Part B of this Appendix I, by 8:00 a.m. (London time) on the business day (the “relevant day”) next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended (as the case may be), or such later time(s) or date(s) as the Panel may agree, TIBCO will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Staffware Shares and rights over Staffware Shares (as nearly as practicable):

(i)	for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with TIBCO for the purposes of the Offer);

(ii)	acquired or agreed to be acquired by or on behalf of TIBCO or any person acting or deemed to be acting in concert with TIBCO for the purposes of the Offer during the Offer Period; and

(iii)	held by or on behalf of TIBCO or any person acting in concert with TIBCO for the purposes of the Offer prior to the Offer Period;

and the announcement will specify the percentage of the Staffware Shares represented by each of these figures.

(b)	Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made at any time up to, and will be announced not later than, 8:00 a.m. (London time) on the relevant day (or such later time and/or date as the Panel may agree). The announcement will state the next expiry time and/or date (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of Staffware Shares and rights over Staffware Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes, subject to Section 4(c) below (and except as otherwise agreed by the Panel), acceptances and purchases which are not in all respects in order or which are subject to verification.

(c)	In this Appendix I, references to the making of an announcement or the giving of notice by TIBCO include the release of an announcement by public relations consultants or by Banc of America Securities to the press and the delivery by hand or telephone, electronic mail, telex or facsimile transmission or other electronic transmission of an announcement through a Regulatory Information Service. An announcement made otherwise than through a Regulatory Information Service will be notified simultaneously through a Regulatory Information Service (unless otherwise agreed by the Panel).

(d)	Without limiting the manner in which TIBCO may choose to make any public announcement, and subject to TIBCO’s obligations under applicable law and/or the Code, TIBCO will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a Regulatory Information Service.

3. Rights of Withdrawal

(a)	Save as TIBCO may otherwise agree with the Panel, if TIBCO, having announced the Offer to be unconditional, fails by 3:00 p.m. (London time) on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) to comply with any of the other relevant requirements relating to the Offer specified in Section 2 of Part B of this Appendix I, an accepting Staffware Shareholder may immediately thereafter withdraw his/her acceptance of the Offer by written notice in accordance with the requirements set out in this Section 3 received by post or by hand by Capita IRG plc, Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH. Subject to Section 1(b) of Part B of this Appendix I (and save as TIBCO may otherwise agree with the Panel), this right of withdrawal may be terminated not less than eight days after the relevant day by TIBCO confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements relating to the Offer specified in Section 2(a) of Part B of this Appendix I. If any such confirmation is given, the first period of 14 days referred to in Section 1(c) above will run from the date of such confirmation and compliance.

(b)	If by 3:00 p.m. (London time) on 10 June 2004 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Staffware Shareholder may withdraw his/her acceptance of the Offer at any time thereafter in the manner referred to in Section 3(a) above before the earlier of (i) the time that the Offer becomes unconditional, (ii) the final time for lodgement of acceptances which can be taken into account in accordance with Section 1(b) above and (iii) such other time as TIBCO may agree with the Panel.

(c)	Save as TIBCO may otherwise agree with the Panel, if a “no extension” and/or a “no increase” statement has been withdrawn in accordance with Section 1(d) above, any acceptance of the Offer after the date of such statement may be withdrawn thereafter in the manner referred to in Section 3(a) above for a period of eight days following the date on which the notice of the withdrawal of such statement is posted to Staffware Shareholders.

(d)	Except as provided by this Section 3, all acceptances of the Offer and elections thereunder will be irrevocable.

(e)	TIBCO may (in its absolute discretion) allow any acceptance of the Offer to be withdrawn (in whole or in part) without allowing withdrawal of any other acceptances in so far as necessary to enable the relevant Staffware Shares to be purchased by it otherwise than pursuant to the Offer.

(f)	In this Section 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Staffware Shareholder(s) or his/her/their agent(s) duly appointed in writing (satisfactory evidence of whose appointment is produced with the notice). Electronic mail, telex or facsimile or other electronic transmission or copies will not be sufficient to constitute such written notice. No notice which is post-marked or otherwise appears to TIBCO or its agents to have been sent from Australia, Canada or Japan will be treated as valid.

(g)	To be effective, a written notice of withdrawal must be received on a timely basis by Capita IRG Plc, Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH and must specify the name of the person from whom the acceptance was received, the number of Staffware Shares to be withdrawn and (if share certificates have been delivered) the name of the registered holder, if different from the name of the person from whom the acceptance was received.

(h)	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by TIBCO whose determination (except as required by the Panel) will be final and binding. None of TIBCO, Staffware, Banc of America Securities, Capita IRG or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this Section 3(h).

4. Revised Offer

(a)	Although no such revision is currently envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise) (and TIBCO reserves the right to make such revision), and any such revised Offer represents on the date on which the revision is announced (on such basis as Banc of America Securities may consider appropriate) an improvement (or no diminution) in the value of the consideration or terms offered compared with the consideration or terms previously offered, the benefit of the revised Offer will, subject to Sections 4(c) and (d) and 5 below, be made available to any Staffware Shareholders who have accepted the Offer in its original or previously revised form(s) (each a “Previous Acceptor”). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) will, subject to Sections 4(c) and (d) and 5 below, be treated as an acceptance of the Offer as so revised and will also constitute the appointment of any director of TIBCO or any duly authorised representative of Banc of America Securities or any of their respective agents as his/her attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make on his/her behalf such elections for and/or accept such alternative forms of consideration on his/her behalf in such proportions as such attorney and/or agent in his/her absolute discretion thinks fit, and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) and take such further actions (if any) as may be required to give effect to such elections and/or acceptances. In making any such election and/or acceptance, the attorney and/or agent will take into account the nature of any previous elections and/or acceptances made by or on behalf of the Previous Acceptor and such other facts or matters as he/she may reasonably consider relevant. The attorney and/or agent shall not be liable to any Staffware Shareholder or other person in making any such election and/or acceptance or in making any determination in respect thereof.

(b)	TIBCO reserves the right (subject to Section 4(a) above) to treat any executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) on or after the announcement or making of the Offer in any revised form as a valid acceptance of the revised Offer and/or election in respect of the revised Offer and such acceptance will constitute an authority in the terms of Section 4(a) above mutatis mutandis on behalf of the relevant Staffware Shareholder.

(c)	The deemed acceptances and elections referred to in this Section 4 shall not apply and the authorities conferred by this Section 4 shall not be exercised by any director of TIBCO or any duly authorised representative of Banc of America Securities or any of their respective agents if, as a result thereof, the Previous Acceptor would (on such basis as Banc of America Securities may consider appropriate) thereby receive less in aggregate consideration than would have been received in aggregate consideration as a result of acceptance of the Offer in the form in which it was originally accepted by such Previous Acceptor or on his/her behalf (unless such Previous Acceptor has previously agreed to receive less in aggregate consideration).

(d)	The deemed acceptances and elections referred to in this Section 4 will not apply and the authorities conferred by this Section 4 will be ineffective to the extent that a Previous Acceptor shall lodge with Capita IRG, within 14 days of the posting of the document pursuant to which the revision of the Offer is made available to Staffware Shareholders, a Form of Acceptance or some other form issued by or on behalf of TIBCO in which he/she validly elects to receive the consideration receivable by him/her under such revised Offer in some other manner.

(e)	Subject to Sections 4(c) and 4(d), the powers of attorney, appointments and authorities conferred by this Section 4 and any acceptance of a revised Offer and any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes able to withdraw his/her acceptance under Section 3 above and duly does so.

5. Overseas Shareholders

(a)	The making of the Offer in, or to Staffware Shareholders resident in, or citizens or nationals of, jurisdictions outside the UK and the United States, or to persons who are custodians, nominees or trustees for citizens or nationals or residents of jurisdictions outside the UK and the United States (“overseas shareholders”) may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such overseas shareholder wishing to accept the Offer to satisfy himself/herself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in that jurisdiction. Any such overseas shareholder will be responsible for any such issue, transfer or other taxes or duties by whomsoever payable and TIBCO and Banc of America Securities (and any person acting on behalf of either of them) shall be fully indemnified and held harmless by such overseas shareholder for any such issue, transfer or other taxes or duties or other requisite payments as TIBCO or Banc of America Securities may be required to pay. If you are an overseas shareholder and you are in any doubt as to your position, you should consult with your independent professional adviser.

(b)	In particular, the Offer is not being, and may not be, published or made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of Australia, Canada or Japan or otherwise in or into Australia, Canada or Japan, and the Offer is not capable of acceptance by any such use, means or instrumentality or facility or from within Australia, Canada or Japan. Accordingly, copies of this document, the Form of Acceptance and any related documents are not being, and must not be, directly or indirectly, mailed, or otherwise distributed or sent in or into or from Australia, Canada or Japan.

Persons receiving such documents (including, without limitation, custodians, nominees and trustees and escrow, commission and other agents) must not distribute, forward, send or mail them, directly or indirectly, in, into or from Australia, Canada or Japan or use Australian, Canadian or Japanese mails or any such means, instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use Australian, Canadian or Japanese mails or any such means, instrumentality or facility for any purpose directly or indirectly related to acceptance of the Offer.

Envelopes containing Forms of Acceptance, evidence of title or other documents relating to the Offer must not be post-marked in Australia, Canada or Japan or otherwise despatched from Australia, Canada or Japan and all accepting Staffware Shareholders must provide addresses outside Australia, Canada and Japan for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to Part C of this Appendix I above or for the return of the Form of Acceptance and (in relation to Staffware Shares in certificated form) any share certificate(s) and/or other document(s) of title.

(c)	Subject as provided below, a Staffware Shareholder may be deemed not to have accepted the Offer or not to have made a valid election thereunder if:

(i)	he/she puts “NO” in Box 6 of the Form of Acceptance and thereby does not make the representations and warranties set out in Section 1 of Part C of this Appendix I;

(ii)	he/she completes Box 2 of the Form of Acceptance with an address in Australia, Canada or Japan or has a registered address in Australia, Canada or Japan and in either case he/she does not insert in Box 7 of the Form of Acceptance the name and address of a person or agent outside Australia, Canada and Japan to whom he/she wishes the consideration to which he/she is entitled under the Offer, or returned documents, to be sent;

(iii)	a Form of Acceptance received from him/her is received in an envelope postmarked in, or which otherwise appears to TIBCO or its agents to have been sent from, Australia, Canada or Japan; or

(iv)	he/she inserts in Box 7 of the Form of Acceptance the name and address and/or telephone number of a person or agent in Australia, Canada or Japan to whom he/she wishes the consideration to which he/she is entitled under the Offer, or returned documents, to be sent, and TIBCO reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in Part C of this Appendix I could have been truthfully given by the relevant Staffware Shareholder and, if such investigation is made and as a result TIBCO determines (for any reason) that such representations and warranties could not have been so given, such acceptance or any election thereunder may be rejected as invalid.

(d)	If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees and escrow, commission and other agents) whether pursuant to a contractual or legal obligation or otherwise forwards this document, the Form of Acceptance or any related document in, into or from Australia, Canada or Japan or uses the mails or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex and telephone) of interstate or foreign commerce, or of any facility of a national securities exchange of, Australia, Canada or Japan in connection with such forwarding, such person should (i) inform the recipient of such fact, (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient and (iii) draw the attention of the recipient to this Section 5.

(e)	The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Form of Acceptance and any related documents are not or may not be despatched and such persons may collect copies of those documents from Capita IRG, at the address referred to in Section 3(a) above. TIBCO and Banc of America Securities reserve the right to notify any matter, including the making of the Offer, to all or any Staffware Shareholders:

(i)	with a registered address outside the UK or the United States; or

(ii)	whom TIBCO knows to be a custodian, trustee or nominee or escrow, commission or other agent holding Staffware Shares for persons who are citizens, residents or nationals of jurisdictions outside the UK or the United States, by announcement in the UK through a Regulatory Information Service or in any other appropriate manner, or by paid advertisement in a national newspaper published and circulated in the UK or the United States (in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by any such Staffware Shareholder(s) to receive or see such notice) and all references in this document to notice or the provision of information in writing by or on behalf of TIBCO shall be construed accordingly.

(f)

Notwithstanding anything to the contrary contained in this document or the Form of Acceptance, TIBCO and Banc of America Securities may make the Offer (with or without giving effect to the foregoing paragraphs of this Section 5) in Australia, Canada or Japan in accordance with applicable law in Australia, Canada or Japan and in this connection the provisions of Part C of this Appendix I and this Section 5 will be varied accordingly.

(g)	The provisions of this Section 5 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Staffware Shareholder(s) or on a general basis by TIBCO at its absolute discretion. Subject thereto, the provisions of this Section 5 override any terms of the Offer inconsistent with them.

6. The Mix and Match Facility

(a)	Elections under the Mix and Match Facility will only be accepted in respect of whole numbers of Staffware Shares. The number of Staffware Shares in respect of which an election under the Mix and Match Facility is made represents the number of Staffware Shares in respect of which the Staffware Shareholder wishes to receive either all cash or, as the case may be, all New TIBCO Shares, as consideration under the Offer.

(b)	The available cash and New TIBCO Shares will be allocated in accordance with sub-paragraphs (c), (d) and (e) below among Staffware Shareholders who make an election under the Mix and Match Facility.

(c)	Valid elections for New TIBCO Shares made by Staffware Shareholders in excess of their basic entitlements to New TIBCO Shares will be satisfied in full where sufficient New TIBCO Shares are available as a result of other accepting Staffware Shareholders validly making elections for cash in excess of their basic entitlements thereto, thereby releasing New TIBCO Shares to which they would otherwise be entitled under the Offer. If, under the Mix and Match Facility, the number of New TIBCO Shares made available as a result of valid elections for cash in excess of the basic entitlement thereto is insufficient to satisfy in full all valid elections for New TIBCO Shares in excess of Staffware Shareholders’ basic entitlements thereto, then such elections will be scaled down on a pro rata basis and the balance of the consideration will be satisfied in accordance with the basic terms of the Offer.

(d)	Valid elections for cash made by Staffware Shareholders in excess of their basic entitlements to cash will be satisfied in full where sufficient cash is available as a result of other accepting Staffware Shareholders validly making elections for New TIBCO Shares in excess of their basic entitlements thereto, thereby releasing cash to which they would otherwise be entitled under the Offer. If, under the Mix and Match Facility, the amount of cash made available as a result of valid elections for New TIBCO Shares in excess of the basic entitlement thereto is insufficient to satisfy in full all valid elections for cash in excess of Staffware Shareholders’ basic entitlements thereto, then such elections will be scaled back on a pro rata basis and the balance of the consideration will be satisfied in accordance with the basic terms of the Offer.

(e)	To the extent that valid elections under the Mix and Match Facility can be satisfied in accordance with sub-paragraphs (c) and (d) above, Staffware Shareholders will receive New TIBCO Shares instead of cash due under the Offer and vice versa on the basis of £4.87 for each New TIBCO Share (and proportionately for each part thereof). The value of a TIBCO Share for these purposes is based on the exchange rate of US$1.7932: £1.00 and a price per TIBCO Share of US$8.73, being the average Closing Price for each TIBCO Share over the five dealing days ended 20 April 2004.

(f)	The Mix and Match Facility will remain open until, but not beyond, 3:00 p.m. (London time) on the date falling five calendar days after the offer becomes or is declared unconditional in all respects. Staffware Shareholders who do not make an election under the Mix and Match Facility or who do not accept the Offer until after the fifth calendar day after the Offer becomes or is declared unconditional in all respects will receive the basic entitlement of 504 pence in cash and 0.6902 of a New TIBCO Share for every Staffware Share held.

(g)	No election under the Mix and Match Facility will be valid unless both a valid acceptance of the Offer and a valid election, duly completed in all respects and accompanied by all relevant share certificate(s) and/or other document(s) of title in respect of Staffware Shares in certificated form or, if the Staffware Shares are in uncertificated form, a settlement of a TTE instruction in favour of Capita IRG in relation to those shares in accordance with the procedures set out in paragraph 16 of the letter from Banc of America Securities contained in this document, are duly received by the time and date on which the Mix and Match Facility closes.

(h)

In the event that a Staffware Shareholder purports to elect for both additional cash and additional New TIBCO Shares under the Mix and Match Facility, both purported elections shall be deemed to be void, and such shareholder shall be deemed, to such extent, to have accepted the Offer on its basic terms in respect of all the Staffware Shares to which the relevant Form of Acceptance relates or is deemed to relate.

(i)	If any Form of Acceptance which includes an election under the Mix and Match Facility is either received after the time and date upon which the Mix and Match Facility closes or is received before such time and date but is not, and is not deemed to be, valid or complete in all respects at such time and date, such election shall, for all purposes, be void and the Staffware Shareholder purporting to make such election shall not, for any purpose, be entitled to receive any variation of consideration under the election but such acceptance, if otherwise valid, shall, subject to the provisions of Section 5 of this Part B, be deemed to be an acceptance of the Offer in respect of the number of Staffware Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and the relevant Staffware Shareholder will, upon the Offer becoming unconditional in all respects, be entitled to receive the basic consideration due under the Offer in respect thereof.

(j)	If the Mix and Match Facility remains open for any period or periods, or a mix and match facility is reintroduced for any period or periods, after the date upon which the Offer becomes unconditional in all respects, TIBCO shall be entitled, at its absolute discretion, to treat elections received (or validated or completed) during such period or periods as forming a separate pool or pools for the purposes of determining the cash and New TIBCO Shares available to meet such elections.

(k)	The Mix and Match Facility is conditional upon the Offer becoming or being declared unconditional in all respects. The Mix and Match Facility will lapse if the Offer lapses or expires.

7. General

(a)	Save with the consent of the Panel and TIBCO, the Offer will lapse unless all conditions relating to the Offer, other than the acceptance condition, have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by TIBCO to be or remain satisfied by midnight on the later of 10 June 2004 and the date which is 21 days after the date on which the Offer becomes unconditional or such later date as TIBCO may, with the consent of the Panel, decide provided that TIBCO shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or satisfied and that there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of satisfaction. If the Offer lapses then the Offer will cease to be capable of further acceptance and TIBCO and accepting Staffware Shareholders shall then cease to be bound by Forms of Acceptance submitted at or before the time when the Offer so lapses.

(b)	Except with the consent of the Panel, settlement of the consideration to which any Staffware Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which TIBCO may otherwise be, or claim to be, entitled as against such Staffware Shareholder and will be effected in the manner described in paragraph 19 of the letter from Banc of America Securities contained in Part 2 of this document. No consideration will be posted to an address in Australia, Canada or Japan.

(c)	Notwithstanding the right reserved by TIBCO in Section 7(i) below to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title, or not accompanied by the relevant TTE instruction, except as otherwise agreed with the Panel:

(i)	an acceptance of the Offer will only be counted towards satisfying the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it;

(ii)	a purchase of Staffware Shares by TIBCO or its nominee(s) (or, if TIBCO is required to make an offer under the provisions of Rule 9 of the Code, by any person acting in concert with TIBCO for the purpose of such offer, or its nominees(s)), if any, will only be counted towards satisfying the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

(iii)

the Offer will not become unconditional unless Capita IRG has issued a certificate to TIBCO and/or Banc of America Securities (or their respective agents) stating the number of Staffware Shares in respect of which acceptances of the Offer have been received which comply with Section

7(c)(i) above and the number of Staffware Shares otherwise acquired, whether before or during the Offer Period, which comply with the requirements of Section 7(c)(ii) above. Copies of such certificate will be sent to the Panel and to Staffware’s financial advisers as soon as possible after issue.

(d)	If all of the conditions relating to the Offer are either satisfied or, to the extent permitted, waived and sufficient Staffware Shares are acquired, whether pursuant to acceptances of the Offer or otherwise, TIBCO intends to apply the provisions of Sections 428 to 430F (inclusive) of the Companies Act to acquire compulsorily any outstanding Staffware Shares to which the Offer relates. Subject to the Offer becoming or being declared unconditional in all respects, TIBCO intends to procure the making of an application by Staffware to the UK Listing Authority for the official listing and to the London Stock Exchange for the admission to trading of the Staffware Shares to be cancelled. It is anticipated that such cancellation will take effect no earlier than 20 business days after the Offer becomes unconditional in all respects.

(e)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document shall have the same meanings when used in the Form of Acceptance, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated in and form part of the Form of Acceptance.

(f)	All references in this document and in the Form of Acceptance to 20 May 2004 will (except in Part A of this Appendix I, in the definition of “Offer Period” and in Section 1(a) above and where the context otherwise requires) be deemed, if the expiry date of the Offer is extended, to refer to the expiry date of the Offer as so extended.

(g)	References in Section 5 above and in Part C of Appendix I of this document to a Staffware Shareholder will include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, such Sections will apply to them jointly and severally.

(h)	Any accidental omission or failure to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(i)	Subject to the Code and to Sections 7(c)(i) and/or (ii) above, TIBCO and Banc of America Securities reserve the right to treat acceptances as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or not accompanied by the relevant TTE instruction or if received by or on behalf of either of them at any place or places or in a manner or form determined by them otherwise than as set out in this document or the Form of Acceptance. In that event, no payment of cash or issue of New TIBCO Shares, if appropriate, will be made under the Offer until after the relevant acceptance has been perfected and either the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to TIBCO have been received.

(j)	No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) and/or other document(s) of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Staffware Shareholders (or their designated agent(s)) or as otherwise directed will be delivered by or sent to or from such Staffware Shareholders (or their designated agent(s)) at their risk.

(k)	If the Offer lapses, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside Australia, Canada and Japan is set out in the relevant box in the Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address outside Australia, Canada and Japan. No such documents will be sent to an address in Australia, Canada or Japan. Capita IRG will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), give instructions to CRESTCo to transfer all Staffware Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Staffware Shareholders concerned.

(l)	All powers of attorney, appointments of agents and authorities conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Staffware Shareholder concerned and are irrevocable (in the case of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney or authority or appointment validly withdraws his/her acceptance in accordance with Section 3 above.

(m)	The Offer is made at 3:00 p.m. (London time) on 29 April 2004 and is capable of acceptance from and after that time. The Offer is being made by means of this document and the accompanying Form of Acceptance and is being notified to certain Staffware Shareholders by means of an advertisement to be inserted in the Financial Times (UK edition). The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Form of Acceptance or any related document may not have been despatched. Forms of Acceptance are available from Capita IRG, at the address referred to in Section 3(a) above. Copies of this document may be collected from Capita IRG, at such address or from Banc of America Securities at 5 Canada Square, London E14 5AQ.

(n)	The Offer and the Form of Acceptance and all acceptances and elections in respect thereof, all contracts made pursuant to the Offer and all actions taken or made or deemed to be taken or made pursuant to the Offer will be governed by and construed in accordance with English law. Execution by or on behalf of a Staffware Shareholder of a Form of Acceptance constitutes his/her irrevocable submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the exclusive jurisdiction of the courts of England and his/her agreement that nothing shall limit the right of TIBCO or Banc of America Securities to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(o)	All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(p)	In relation to any acceptance of the Offer in respect of a holding of Staffware Shares which are in uncertificated form, TIBCO reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any acceptance or purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise to confer on TIBCO or, as the case may be, the relevant Staffware Shareholder the benefits and entitlements provided for under the terms of the Offer, provided such alterations, additions or modifications are consistent with the requirements of the Code or are otherwise made with the consent of the Panel.

(q)	Neither TIBCO, nor any other member of the TIBCO Group nor Banc of America Securities nor any agent or director of any member of the TIBCO Group or Banc of America Securities, nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

Part C: Form of Acceptance

1. Form of Acceptance

Each Staffware Shareholder by whom, or on whose behalf, any Form of Acceptance is executed and lodged with Capita IRG, subject to the rights of withdrawal set out in Part B of this Appendix I, irrevocably (so as to bind him/her and his/her personal or legal representatives, heirs, successors and assigns) undertakes, represents, warrants and agrees to and with TIBCO, Banc of America Securities and their respective agents to the following effect:

(a)	that the execution of the Form of Acceptance, whether or not any boxes are completed, shall constitute:

(i)	an acceptance of the Offer in respect of his entire holding of Staffware Shares (or such lesser number as may have been inserted in Box 1 of the Form of Acceptance) provided that if a number is inserted in Box 1 which exceeds such Staffware Shareholder’s holding of Staffware Shares, the acceptance will be deemed to have been accepted in respect of that Staffware Shareholders entire holding of Staffware Shares;

(ii)	if Box 1, Box 2 and Box 3A or Box 3B is completed, an election under the Mix and Match Facility to receive, subject to availability as a result of offsetting elections, in the case of Box 3A additional New TIBCO Shares, instead of the cash consideration to which he would otherwise have been entitled under the basic terms of the Offer, or, in the case of Box 3B, additional cash, instead of the New TIBCO Shares to which he would otherwise have been entitled under the basic terms of the Offer, in respect of the number of Staffware Shares inserted, or deemed to be inserted, in Box 1, Box 3A or Box 3B as the case may be; and

(iii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the foregoing, including, without limitation, to enable TIBCO to obtain the full benefit of this Appendix I and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance;

(b)	that he/she is entitled to sell and transfer the legal and beneficial ownership of the Staffware Shares in respect of which the Offer is accepted or deemed to be accepted and that such Staffware Shares are sold fully paid up and free from all liens, equities, charges, encumbrances and other third party rights and interests of any nature whatsoever and together with all rights attaching thereto as at the date of this document, including, without limitation, voting rights and the right to receive and retain all dividends and other distributions declared, paid or made on or after 22 April 2004 other than the recommended final dividend of 5 pence per Staffware Share announced on 16 March 2004;

(c)	that unless “NO” is inserted in Box 6 of the Form of Acceptance:

(i)	such Staffware Shareholder has not received or sent (directly or indirectly) copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from Australia, Canada or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements of such jurisdiction;

(ii)	in connection with the Offer or the execution or delivery of the Form of Acceptance, there has been no use, directly or indirectly, of the mails of, or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or of any facility of a national securities exchange of Australia, Canada or Japan;

(iii)	such Staffware Shareholder was outside Australia, Canada and Japan when the Form of Acceptance was sent and at the time of accepting the Offer in respect of the Staffware Shares to which the Form of Acceptance relates; and

(iv)	in respect of the Staffware Shares to which the Form of Acceptance relates, such Staffware Shareholder is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside Australia, Canada and Japan;

(d)

that the execution of the Form of Acceptance and its delivery to Capita IRG or otherwise to or on behalf of TIBCO constitutes (subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Staffware Shareholder not having validly withdrawn his/her acceptance) the irrevocable appointment of any director, representative, agent or other person authorised by TIBCO or Banc of America Securities as such Staffware Shareholder’s attorney and/or agent (the “attorney”) with an irrevocable authorisation and instruction to:

(i)	complete and execute all or any form(s) of transfer, renunciation and/or other document(s) in the attorney’s discretion in relation to the Staffware Shares referred to in Part C of this Appendix I in favour of TIBCO or such other person or persons as TIBCO or its agents may direct;

(ii)	deliver such form(s) of transfer, renunciation and/or other document(s) at the attorney’s discretion together with any share certificate(s) and/or other document(s) of title relating to such Staffware Shares for registration within six months of the Offer becoming unconditional in all respects; and

(iii)	do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in TIBCO (or as it may direct) the Staffware Shares as aforesaid;

(e)	that the execution of the Form of Acceptance and its delivery to Capita IRG or otherwise to or on behalf of TIBCO constitutes the irrevocable appointment of Capita IRG as such Staffware Shareholder’s attorney and/or agent (the “attorney”) with an irrevocable authorisation and instruction:

(i)	subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Staffware Shareholder not having validly withdrawn his/her acceptance, to transfer to itself (or to such other person or persons as TIBCO or its agents may direct) by means of CREST all or any of the Relevant Staffware Shares (as defined below) (but not exceeding the number of Staffware Shares in respect of which the Offer is accepted or deemed to be accepted); and

(ii)	if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), to transfer all Relevant Staffware Shares to the original available balance of the accepting Staffware Shareholder.

In this Part C of Appendix I “Relevant Staffware Shares” means Staffware Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in the letter from Banc of America Securities contained in Part 2 of this document and where the transfer(s) to escrow was or were made in respect of Staffware Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Form of Acceptance (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the relevant Form of Acceptance, was included in the relevant TTE instruction);

(f)	that, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Staffware Shareholder not having validly withdrawn his/her acceptance, the execution of the Form of Acceptance and its delivery to Capita IRG, or otherwise to or on behalf of TIBCO, constitutes a separate and irrevocable authority and request:

(i)	to Staffware or its agents to procure the registration of the transfer of the Staffware Shares referred to in Section 1(a)(i) and, in respect of Staffware Shares that are in certificated form, the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to TIBCO or as it may direct;

(ii)	subject to the provisions of Section 5 of Part B of Appendix I, if the Staffware Shares concerned are in certificated form, to TIBCO and Banc of America Securities or their respective agents to procure the despatch by post (or such other method as may be approved by the Panel) of the consideration to which such Staffware Shareholder is entitled, at the risk of such Staffware Shareholder, to the person or agent whose name and address outside Australia, Canada and Japan is set out in Box 2 or 7 of the Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address outside Australia, Canada and Japan;

(iii)

subject to the provisions of Section 5 of Part B of Appendix I, if the Staffware Shares concerned are in uncertificated form, to TIBCO and Banc of America Securities or their respective agents to ensure that a payment obligation is created in favour of the Staffware Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such Staffware Shareholder is entitled under the Offer, provided that: (aa) TIBCO may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post and Section 1(f)(ii) above shall apply to the despatch of any consideration by post pursuant to this Section 1(f)(iii); and (bb) if any Staffware Shareholder concerned is a CREST member whose registered address is in Australia, Canada or Japan, any cash consideration to which such Staffware Shareholder is entitled shall be paid by cheque despatched by post and Section 1(f)(ii) above shall apply; and

(iv)	to TIBCO or its agents, to record and act upon any instructions with regard to notices or payments which have been entered in the records of Staffware in respect of such Staffware Shareholder’s holdings of Staffware Shares;

(g)	that the execution of the Form of Acceptance and its delivery to Capita IRG, or otherwise to or on behalf of TIBCO, constitutes a separate and irrevocable authority to TIBCO and Banc of America Securities or their respective representatives or agents in the terms of Section 4(a) of Part B of this Appendix I above;

(h)	that, subject to the Offer becoming unconditional in all respects in accordance with its terms (or, in the case of voting by proxy, if the Offer will become unconditional in all respects or lapse depending upon the outcome of the resolution in question or in such other circumstances as TIBCO may request and the Panel may permit), in respect of Staffware Shares in respect of which the Offer has been accepted, or is deemed to be accepted, which acceptance has not been validly withdrawn, and pending registration, the execution of a Form of Acceptance and its delivery to Capita IRG or otherwise to or on behalf of TIBCO shall constitute with regard to such Staffware Shares:

(i)	an irrevocable authority to TIBCO and/or its agents to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting or separate class meeting of Staffware) attaching to any such Staffware Shares;

(ii)	an irrevocable authority to Staffware and/or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him/her as a member of Staffware (including, but not limited to, any share certificate(s) or other document(s) of title issued as a result of a conversion of such Staffware Shares into certificated form) to TIBCO at its registered office;

(iii)	an irrevocable authority to any director of, or person authorised by, TIBCO or Banc of America Securities to sign any document and to do such things as may in the opinion of TIBCO or that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Staffware Shares held by him/her (including, but without limitation, to sign any consent to short notice of a general meeting or separate class meeting of Staffware on his/her behalf and/or attend and/or execute a form of proxy in respect of such Staffware Shares appointing any person nominated by TIBCO to attend general meetings and separate class meetings of Staffware (or its members and any adjournments thereof) and to exercise the votes attaching to such Staffware Shares on his/her behalf, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(iv)	the irrevocable agreement of such Staffware Shareholder not to exercise any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting or separate class meeting of Staffware) attaching to any such Staffware Shares without the consent in writing of TIBCO and the irrevocable undertaking of such Staffware Shareholder not to appoint a proxy for or to attend any general meeting or separate class meeting of Staffware;

(i)	that he/she will deliver to Capita IRG, at the address and in the manner referred to in Section 3 of Part B of Appendix I, his/her share certificate(s) and/or other document(s) of title in respect of the Staffware Shares referred to in Section 1(a)(i) above that are held in certificated form and in relation to which his/her acceptance has not been validly withdrawn, or an indemnity acceptable to TIBCO in lieu thereof, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects;

(j)	that he/she will take (or procure to be taken) the action set out in paragraph 16 of the letter from Banc of America Securities contained in this document to transfer all Staffware Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn that are held in uncertificated form to an escrow balance, as soon as possible and, in any event, so that the transfer to escrow settles within two months of the Offer becoming unconditional in all respects;

(k)	that if, for any reason, any Staffware Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 16 of the letter from Banc of America Securities contained in this document are converted to certificated form, he/she will (without prejudice to Section 1(i) and (j)) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Staffware Shares as are so converted to Capita IRG at the address referred to in Section 3 of Part B of this Appendix I above or to TIBCO at its registered office or as TIBCO or its agents may direct;

(l)	that the creation of a payment obligation in favour of his/her payment bank in accordance with the CREST payments arrangements as referred to in Section 1(f)(iii) shall, to the extent of the obligation so created, discharge in full any obligation of TIBCO and/or Banc of America Securities to pay to him/her the cash consideration to which he/she is entitled pursuant to the Offer;

(m)	that, if he/she accepts the Offer, he/she will do all such acts and things as shall, in the opinion of TIBCO or Capita IRG, be necessary or expedient to vest in TIBCO or its nominee(s) or such other person(s) as TIBCO may decide the number of Staffware Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and all such acts and things as may be necessary or expedient to enable Capita IRG to perform its functions as escrow agent for the purposes of the Offer;

(n)	that the terms and conditions of the Offer contained in this document will be deemed to be incorporated in and form part of the Form of Acceptance, which should be read and construed accordingly;

(o)	that none of TIBCO, Banc of America Securities or Capita IRG or any of their authorised representatives, directors, employees or agents or (subject to the Offer becoming unconditional in all respects) Staffware or any of its agents, as the case may be, shall have any liability whether in contract, under any common law duty of care or otherwise howsoever, in relation to the exercise in good faith of any of the powers and/or appointments and/or authorities hereunder or in relation to any other determination or discretion any of them may make in good faith hereunder or otherwise in relation to the Offer;

(p)	that he/she agrees to ratify each and every act or thing which may be done or effected by TIBCO or Banc of America Securities or Capita IRG or any of their respective authorised representatives, directors, employees or agents or persons authorised by them or (subject to the Offer becoming unconditional in all respects) Staffware or any of its agents, as the case may be, in the exercise of any of the powers and/or appointments and/or authorities hereunder;

(q)	that, if any provision of Part B or C of this Appendix I will be unenforceable or invalid or will not operate so as to afford TIBCO or Banc of America Securities or Capita IRG or any authorised representative of any of them or their respective agents the benefits, powers, appointments and authorities expressed to be given therein, he/she shall, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable those persons to secure the full benefits of Parts B and C of this Appendix I;

(r)	that on execution the Form of Acceptance will take effect as a deed; and

(s)	that he/she agrees and acknowledges that he/she is not a client (as defined in the rules of the Financial Services Authority) of Banc of America Securities in connection with the Offer.

APPENDIX II:

SUMMARY DESCRIPTION OF THE NEW TIBCO SHARES

TIBCO is authorised to issue two classes of shares designated respectively as preferred stock and common stock. The New TIBCO Shares will be designated as common stock and will have a par value of $0.001 per share. The holders of New TIBCO Shares will be entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of New TIBCO Shares are entitled to receive those dividends, if any, as may be declared from time to time on the TIBCO Shares by the TIBCO Directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding-up of TIBCO, the holders of New TIBCO Shares will be entitled to share pro rata with all holders of TIBCO Shares in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. The New TIBCO Shares will have no preemptive or conversion rights or other subscription rights. The New TIBCO Shares will be fully paid, non-assessable, freely transferable and tradeable and will rank pari passu in all respects with existing TIBCO Shares.

On 13 February 2004, TIBCO and Equiserve Trust Company N.A. entered into a Preferred Stock Rights Agreement (the “Stock Rights Agreement”), which is designed to guard against partial tender offers and other coercive tactics to gain control of TIBCO without offering a fair and adequate price and terms to all of TIBCO’s shareholders.

In connection with the Stock Rights Agreement, the TIBCO Board declared a dividend of one right (a “Right”) to purchase 1/1000th share of TIBCO’s Series A Participating Preferred Stock (“Series A Preferred”) for each TIBCO Share outstanding on 5 March 2004 (the “Record Date”). Of the 75.0 million shares of preferred stock authorised under TIBCO’s Certificate of Incorporation, as amended, 25.0 million have been designated as Series A Preferred. The TIBCO Directors further directed the issuance of one such Right with respect to each TIBCO Share that is issued after the Record Date, except in certain circumstances. New TIBCO Shares will have such Rights. The Rights will expire on 5 March 2014.

The Rights are initially attached to TIBCO Shares and will not trade separately. If a person or a group (an “Acquiring Person”) acquires 15 per cent. or more of TIBCO Shares, or announces an intention to make a tender offer for 15 per cent. or more of TIBCO Shares, the Rights will be distributed (i.e. separated from the TIBCO Shares) and will thereafter trade separately from the TIBCO Shares. Each Right will be exercisable for 1/1000th of a share of Series A Preferred at an exercise price of US$70 (the “Purchase Price”). The preferred stock has been structured so that the value of 1/1000th of a share of such preferred stock will approximate the economic value of one TIBCO Share. Upon a person becoming an Acquiring Person, holders of the Rights (other than the Acquiring Person) will have the right to receive, upon exercise, TIBCO Shares having a value equal to two times the Purchase Price.

If a person becomes an Acquiring Person and TIBCO is acquired in a merger or other business combination, or 50 per cent. or more of TIBCO’s assets are sold to an Acquiring Person, the holder of Rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation having a value equal to two times the Purchase Price. After a person has become an Acquiring Person, the TIBCO Board may, at its option, require the exchange of outstanding Rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one TIBCO Share per Right.

The TIBCO Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per Right. Prior to such time, the terms of the rights may be amended by the TIBCO Board.

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APPENDIX III:

FURTHER INFORMATION ON TIBCO SOFTWARE INC.

(A) Information on TIBCO:

TIBCO is one of the world’s leading independent business integration software companies, demonstrated by market share and analyst reports. In addition, TIBCO is a leading enabler of Real-Time Business, helping companies become more cost-effective, more agile and more efficient. TIBCO has delivered the value of Real-Time Business, which TIBCO calls The Power of Now®, to over 2,000 customers around the world and in a wide variety of industries.

TIBCO is listed on Nasdaq under the symbol TIBX. TIBCO has a current market capitalisation of approximately US$1.6 billion based on the Closing Price of US$8.07 for each TIBCO Share on 27 April 2004, the last practicable dealing day prior to the posting of this document. In the year ended 30 November 2003, TIBCO reported profit before tax of US$17.5 million and revenues of US$264.2 million. As at 30 November 2003, TIBCO had total cash and cash equivalents of US$604.7 million. TIBCO released its unaudited first quarter results on 17 March 2004. For the unaudited three months ended 29 February 2004 and 2003, we reported the following results (under US GAAP and in thousands except per share data):

	Three months ended
	29 February 2004	28 February 2003
License revenue	$40,770	$34,975
Total revenue	74,401	63,653
Income before income taxes	14,543	2,823
Provision for income taxes	6,015	1,162
Net income	8,528	1,661
Net income per share	$0.04	$0.01

Nature of financial information on TIBCO

The consolidated balance sheets as of November 30, 2002 and November 30, 2003 and the consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three year period ended November 30, 2003 relating to TIBCO contained in Part B of this Appendix III have been extracted from the audited financial statements for each of these years as contained in TIBCO’s annual report on Form 10-K for the year ended November 30, 2003 filed with the Securities and Exchange Commission pursuant to section 13 or 15(d) of the Exchange Act. TIBCO’s accounting policies conform to United States generally accepted accounting principles.

The financial and other information related to TIBCO contained in Part A and Part C of this Appendix III have been extracted from the TIBCO quarterly report on Form 10-Q filed with the Securities and Exchange Commission pursuant to section 13 or 15(d) of the Exchange Act for the quarterly period ended February 29, 2004.

III-1

(B) Extracts from the TIBCO Annual Report on Form 10-K for the fiscal year ended 30 November 2003:

TIBCO SOFTWARE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	November 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$83,278	$57,229
Short-term investments	521,391	580,624
Accounts receivable, net	53,659	59,795
Due from related parties	4,454	1,483
Other current assets	15,549	14,462

Total current assets	678,331	713,593
Property and equipment, net	119,124	54,827
Other assets	34,923	8,348
Goodwill	103,006	101,993
Acquired intangibles, net	7,875	15,827

Total assets	$943,259	$894,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,692	$5,242
Amounts due related parties	1,641	1,846
Accrued liabilities	36,219	41,681
Accrued excess facilities costs	42,522	51,311
Deferred revenue	42,914	49,781
Current portion of long term debt	1,624	—

Total current liabilities	128,612	149,861
Long term debt	51,853	—
Commitments and contingencies (Note 9)
Stockholders’ equity:
Common stock, $0.001 par value; 1,200,000 shares authorized; 213,366 and 210,254 shares issued and outstanding, respectively	213	210
Additional paid-in capital	921,038	912,821
Unearned stock-based compensation	(254)	(1,333)
Accumulated other comprehensive income	225	2,897
Accumulated deficit	(158,428)	(169,868)

Total stockholders’ equity	762,794	744,727

Total liabilities and stockholders’ equity	$943,259	$894,588

III-2

TIBCO SOFTWARE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended November 30,
	2003	2002	2001
License revenue:
Non-related parties	$121,393	$144,165	$197,334
Related parties	19,116	14,949	19,423

Total license revenue	140,509	159,114	216,757

Service and maintenance revenue:
Non-related parties	106,031	99,535	93,867
Related parties	15,098	12,316	8,627
Reimbursable expenses	2,572	2,428	2,840

Total service and maintenance revenue	123,701	114,279	105,334

Total revenue	264,210	273,393	322,091

Cost of revenue:
Stock-based compensation	201	527	977
Other cost of revenue non-related parties	61,004	62,628	67,098
Other cost of revenue related parties	2,280	2,517	2,937

Total cost of revenue	63,485	65,672	71,012

Gross profit	200,725	207,721	251,079

Operating expenses:
Research and development:
Stock-based compensation	513	1,318	12,109
Other research and development	64,075	71,026	78,878
Sales and marketing:
Stock-based compensation	276	1,286	10,128
Other sales and marketing	109,954	126,467	136,818
General and administrative:
Stock-based compensation	73	919	3,751
Other general and administrative	20,261	21,406	22,799
Acquired in-process research and development	—	2,400	—
Restructuring charges	1,100	49,336	21,197
Amortization of acquired intangibles	1,997	20,245	20,150

Total operating expenses	198,249	294,403	305,830

Income (loss) from operations	2,476	(86,682)	(54,751)
Interest and other income, net	15,007	16,264	31,040

Income (loss) before income taxes	17,483	(70,418)	(23,711)
Provision for (benefit from) income taxes	6,043	24,162	(10,469)

Net income (loss)	$11,440	$(94,580)	$(13,242)

Net income (loss) per share:
Basic	$0.05	$(0.46)	$(0.07)

Weighted average common shares outstanding	211,555	205,821	195,001

Net income (loss) per share:
Diluted	$0.05	$(0.46)	$(0.07)

Weighted average common shares outstanding	222,519	205,821	195,001

III-3

TIBCO SOFTWARE INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-In Capital	Unearned Stock-Based Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount
Balance at November 30, 2000	194,882	$195	$817,077	$(29,946)	$4,255	$(62,046)	$729,535

Net loss	—	—	—	—	—	(13,242)	(13,242)
Cumulative translation adjustment	—	—	—	—	532	—	532
Change in net unrealized gain on investments, net of tax of $3,726	—	—	—	—	5,735	—	5,735

Comprehensive loss							(6,975)

Exercise of common stock options, net	3,195	3	5,107	—	—	—	5,110
Employee stock purchase plan, common stock issued	1,040	1	6,560	—	—	—	6,561
Tax benefits from employee stock option plans	—	—	10,535	—	—	—	10,535
Unearned stock-based compensation, net	—	—	363	26,150	—	—	26,513

Balance at November 30, 2001	199,117	199	839,642	(3,796)	10,522	(75,288)	771,279

Net loss	—	—	—	—	—	(94,580)	(94,580)
Cumulative translation adjustment	—	—	—	—	502	—	502
Change in net unrealized gain on investments, net of tax of $2,189	—	—	—	—	(8,127)	—	(8,127)

Comprehensive loss							(102,205)

Common stock issued in connection with acquisition of Talarian	4,391	4	57,911	—	—	—	57,915
Deferred compensation related to acquisition of Talarian	—	—	668	(668)	—	—	0
Exercise of common stock options, net	5,756	6	9,762	—	—	—	9,768
Employee stock purchase plan, common stock issued	990	1	7,105	—	—	—	7,106
Unearned stock-based compensation, net	—	—	(2,267)	3,131	—	—	864

Balance at November 30, 2002	210,254	210	912,821	(1,333)	2,897	(169,868)	744,727

Net income	—	—	—	—	—	11,440	11,440
Cumulative translation adjustment	—	—	—	—	(359)	—	(359)
Change in net unrealized gain on investments	—	—	—	—	(2,313)	—	(2,313)

Comprehensive income							8,768

Exercise of common stock options, net	1,918	2	2,501	—	—	—	2,503
Employee stock purchase plan, common stock issued	1,194	1	5,378	—	—	—	5,379
Tax benefits from employee stock option plans	—	—	550	—	—	—	550
Unearned stock-based compensation, net	—	—	(212)	1,079	—	—	867

Balance at November 30, 2003	213,366	$213	$921,038	$(254)	$225	$(158,428)	$762,794

III-4

TIBCO SOFTWARE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended November 30,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$11,440	$(94,580)	$(13,242)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	15,591	14,737	11,178
Write-off of in-process research and development	—	2,400	—
Amortization of goodwill and other intangibles	6,764	24,429	23,516
Amortization of stock-based compensation	1,063	2,769	26,513
Realized (gain) loss on investments, net	(1,128)	6,846	440
Change in deferred income taxes	—	18,166	(20,450)
Tax benefits from employee stock option plans	550	—	10,535
Non-cash restructuring and impairment charges	—	11,092	—
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	6,136	2,142	30,898
Due from related parties, net	(3,176)	162	2,081
Prepaid land lease	(27,770)	—	—
Other assets	681	(901)	7,667
Accounts payable	(1,550)	226	(2,334)
Accrued liabilities and excess facilities costs	(14,430)	6,259	18,540
Deferred revenue	(6,692)	4,429	7,617

Net cash provided by (used for) operating activities	(12,521)	(1,824)	102,959

Cash flows from investing activities:
Purchases of short-term investments	(1,284,336)	(947,567)	(620,345)
Sales and maturities of short-term investments	1,342,626	939,906	461,865
Cash used in acquisitions, net of cash received	—	(9,018)	—
Purchase of corporate facilities	(78,009)	—	—
Purchases of other property and equipment, net	(2,309)	(40,985)	(21,835)
Purchases of private equity investments	(120)	(285)	(4,347)
Cash and short-term investments pledged as security	—	1,102	(2,000)

Net cash used for investing activities	(22,148)	(56,847)	(186,662)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,503	8,435	5,110
Proceeds from employee stock purchase program	5,379	7,106	6,561
Proceeds from long term debt	54,000	—	—
Principal payments on long term debt	(523)	—	—
Payment of financing fees	(716)	—	—

Net cash provided by financing activities	60,643	15,541	11,671

Effect of exchange rate changes on cash	75	201	532

Net change in cash and cash equivalents	26,049	(42,929)	(71,500)
Cash and cash equivalents at beginning of period	57,229	100,158	171,658

Cash and cash equivalents at end of period	$83,278	$57,229	$100,158

Supplemental cash flow information:
Cash paid during the year for taxes	$3,775	$2,658	$1,262

Cash paid during the year for interest	$1,140	$—	$—

Non-cash investing and financing activities:
Deferred stock compensation	$(212)	$(1,599)	$363

Common stock and options issued in connection with acquisition	$—	$57,915	$—

Fair value of assets (liabilities) assumed in acquisitions	$—	$37,806	$—

III-5

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements

Note 1. The Company

TIBCO Software Inc. (“TIBCO Software” or the “Company”) is the successor to a portion of the business of Teknekron Software Systems, Inc. (“Teknekron”). Teknekron was founded in 1985 and pioneered the development of “publish and subscribe” computing by creating the software infrastructure for the integration and delivery of market data (e.g., stock quotes, news and other financial information) in the trading rooms of large banks and financial institutions. This publish and subscribe technology, know as The Information Bus or “TIB,” permitted the integration of disparate information from various data sources and its distribution across a variety of networks and platforms within these banks, financial institutions and stock exchanges.

Teknekron was acquired by a subsidiary of Reuters Group PLC (“Reuters”), the global news and information group, in 1994, and the underlying technology rights owned by Teknekron were assigned to Reuters. In November 1996, TIBCO Software was incorporated in Delaware as a separate entity from Teknekron and was formed to create and market software solutions for use in the integration of business information, processes and applications in diverse industries outside the financial services market. In July 1999, we completed our initial public offering (“IPO”), of approximately 27.5 million shares of common stock at $5.00 per share. Net proceeds aggregated approximately $123.5 million.

In March 2000, we sold approximately 4.8 million shares of our common stock in a follow-on offering. Net proceeds aggregated approximately $481 million, net of issuance costs of $1.2 million. At November 30, 2003, Reuters owned approximately 49% of the issued and outstanding shares of our common stock and had one representative on the Board of Directors.

Note 2. Basis of Presentation and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of TIBCO Software and our wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current period presentation. These reclassifications have no impact on previously reported net loss or cash flows.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Change in Accounting Estimate

In connection with the buildings purchase (Note 5), we extended the remaining useful life of building improvements to an estimated useful life of 25 years, effective July 1, 2003. Building improvements were previously being depreciated over the term of the original building lease which was 12 years. This change in estimate reduced depreciation expense and increased net income by $0.6 million for the fiscal year ended November 30, 2003. This change had no impact on earnings per share for the fiscal year ended November 30, 2003.

Foreign Currency Translation

All of our foreign subsidiaries use the local currency of their respective countries as their functional currency. Assets and liabilities of these subsidiaries are translated into U.S. dollars at exchange rates at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Cumulative translation adjustments are included as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Foreign exchange transaction gains and losses were not material in any of the periods presented.

III-6

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

Cash, Cash Equivalents, and Short-Term Investments

We consider all highly liquid investment securities with remaining maturities, at the date of purchase, of three months or less to be cash equivalents. Management determines the appropriate classification of marketable securities at the time of purchase and evaluates such designation as of each balance sheet date. To date, all marketable securities have been classified as available-for-sale and are carried at fair value with unrealized gains and losses, if any, included as a component of accumulated other comprehensive loss in stockholders’ equity. These investments are presented as current assets as management expects to use them within one year in current operations even though some have scheduled maturities of greater than one year. Interest, dividends and realized gains and losses are included in interest and other income. Realized gains and losses are recognized based on the specific identification method.

Marketable securities, which are classified as available-for sale, are summarized as follows as of November 30, 2003 (in thousands):

	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
U.S. Government debt securities	$253,594	$260	$(201)	$253,653
Corporate debt securities	195,575	292	(370)	195,497
Notes and other	110,517	317	(68)	110,766
Marketable equity securities	234	153	(125)	262

Total available for sale securities	$559,920	$1,022	$(764)	$560,178

Marketable securities, which are classified as available-for sale, are summarized as follows as of November 30, 2002 (in thousands):

	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
U.S. Government debt securities	$225,747	$1,284	$(216)	$226,815
Corporate debt securities	270,600	2,241	(56)	272,785
Notes and other	97,919	915	(44)	98,791
Marketable equity securities	517	286	(568)	234

Total available for sale securities	$594,783	$4,726	$(884)	$598,625

As of November 30, 2003 and 2002, $234.7 million and $ 187.5 million fixed income securities had contractual maturities of one year of less, respectively. As of November 30, 2003 and 2002, $286.5 million and $393.0 million fixed income securities had contractual maturities of more than one year through five years, respectively.

The following table summarizes the components of the marketable securities classified as cash equivalents as of the periods presented (in thousands):

	November 30,
	2003	2002
Cash and money market funds	$10,935	$9,753
U.S. Treasury notes	15,028	—
Corporate debt securities and other	6,926	3,248

	$32,889	$13,001

III-7

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the net realized gains (losses) on investments for the periods presented (in thousands):

	Year Ended November 30,
	2003	2002	2001
Realized gains	$3,945	$7,909	$4,586
Realized losses	(2,817)	(14,755)	(5,026)

Net realized gains (losses)	$1,128	$(6,846)	$(440)

As of November 30, 2003, we had outstanding a $5.0 million irrevocable standby letter of credit in connection with a facility lease. The letter of credit automatically renews annually for the duration of the lease term, which expires in December 2010. The investments pledged for security of the letter of credit are presented as restricted cash and included in Other Assets in the Consolidated Balance Sheets.

As of November 30, 2003, we had $0.9 million of restricted cash in connection with a facility surrender agreement. The restricted cash requirement of the surrender agreement will expire in June 2006. The restricted cash is included in Other Assets in the Consolidated Balance Sheets.

In connection with the mortgage note payable (Note 7), we entered into an irrevocable letter of credit with Silicon Valley Bank in the amount of $13.0 million. The letter of credit automatically renews for successive one-year periods, until the mortgage note payable has been satisfied in full.

Concentration of Credit Risk

Our cash, cash equivalents, short-term investments and accounts receivable are potentially subject to concentration of credit risk. Cash, cash equivalents and investments are deposited with financial institutions that management believes are creditworthy. Our accounts receivable are derived from revenue earned from customers located primarily in the United States and Europe. We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from our customers. We maintain an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. Our expectation of collectibility is based on our review of credit profiles of our customers, contractual terms and conditions, current economic trends and historical payment experience.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment and software	2-5 years
Furniture and fixtures	5 years
Buildings	25 years
Leasehold improvements	Shorter of the lease term or the estimated useful life

Depreciation and amortization expense was $15.6 million, $14.7 million and $11.2 million for the fiscal years ended November 30, 2003, 2002 and 2001, respectively.

Capitalized Software Development Costs

Costs related to research and development are generally charged to expense as incurred. Capitalization of material software development costs begins when a product’s technological feasibility has been established in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” To date, the period between achieving technological feasibility, which we have defined as the establishment of a working model, which typically occurs when beta testing commences, and the general availability of such software has been short, and as such, software development costs qualifying for capitalization have been insignificant.

III-8

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

Costs related to software acquired, developed or modified solely to meet our internal requirements and for which there are no substantive plans to market the software are capitalized in accordance with the provisions of Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Costs incurred after the preliminary planning stage of the project and after management has authorized and committed funds to the project are capitalized. We had $7.3 million of internally developed capitalized software costs included in property and equipment at November 30, 2003 and 2002.

Goodwill and Other Intangible Assets

We adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” on December 1, 2002. In accordance with SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are instead tested for impairment annually or sooner if circumstances indicate they may no longer be recoverable. Goodwill impairment testing is a two-step process. The first step, screens for impairment, while the second step, measures the impairment, if any. In addition, the SFAS No. 142 includes provisions for the reclassification of certain existing recognized intangibles as goodwill and the reassessment of the useful lives of existing recognized intangibles. In accordance with this statement, assembled workforce has been reclassified to goodwill.

Impairment of Long-Lived Assets

We evaluate the recoverability of our long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When events or changes in circumstances indicate the carrying amount of long-lived assets may not be recoverable we recognize such an impairment in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No impairment losses were incurred in the periods presented.

Revenue Recognition

License revenue consists principally of revenue earned under software license agreements. License revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is reasonably assured. When contracts contain multiple elements wherein vendor specific objective evidence exists for all undelivered elements, we account for the delivered elements in accordance with the “Residual Method” prescribed by AICPA Statement of Position (“SOP”) 98-9. Revenue from subscription license agreements, which include software, rights to future products and maintenance, is recognized ratably over the term of the subscription period. Revenue on shipments to resellers, which is generally subject to certain rights of return and price protection, is recognized when the products are sold by the resellers to the end-user customer.

Service revenue consists primarily of revenue received for performing implementation of system solutions, on-site support, consulting and training. Service revenue is generally recognized as the services are performed.

Maintenance revenue consists of fees for providing software updates on a when and if available basis and technical support for software products (post-contract support or “PCS”). Maintenance revenue is recognized ratably over the term of the agreement.

Payments received in advance of services performed are deferred. Allowances for estimated future returns and discounts are provided for upon recognition of revenue.

Advertising Expense

Advertising costs are expensed as incurred and totaled approximately $2.9 million, $1.6 million, and $0.6 million for the years ended November 30, 2003, 2002, and 2001, respectively.

Restructuring Charges

Our restructuring charges are comprised primarily of costs related to properties abandoned in connection with facilities consolidation, related write-down of leasehold improvements and severance and associated

III-9

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

employee termination costs related to headcount reductions. For restructuring actions initiated prior to December 31, 2002, we complied with the guidance provided by the Emerging Issues Task Force (“EITF”) 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” We recorded the liability related to these termination costs when the plan was approved; the termination benefits were determined and communicated to the employees; the number of employees to be terminated, their locations and job were specifically identified; and the period of time to implement the plan was set. For restructuring actions initiated after January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The adoption of SFAS No. 146 did not have a material impact on our operating results or financial position.

Stock-Based Compensation

We account for employee stock-based compensation plans using the intrinsic value method prescribed by APB No. 25 and have adopted the disclosure only provisions of SFAS No. 123 and SFAS No. 148. We account for stock compensation expense related to stock options granted to consultants based on the fair value estimated using the Black-Scholes option pricing model on the date of grant and remeasured at each reporting date in compliance with EITF Issue No 96-18. As a result, stock based compensation expense fluctuated as the fair market value of our common stock fluctuates. Compensation expense is amortized using the multiple option approach in compliance with FIN No. 28. Pursuant to FIN No 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option pricing model. The fair value of assumed options is included as a component of the purchase price. The intrinsic value attributable to unvested options is recorded as unearned stock based compensation and amortized over the remaining vesting period of the options. The disclosure of the following table illustrates the effect on net loss and net loss per share if we had applied a fair value method as prescribed by SFAS No. 123.

	Year Ended November 30,
	2003	2002	2001
Net income (loss), as reported	$11,440	$(94,580)	$(13,242)
Total stock-based employee compensation expense determined under intrinsic value based method for all awards	1,136	4,476	26,883
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(51,283)	(112,980)	26,018

Pro forma net income (loss)	$(38,707)	$(203,084)	$39,659

Net income (loss) per share:
Basic—as reported	$0.05	$(0.46)	$(0.07)

Basic—pro forma	$(0.18)	$(0.99)	$0.20

Diluted—as reported	$0.05	$(0.46)	$(0.07)

Diluted—pro forma	$(0.18)	$(0.99)	$0.19

See Note 10 for a summary of the assumptions used to estimate the fair value of equity instruments granted to employees.

These pro forma amounts may not be representative of the effects for future years as options vest over several years and additional awards are generally made each year.

Income Taxes

We account for income taxes under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to estimated amounts expected to be realized. A valuation allowance is reduced to reflect net deferred tax assets to an amount that is more likely than not to be realized. Generally accepted accounting principles require that the realizability of net deferred

III-10

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

tax assets be evaluated on an ongoing basis. Accordingly, we consider forecasts or future taxable income, our most recent operating results and various tax planning strategies in assessing the need for a valuation allowance. In the consideration of the realizability of net deferred tax assets, recent losses must be given more weight than any projections of future profitability.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which consists of unrealized gains and losses on available-for-sale securities and cumulative translation adjustments. Total comprehensive income (loss) is presented in the accompanying Consolidated Statement of Stockholders’ Equity. Total accumulated other comprehensive income (loss) is displayed as a separate component of stockholder’s equity in the accompanying Consolidated Balance Sheets.

The accumulated balances for each classification of comprehensive income (loss) consists of the following, net of taxes (in thousands):

	Unrealized Gain (Loss) in Available-for-Sale Securities	Foreign Currency Translation	Accumulated Other Comprehensive Income
Beginning balance at December 1, 2000	$4,804	$(549)	$4,255
Change during period	5,735	532	6,267

Balance at November 30, 2001	10,539	(17)	10,522
Change during period	(8,127)	502	(7,625)

Balance at November 30, 2002	2,412	485	2,897
Change during period	(2,313)	(359)	(2,672)

Balance at November 30, 2003	$99	$126	$225

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Certain potential common shares were not included in computing net income (loss) per share because they were anti-dilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share amounts):

	Year Ended November 30,
	2003	2002	2001
Net income (loss)	$11,440	$(94,580)	$(13,242)

Weighted-average common shares used to compute basic net income (loss) per share	211,555	205,821	195,001
Effect of dilutive securities:
Common stock equivalents	10,781	—	—
Common stock subject to repurchase	183	—	—

Weighted-average common shares used to compute diluted net income (loss) per share	222,519	205,821	195,001

Net income (loss) per share—basic	$0.05	$(0.46)	$(0.07)

Net income (loss) per share—diluted	$0.05	$(0.46)	$(0.07)

III-11

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

The following table sets forth potential common shares that are not included in the diluted net income (loss) per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

	November 30,
	2003	2002	2001
Options to purchase common stock	32,047	43,460	34,011
Common stock subject to repurchase	23	344	1,266

	32,070	43,804	35,277

Derivative Financial Instruments

We account for derivative instruments and hedging activities under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings.

We enter into foreign currency forward exchange contracts (“forward contracts”) to manage exposure related to accounts receivable denominated in foreign currencies. We do not enter into derivative financial instruments for trading purposes. We had outstanding forward contracts with notional amounts totaling approximately $1.0 million, $3.0 million and $4.5 million at November 30, 2003, 2002 and 2001, respectively. The open contracts at November 30, 2003 mature at various dates through March 2004 and are economic hedges of certain foreign currency transaction exposures in the Euro and Australian Dollar. The fair value of these forward contracts at November 30, 2003 was not significant.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and is effective for financial instruments entered into or modified after May 31, 2003. We adopted SFAS No. 150 on June 1, 2003. The adoption did not have a material impact on our results of operations or financial condition.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity (“VIE”), the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. The consolidation requirements of FIN 46 are effective immediately for VIE’s created after January 31, 2003. The consolidation requirements for older VIE’s are effective for financial statements of interim or annual periods beginning after June 15, 2003, however in October of 2003 the FASB deferred the effective date of FIN 46 for older VIE’s to the end of the first interim or annual period ending after December 15, 2003. Certain disclosure requirements are effective for all financial statements issued after January 31, 2003, regardless of when the VIE was established. We do not have any ownership in any variable interest entities as of November 30, 2003. We will apply the consolidation requirements of FIN 46 in future periods should an interest in a variable interest entity be acquired.

III-12

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

Note 3. Balance Sheet Components

	November 30,
	2003	2002
	(in thousands)
Accounts receivable	$55,641	$62,586
Unbilled fees and services	2,733	2,895

	58,374	65,481
Less: Allowances for doubtful accounts, returns and discounts	(4,715)	(5,686)

	$53,659	$59,795

Property and equipment, net:
Buildings	$78,008	$—
Equipment and software	47,441	46,664
Furniture and fixtures	4,433	5,554
Facility improvements	33,832	35,676

	163,714	87,894
Less: Accumulated depreciation and amortization	(44,590)	(33,067)

	$119,124	$54,827

Other assets:
Prepaid land lease	$27,222	$—
Private equity investments, net	1,469	2,199
Investments pledged for security of letter of credit	5,898	5,000
Restricted cash	—	898
Other	334	251

	$34,923	$8,348

Accrued liabilities:
Compensation and benefits	$20,860	$22,775
Expenses	15,359	18,906

	$36,219	$41,681

Accrued excess facilities costs:
Restructuring costs	$38,370	$45,187
Acquisition integration costs	4,152	6,124

	$42,522	$51,311

Note 4. Allowances for Doubtful Accounts, Returns and Discounts

The following is a summary of the sales and receivables reserves, returns, and discounts activity for the periods indicated (in thousands):

	Balance at Beginning of Period	Charged Against Revenue	Charged to Expenses	Deduction	Balance at End of Period
Year Ended November 30, 2001	$4,257	$1,619	$1,878	$(2,439)	$5,315
Year Ended November 30, 2002	5,315	2,310	1,043	(2,982)	5,686
Year Ended November 30, 2003	5,686	1,760	400	(3,131)	4,715

Note 5. Property and Equipment

Building acquisition

On June 25, 2003, we purchased the four buildings comprising our corporate headquarters in Palo Alto, California for $80.0 million. In connection with the purchase we entered into a 51-year lease of the land upon which the buildings are located. The lease was paid in advance in the amount of $28.0 million (Note 9). The total consideration paid for the land lease and the buildings of $108.0 million is comprised of $54.0 million in cash and a $54.0 million mortgage note payable (Note 7).

III-13

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

The capitalized cost of the buildings was reduced by the existing deferred rent in the amount of $3.1 million related to the previous operating lease on the buildings. In addition, we capitalized $1.1 million of acquisition costs incurred in connection with the purchase. The net purchase price of the buildings of $78.0 million is stated at cost, net of accumulated depreciation, and is included as a component of Property and Equipment on the Consolidated Balance Sheets. Depreciation is computed using the straight-line method over the estimated useful life of 25 years.

Note 6. Goodwill and Other Intangibles

In connection with the adoption of SFAS No. 142 on December 1, 2002, $103.2 million in goodwill, which includes $1.2 million in assembled workforce, net of accumulated amortization and deferred taxes that were reclassified to goodwill, is no longer amortized, but is instead tested for impairment annually or sooner if circumstances indicate that it may no longer be recoverable.

SFAS No. 142 prescribes a two-step process for transitional impairment testing of goodwill. The first step, screens for impairment, while the second step, measures the impairment, if any. We performed our transitional goodwill impairment test during the first quarter of fiscal 2003, which did not indicate impairment existed. SFAS No. 142 requires impairment testing based on reporting units, however, we operate in one segment which we consider our sole reporting unit. Therefore, goodwill was tested for impairment at the entity level. The fair value of the entity, which was determined based on current market capitalization, exceeded its carrying value, and goodwill was determined not to be impaired. Further when our annual impairment test was performed during the fourth quarter of fiscal 2003, goodwill was determined not to be impaired.

The following is a summary of reported net income (loss) and net income (loss) per share as adjusted to exclude amortization of goodwill and assembled workforce for the periods indicated (in thousands, except per share amounts):

	Year Ended November 30,
	2003	2002	2001
Reported net income (loss)	$11,440	$(94,580)	$(13,242)

Goodwill amortization	—	17,421	17,523
Assembled workforce amortization	—	1,048	1,190

Adjusted net income (loss)	$11,440	$(76,111)	$5,471

Basic earnings per share:
Reported net income (loss)	$0.05	$(0.46)	$(0.07)

Goodwill amortization	—	0.08	0.09

Assembled workforce amortization	—	0.01	0.01

Adjusted net income (loss)	$0.05	$(0.37)	$0.03

Diluted earnings per share:
Reported net income (loss)	$0.05	$(0.46)	$(0.07)

Goodwill amortization	—	0.08	0.09

Assembled workforce amortization	—	0.01	0.01

Adjusted net income (loss)	$0.05	$(0.37)	$0.03

The changes in the carrying amount of goodwill for the year ended November 30, 2003 are as follows (in thousands):

Amount
Balance as of November 30, 2002	$101,993
Reclassification of assembled workforce	1,188
Praja purchase price adjustment	(175)

Balance as of November 30, 2003	$103,006

III-14

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

We had no intangible assets that are not subject to amortization as of either of the periods presented. The following is a summary of amortized acquired intangible assets for the periods indicated (in thousands):

	November 30, 2003			November 30, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Existing technology	$21,030	$(15,490)	$5,540	$21,030	$(10,723)	$10,307
Customer base	4,960	(4,042)	918	4,960	(2,949)	2,011
Assembled workforce	—	—	—	4,240	(3,050)	1,190
Trademarks	1,550	(1,228)	322	1,550	(897)	653
Non-compete agreement	480	(397)	83	480	(197)	283
OEM customer royalty agreements	1,000	(317)	683	1,000	(117)	883
Maintenance agreements	600	(271)	329	600	(100)	500

Total	$29,620	$(21,745)	$7,875	$33,860	$(18,033)	$15,827

The following is a summary of the aggregate amortization expense for acquired intangible assets for the periods indicated (in thousands):

Amount
Year ended November 30, 2003	$6,764
Year ended November 30, 2002	$7,007
Year ended November 30, 2001	$5,993

The estimated future amortization expense of acquired intangible assets as of November 30, 2003 is as follows (in thousands):

Amount
2004	$6,202
2005	1,391
2006	200
2007	82
Thereafter	—

Total	$7,875

Note 7. Long Term Debt and Line of Credit

Mortgage Note Payable

In connection with the corporate headquarters purchase in June 2003, we recorded a $54.0 million mortgage note payable to a financial institution collateralized by the commercial real property acquired. The mortgage note payable carries a fixed annual interest rate of 5.09% and a 20-year amortization. The principal balance remaining at the end of the 10-year term of $33.9 million is due as a final balloon payment on July 1, 2013. We are prohibited from acquiring another company without prior consent from the lender unless we maintain between $100.0 million and $300.0 million of cash and cash equivalents, depending on various other non-financial terms as defined in the agreements. In addition, we are subject to certain non-financial covenants as defined in the agreements. We are in compliance with all covenants at November 30, 2003.

We capitalized $0.7 million in financing fees in connection with the mortgage note payable. These fees are included in Other Assets on the Consolidated Balance Sheets and are being amortized to interest expense over the term of the loan of 10 years.

Line of Credit

In connection with the mortgage note payable, we entered into a one-year $20.0 million revolving line of credit with Silicon Valley Bank that matures on June 23, 2004. As of November 30, 2003, no amounts were

III-15

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

drawn on this line of credit. Interest is charged on outstanding amounts at the greater of the financial institution’s Prime Rate plus 4.25% or, if elected, a rate of 2.75% per annum in excess of the LIBOR Rate. We are required to maintain a minimum unrestricted cash, cash equivalent, and short term investment balance of $150.0 million as well as other non-financial covenants defined in the agreement. We are in compliance with all covenants at November 30, 2003.

Note 8. Income Taxes

Significant components of the provision for income taxes are as follows (in thousands):

	Year Ended November 30,
	2003	2002	2001
Federal:
Current	$550	$—	$9,070
Deferred	1,578	14,281	(16,668)

	2,128	14,281	(7,598)
State:
Current	510	500	1,443
Deferred	302	6,831	(6,776)

	812	7,331	(5,333)
Foreign:
Current	3,103	2,550	2,462
Deferred	—	—	—

	3,103	2,550	2,462

Income tax (benefit) provision	$6,043	$24,162	$(10,469)

We paid income taxes of $3.8 million, $2.7 million and $1.3 million for the years ended November 30, 2003, 2002 and 2001, respectively. Income (loss) before provision for income taxes consisted of (in thousands):

	Year Ended November 30,
	2003	2002	2001
United States	$14,549	$(74,088)	$(27,947)
International	2,935	3,670	4,236

Total	$17,484	$(70,418)	$(23,711)

The (benefit) provision for income taxes was at rates other than the U.S. Federal statutory tax rate for the following reasons:

	Year Ended November 30,
	2003	2002	2001
U.S. Federal statutory rate	35.0%	(34.0)%	(35.0)%
State taxes	5.0	(4.9)	(4.4)
Minimum taxes	(2.5)	—	—
R & D credits	(1.5)	(0.7)	(2.1)
In-process research and development	2.4	1.3	—
Goodwill	6.0	8.1	24.7
Stock option compensation	(11.9)	1.2	38.5
Change in valuation allowance	2.5	61.8	(70.0)
Other	(0.4)	1.4	4.1

Income tax (benefit) provision	34.6%	34.2%	(44.2)%

U.S. income taxes and foreign withholding taxes were not provided for on a cumulative total of $10.3 million of undistributed earnings for certain non-U.S. subsidiaries. We intend to reinvest these earnings indefinitely in operations outside the U.S.

III-16

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

The components of deferred tax assets/liabilities are as follows (in thousands):

	Year Ended November 30,
	2003	2002	2001
Deferred tax liabilities:
Intangible assets	$(1,879)	$(3,080)	$(1,532)

Deferred tax assets:
Net operating loss carryforward	189,067	181,160	—
Stock option compensation	—	524	233
Reserves and accruals	21,826	32,535	14,728
Credit carryforwards	8,394	7,910	3,101
Depreciation and amortization	13,045	7,533	5,748
Unrealized (gains)/losses on investments	7,363	6,080	(3,383)
Other	18	12	(729)

Total deferred tax assets	239,713	235,754	19,698

Valuation allowance	(237,834)	232,674	—

Net deferred tax assets/(liabilities)	$—	$—	$18,166

Approximately $192.7 million of the deferred tax assets resulted from stock option benefits. When the tax benefits of these assets are recognized, they will be credited to stockholders’ equity.

Approximately $11.2 million of the deferred tax assets relate to an acquired entity. When these tax benefits of these assets are recognized, they will be allocated to reduce goodwill.

Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized; and accordingly, a full valuation allowance has been recorded for the year ended November 30, 2003. During the next fiscal year, management will reassess the appropriateness of the valuation allowance if it is more likely than not that the deferred tax assets will be realized in the foreseeable future.

Our income taxes payable for federal purposes has been reduced by the tax benefits associated with exercise of employee stock options. These benefits were credited directly to shareholders’ equity and amounted to $0.6 million for fiscal 2003.

As of November 30, 2003, our federal and state net operating loss carryforwards for income tax purposes were $516 million and $207 million, respectively, which expire through 2023. As of November 30, 2003, our federal and state tax credit carryforwards for income tax purposes were $5.4 million and $3.0 million, respectively, which expire through 2023. These net operating loss and tax credit carryforwards were recorded as deferred tax assets with a full valuation allowance reserved against them.

In the event of a change in ownership, as defined under federal and state tax laws, our net operating loss and tax credit carryforwards may be subject to annual limitation. The annual limitation may result in the expiration of the net operating loss and tax credit carryforwards before utilization.

Note 9. Commitments and Contingencies

Letter of Credit

In connection with the mortgage note payable (Note 7), we entered into an irrevocable letter of credit with Silicon Valley Bank in the amount of $13.0 million. The letter of credit automatically renews for successive one-year periods, until the mortgage note payable has been satisfied in full and is collateralized by the Line of Credit (Note 7).

Prepaid Land Lease

In June 2003, we entered into a 51-year lease of the land upon which our corporate headquarters is located. The lease was paid in advance for a total of $28.0 million, but is subject to adjustments every ten years based upon changes in fair market value. Should it become necessary, we have the option to prepay any rent

III-17

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

increases due as a result of a change in fair market value. This prepaid land lease is being amortized using the straight-line method over the life of the lease; the portion to be amortized over the next twelve months is included in Other Current Assets and the remainder is included in Other Assets on the Consolidated Balance Sheets.

Operating Commitments

We lease office space and equipment under non-cancelable operating leases with various expiration dates through March 2014. Rental expense was approximately $15.3 million, $19.5 million and $13.7 million for the years ended November 30, 2003, 2002 and 2001, respectively.

As of November 30, 2003, contractual commitments associated with indebtedness and lease obligations are as follows, (in thousands):

	2004	2005	2006	2007	2008	Thereafter	Total
Operating commitments:
Debt principal	$1,624	$1,709	$1,798	$1,892	$1,990	$44,463	$53,476
Debt interest	2,684	2,600	2,511	2,417	2,318	9,358	21,888
Operating leases	3,092	1,578	1,279	864	846	1,966	9,625

Total operating commitments	7,400	5,887	5,588	5,173	5,154	55,787	84,989
Restructuring-related commitments:
Operating leases	9,939	9,632	8,021	8,378	8,599	19,580	64,149
Sublease income	(2,503)	(2,411)	(1,296)	(1,295)	(1,324)	(2,079)	(10,908)

Total restructuring-related commitments	7,436	7,221	6,725	7,083	7,275	17,501	53,241

Total commitments	$14,836	$13,108	$12,313	$12,256	$12,429	$73,288	$138,230

As of November 30, 2003, future minimum lease payments under restructured non-cancelable operating leases include $38.4 million provided for as accrued restructuring costs and $4.1 million provided for as acquisition integration liabilities. These amounts are included in Accrued Excess Facilities Costs on the Consolidated Balance Sheets.

Share Repurchase

In October 2003, we entered into a Registration and Repurchase Agreement with Reuters. Pursuant to the agreement, if Reuters sells more than $100 million of our common stock held by it in a single transaction, we have agreed to repurchase an equal amount of common stock at the same price which the shares are sold to the public, up to a maximum of $115 million. We filed a registration statement on Form S-3 in November 2003 that was declared effective by the SEC in January 2004 pursuant to which Reuters may sell up to an aggregate of 60 million shares of our common stock.

Derivative Instruments

We conduct business in North America, South America, Europe, Asia and the Middle East. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. A majority of sales are currently made in U.S. dollars. We enter into foreign currency forward exchange contracts (“forward contracts”) to manage exposure related to accounts receivables denominated in foreign currencies. We do not enter into derivative financial instruments for trading purposes. Gains and losses on the contracts are included in other income (expense) in our Consolidated Statements of Operations. Our foreign exchange forward contracts relating to accounts receivable generally have original maturities corresponding to the due dates of the receivables. We had outstanding forward contracts with amounts totaling approximately $1.0 million at November 30, 2003, which expire at various dates through March 2004. The fair value of these forward contracts at November 30, 2003 was not significant.

Indemnifications

Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no such claims have been filed against us. We also warrant to customers that

III-18

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

software products operate substantially in accordance with the software product’s specifications. Historically, minimal costs have been incurred related to product warranties, and as such no accruals for warranty costs have been made. In addition, we indemnify our officers and directors under the terms of indemnity agreements entered into with them, as well as pursuant to our certificate of incorporation, bylaws, and applicable Delaware law. To date, we have not incurred any costs related to these indemnifications.

Legal Proceedings

We, certain of our directors and officers and certain investment bank underwriters have been named in a putative class action for violation of the federal securities laws in the U.S. District Court for the Southern District of New York, captioned “In re TIBCO Software Inc. Initial Public Offering Securities Litigation.” This is one of a number of cases challenging underwriting practices in the initial public offerings (IPOs) of more than 300 companies, which have been coordinated for pretrial proceedings as “In re Initial Public Offering Securities Litigation.” Plaintiffs generally allege that the underwriters engaged in undisclosed and improper underwriting activities, namely the receipt of excessive brokerage commissions and customer agreements regarding post-offering purchases of stock in exchange for allocations of IPO shares. Plaintiffs also allege that various investment bank securities analysts issued false and misleading analyst reports. The complaint against us claims that the purported improper underwriting activities were not disclosed in the registration statements for our IPO and secondary public offering and seeks unspecified damages on behalf of a purported class of persons who purchased our securities or sold put options during the time period from July 13, 1999 to December 6, 2000.

A lawsuit with similar allegations of undisclosed improper underwriting practices, and part of the same coordinated proceedings, is pending against Talarian Corporation (“Talarian”), which we acquired in 2002. That action is captioned “In re Talarian Corp. Initial Public Offering Securities Litigation.” The complaint against Talarian, certain of its underwriters, and certain of its former directors and officers claims that the purported improper underwriting activities were not disclosed in the registration statement for Talarian’s IPO and seeks unspecified damages on behalf of a purported class of persons who purchased Talarian securities during the time period from July 20, 2000 to December 6, 2000.

A proposal to settle the claims against all of the issuers and individual defendants in the coordinated litigation was conditionally accepted by us and Talarian on June 20, 2003. The completion of the settlement is subject to a number of conditions, including Court approval. Under the settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in the action, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay an amount equal to $1.0 billion less any amounts ultimately collected by the plaintiffs from the underwriter defendants in all the cases. The disposition of this matter is limited to our $0.5 million corporate insurance deductible. We completed payment of the insurance deductible in the third quarter of fiscal 2003. Unlike most of the defendant issuers’ insurance policies, including ours, Talarian’s policy contains a specific self-insured retention in the amount of $0.5 million for IPO “laddering” claims, including those alleged in this matter. Thus, under the proposed settlement, if any payment is required under the insurers’ guaranty, Talarian would be responsible for paying its pro rata share of the shortfall, up to $0.5 million of the self-insured retention remaining under its policy. The self insured retention of $0.5 million was accrued at the time of the acquisition.

Note 10. Stockholders’ Equity

Preferred Stock

Our Certificate of Incorporation, as amended, authorizes us to issue 25.0 million shares of $0.001 par value preferred stock.

Common Stock

Our Certificate of Incorporation, as amended, authorizes us to issue 1.2 billion shares of $0.001 par value common stock. A portion of the shares issued are subject to a right of repurchase by us subject to vesting, which is generally over a five-year period from the grant date or employee hire date, as applicable, until

III-19

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

vesting is complete. Unvested shares are subject to repurchase at the original exercise price. As of November 30, 2003, 2002 and 2001, shares of common stock subject to a repurchase option held by the Company totaled 0.1 million shares, 0.3 million shares and 1.3 million shares at weighted average prices of $1.83, $1.17 and $0.77 per share, respectively.

Benefit Plans

1996 Stock Option Plan, as amended. In 1996, we adopted the 1996 Stock Option Plan (the “1996 Plan”). The 1996 Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the 1996 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to employees (including officers and directors who are employees). Nonqualified stock options may be granted to Company employees and consultants. Options under the 1996 Plan may be granted for terms not to exceed ten years. Options granted before our Initial Public Offering are exercisable immediately upon grant and generally vest over five years and are subject to repurchase until vested. Options granted after our Initial Public Offering, are not generally exercisable immediately and generally vest over four years. The 1996 Plan provides for an automatic increase to the number of shares of common stock reserved for issuance (to be added on the first day of each fiscal year beginning in 2000) equal to the lesser of (i) 60 million shares, (ii) 5% of the outstanding shares of our common stock, or (iii) a lesser amount determined by the Board of Directors. As of November 30, 2003, there were 18.9 million shares reserved for grant under this plan.

Talarian Stock Option Plans. In April 2002, we assumed all of the Talarian Stock Option Plans (the “Talarian Plans”) in connection with our acquisition of Talarian. At the date of acquisition all outstanding options of Talarian common stock were converted, according to the exchange ratio, into options of our common stock with terms and conditions equivalent to those applicable at the time of conversion. We recorded $0.7 million of deferred compensation related to 486,000 options assumed and converted under this plan. Though we have no intention of issuing additional grants, there were 0.1 million shares reserved for grant under this plan as of November 30, 2003.

2001 Stock Option Exchange Program. In January 2001, TIBCO’s Board of Directors approved a voluntary stock option exchange program for certain of the Company’s employees. Under the program, employees had the opportunity to cancel certain outstanding stock options granted to them under the 1996 Plan between September 9, 1999 and February 15, 2001 in exchange for a new option grant for an equal number of shares with terms and conditions substantially the same as the cancelled options to be granted on October 8, 2001. The program terminated on April 5, 2001. A total of 13.5 million options were cancelled in connection with the option exchange. The exercise prices of the new options were the closing price on NASDAQ on October 8, 2001 at $8.00 per share. Members of TIBCO’s Board of Directors and executive officers were not eligible to participate in this program.

2000 Extensibility Stock Option Plan. In 2000, we adopted the 2000 Extensibility Stock Option Plan (the “Extensibility Plan”) in connection with options assumed in our acquisition of Extensibility. Extensibility employees who continued service with us were granted options with terms and conditions equivalent to those applicable at the date of acquisition. Though we have no intention of issuing additional grants, there were 21,656 shares reserved for grant under this plan as of November 30, 2003.

1998 Advisory Council Option Plan. In October 1998, we adopted the 1998 Advisory Council Option Plan (the “Advisory Plan”) as a sub-plan to the 1996 Plan for the purpose of attracting and retaining personnel for service on an information technology advisory council. The Advisory Plan provides for an initial grant of 15,000 shares to each advisory council member (30,000 shares to the chairman). Options are granted at an exercise price not less than fair market value of the Common Stock on the date of grant, have a term not to exceed ten years and become exercisable over a two-year period with half of the shares vesting annually.

Employee Stock Purchase Program. In June 1999, we adopted the Employee Stock Purchase Program (the “ESP Program”) as a sub-plan to the 1996 Plan. Employees are generally eligible to participate in the ESP Program if they are customarily employed by us for more than 20 hours per week and more than 5 months in a calendar year and are not (and would not become as a result of being granted an option under the ESP Program) 5% stockholders of the Company. Under the ESP Program, eligible employees may select a rate of payroll deduction up to 10% of their eligible compensation subject to certain maximum purchase limitations.

III-20

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

Each offering period has a maximum duration of two years (the “Offering Period”) and consists of four six-month Purchase Periods (each, a “Purchase Period”). Upon adoption of the ESP Program, Offering Periods and Purchase Periods began on January 1 and July 1 of each year. Effective July 1, 2001, all future Offering Periods and Purchase Periods were changed to begin on February 1 and August 1 of each year. The price at which the common stock is purchased under the ESP Program is 85% of the lesser of the fair market value of our common stock on the first day of the applicable Offering Period or on the last day of that Purchase Period. The ESP Program will terminate after a period of ten years unless terminated earlier as permitted by the ESP Program.

Under this Program, approximately 1.2 million, 1.0 million and 1.0 million shares were issued during fiscal 2003, 2002 and 2001, respectively, representing approximately $5.4 million, $7.1 million and $6.6 million in employee contributions for fiscal 2003, 2002 and 2001, respectively. As of November 30, 2003, there were 2.7 million shares reserved for grant under this plan.

1998 Director Option Plan. In February 1998, we adopted the 1998 Director Option Plan (the “Director Plan”). As amended in April 2002, the Director Plan provides for an automatic initial grant of 100,000 shares to members of the Board who are not employees of the Company or Reuters (“External Directors”). At any subsequent annual re-election, each External Director shall be granted an option to purchase 40,000 additional shares. Options are granted at an exercise price not less than the fair market value of the stock on the date of grant, have a term not to exceed ten years and become exercisable over a three-year period with a third of the shares vesting annually. Any External Director with over one-year of consecutive service prior to the effective date of the Director Plan received an initial grant of 450,000 shares. As of November 30, 2003, there were 2.2 million shares reserved for grant under this plan.

The activity under all stock option plans is summarized as follows (in thousands, except per share data):

	Year Ended November 30,
	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of period	43,460	$7.55	34,011	$6.60	41,830	$27.09
Granted	7,179	4.92	16,461	9.72	19,136	12.81
Exercised	(2,047)	1.62	(3,068)	3.01	(6,324)	0.90
Forfeited	(6,262)	8.99	(3,944)	11.95	(20,631)	55.65

Outstanding at end of period	42,330	7.18	43,460	7.55	34,011	6.60

Options exercisable at period end	26,795	$6.83	23,397	$5.66	16,491	$2.43

The following table summarizes information about stock options outstanding at November 30, 2003 (in thousands, except number of years and per share data):

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Underlying Options	Weighted Average Exercise Price
$0.20 to $0.33	7,125	3.23 years	$0.21	7,124	$0.21
$0.34 to $2.00	3,402	5.15 years	1.66	3,402	1.66
$2.01 to $5.99	10,936	9.00 years	5.12	2,348	5.16
$6.00 to $8.00	9,620	7.93 years	7.83	7,402	7.92
$8.01 to $11.69	3,640	7.74 years	11.03	2,501	11.13
$11.70 to $15.41	6,597	8.02 years	12.68	3,083	12.61
$15.42 to $39.13	471	6.21 years	26.06	436	26.15
$39.14 to $71.81	539	6.38 years	54.36	499	54.03

Total	42,330	7.15 years	$7.18	26,795	$6.83

III-21

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

At November 30, 2003, 21.6 million and 2.2 million shares of authorized but unissued common stock are reserved for future issuance under the 1996 Plan and the Director Plan, respectively.

Stock-Based Compensation

	Year Ended November 30,
	2003	2002	2001
Stock-based compensation related to:
Cost of revenue	$201	$527	$977
Research and development	513	1,318	12,109
Sales and marketing	276	1,286	10,128
General and administrative	73	919	3,751

Total	$1,063	$4,050	$26,965

We recorded a total of $58.4 million in unearned compensation through November 30, 2003, representing the difference between the fair value of our common stock at the date of grant and the exercise price of such options and in connection with acquisitions. In addition, as of November 30, 2003, we expect to record a negligible amount of additional acquisition related compensation expense in connection with additional cash consideration contingent on the vesting and exercise of stock options and restricted stock, which were unvested at the acquisition date.

Stock-based compensation expense related to stock options granted to consultants is recognized as earned using the multiple option method, and is shown by expense category. At each reporting date, we re-value the stock options using the Black-Scholes option-pricing model. As a result, stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. In connection with the grant of stock options to consultants, we recognized a negligible amount of stock-based compensation income for the year ended November 30, 2003 and $0.4 million stock-based compensation income for the year ended November 30, 2002, for the reversal of stock based compensation expense caused by a decline in the fair value of our common stock. For the year ended November 30, 2001, stock-based compensation expense was $0.1 million.

Payroll taxes due as a result of employee exercises of nonqualified stock options were negligible for the year ended November 30, 2003 and $1.3 million and $0.5 million for years ended November 30, 2002 and 2001, respectively.

Fair Value Disclosures

See Footnote 2 for pro forma net income/(loss) had compensation cost for our stock-based compensation plans been determined based on the fair value at the grant date for the awards under a method prescribed by SFAS No. 123. We calculated the value of each option grant on the date of the grant using a Black-Scholes option-pricing model with the following assumptions.

	Stock Option Plans			ESP Plan
	2003	2002	2001	2003	2002	2001
Risk free interest rates	2.6%	3.2%	4.2%	2.6%	3.2%	4.2%
Expected lives (in years)	3.0	3.0	3.0	0.5	0.5	0.5
Dividend yield	0.0	0.0	0.0	0.0	0.0	0.0
Expected volatility	98%	117%	128%	98%	117%	128%

401(k) Plan. Our employee savings and retirement plan is qualified under Section 401 of the Internal Revenue Code. Employees may elect to reduce their current compensation by up to the statutory prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. We provide matches to employee contributions up to 4% of an employee’s base pay and an additional 50% match on employee contributions of the next 2% of base pay. Our matching contributions to the Plan totaled $3.5 million, $3.3 million and $2.8 million in fiscal 2003, 2002 and 2001, respectively.

III-22

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

Note 11. Segment Information

We operate primarily in one industry segment: the development and marketing of a suite of software products that enables businesses to link internal operations, business partners and customer channels through the real-time distribution of information. Revenue by geographic area is as follows (in thousands):

	Year Ended November 30,
	2003	2002	2001
Americas	$140,972	$164,717	$183,940
Europe	106,652	93,743	113,727
Pacific Rim	16,586	14,933	24,424

Total Revenue	$264,210	$273,393	$322,091

Revenue from Reuters, a related party, is primarily included in the European geographic segment and accounted for 12%, 9% and 8% of total revenue for the years ended November 30, 2003, 2002 and 2001, respectively. Long-lived assets outside the United States at November 30, 2003 and 2002 were not material.

One customer, Federal Express, had a balance in excess of 10% of net accounts receivable at November 30, 2002. There were no customers with a balance in excess of 10% of net accounts receivable at November 30, 2001 or 2003.

Note 12. Restructuring Charge

During fiscal 2002 and 2001, we recorded restructuring charges totaling $70.5 million, consisting of $4.5 million for headcount reductions, $54.3 million for consolidation of facilities, $11.1 million for related write-down of leasehold improvements and $0.6 million of other related restructuring charges. These restructuring charges were recorded to align our cost structure with changing market conditions. We are currently working with corporate real estate brokers to sublease unoccupied facilities.

During the first quarter of fiscal 2003, we recorded a restructuring charge of $1.1 million related to a reduction in headcount to further align our cost structure with changing market conditions. This reduction of approximately 44 employees was comprised of, 60% sales and marketing staff, 5% general and administrative staff, and 35% research and development staff. All severance related actions were completed by August 31, 2003.

In connection with the acquisition of Talarian in the second quarter of fiscal 2002, we recorded an accrual for acquisition integration liabilities which includes the incremental costs to exit and consolidate activities at Talarian locations, termination of certain Talarian employees, and other costs to integrate operating locations and other activities of Talarian. The accrual was recorded using the guidance provided by EITF 95-3 “Recognition of Liabilities in a Purchase Business Combination” which requires that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. We abandoned the Talarian facilities and recorded an accrual of $7.4 million for the estimated losses to be incurred to sublet such facilities. In addition, we recorded an accrual of $1.0 million for severance related to the termination of redundant personnel.

III-23

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

The following sets forth our accrued restructuring costs as of November 30, 2003 (in thousands). Accrued excess facilities costs represent the estimated loss on abandoned facilities, net of sublease income, that is expected to be paid over the next seven years.

	Excess Facilities	Severance and Other*	Total
Fiscal 2001 charges	$17,800	$3,388	$21,188
Cash utilized in fiscal 2001	—	(3,388)	(3,388)

Balance at November 30, 2001	17,800	—	17,800
Fiscal 2002 charges	47,614	1,722	49,336
Acquisition integration costs	7,410	1,031	8,441
Cash utilized in fiscal 2002	(10,421)	(2,555)	(12,976)
Non-cash write-down of leasehold improvements in fiscal 2002	(11,092)	—	(11,092)

Balance at November 30, 2002	51,311	198	51,509
Fiscal 2003 charges	—	1,100	1,100
Cash utilized in fiscal 2003	(8,404)	(1,298)	(9,702)
Non-cash write-down of furniture and fixtures in fiscal 2003	(385)	—	(385)

Balance at November 30, 2003	$42,522	$—	$42,522

*	Included in consolidated balance sheet as a component of accrued liabilities.

Note 13. Related Party Transactions

Reuters

We have significant transactions with Reuters, including licensing, maintenance and support arrangements and development contracts. The following is a summary of revenue from Reuters for the periods indicated (in thousands):

	Year Ended November 30,
	2003	2002	2001
License fees	$16,936	$14,449	$18,124
Service and maintenance revenue:
Maintenance	13,145	9,584	4,854
Services contracts	654	1,255	2,573

Total service and maintenance	13,799	10,839	7,427

	$30,735	$25,288	$25,551

We have entered into commercial transactions with Reuters Group PLC, including its wholly owned and partially owned subsidiaries (collectively, “Reuters”), a principal stockholder of the Company. As of November 30, 2003, Reuters owned approximately 49% of the issued and outstanding shares of our capital stock and had one representative on the Board of Directors.

Reuters is a distributor of our products to customers in the financial services segment. Through the third quarter of fiscal 2003, we had a license, distribution and maintenance agreement with Reuters pursuant to which Reuters agreed to pay a minimum guaranteed distribution fee, which consists of a portion of Reuters’ revenue from its sales of our products and related services and maintenance, to us in the amount of $20.0 million per year through December 2003. Reuters had guaranteed minimum distribution fees of $20.0 million for each of the years ended December 31, 2003, 2002, and 2001. These fees were recognized ratably over the corresponding period as related party revenue. If actual distribution fees due from Reuters’ exceeded the cumulative minimum year-to-date guarantee, incremental fees were due. Such incremental fees were recognized in the period when the year-to-date fees exceeded the cumulative minimum guarantee. Royalty payments to Reuters for resale of Reuters products and services and fees associated with sales to the financial services segment are classified as related party cost of sales. In addition, the agreement required us to provide Reuters with internal maintenance and support until December 31, 2011 for a fee of $2.0 million per year plus an annual CPI-based increase, subject to Reuters annual renewal option. This amount was recognized ratably over the corresponding period as related party maintenance revenue.

III-24

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

In October 2003, we entered into a new commercial agreement with Reuters relating to the licensing, distribution and maintenance of our products that replaced our original agreement with Reuters. Pursuant to this new agreement, Reuters will continue to act as a non-exclusive reseller of our products to certain specified customers in the financial services market until March 2005 and will pay as a distribution license fee equal to 60% of license revenue it receives from sales to such customers. Reuters may also continue to use our products internally and embed them into its solutions. Reuters has agreed to continue to pay us minimum guaranteed fees in the amount of $5 million per quarter through March 2005. The quarterly minimum guaranteed fees will be reduced by an amount equal to 10% of the license and maintenance revenue from our sales to financial services companies (or, in the case of customers transitioned to us by Reuters, 40% of our maintenance revenues from such customers for up to one year after effectiveness of the agreement). Furthermore, Reuters began transitioning maintenance and support of our products for its customers, as well as associated revenue, upon entering into the new agreement. As a result, we began providing maintenance and support services directly to customers transitioned from Reuters in the fourth quarter of fiscal 2003. In addition to acting as a reseller of our products in the financial services market, Reuters will be eligible to receive a fee of between 5% and 20% of revenue from sales to approved customers referred to us by Reuters, depending upon the level of assistance Reuters provides in supporting the sale.

We recognized revenue from Reuters of $30.7 million, $25.3 million and $25.6 million in the years ended 2003, 2002 and 2001, respectively. Account receivable due from Reuters totaled $3.8 million and $1.5 million, as of November 30, 2003 and 2002 respectively. Revenue from Reuters consists primarily of product and maintenance fees on its sales of TIBCO products under the terms of the license, maintenance and distribution agreement with Reuters. We incurred $2.3 million, $2.9 million and $2.9 million in royalty and commission expense to Reuters in the years ended 2003, 2002 and 2001, respectively.

Cisco Systems

As of November 30, 2003, 2002 and 2001, Cisco Systems, Inc. (“Cisco”) owned approximately 6%, 6% and 7% of the outstanding common stock for the respective periods and had one representative on the Company’s Board of Directors until April 2003 and during fiscal 2002 and 2001. We recorded license revenue from Cisco of $2.2 million, $0.5 million and $1.3 million and service and maintenance revenue of $1.3 million, $1.5 million and $1.2 million for the years ended November 30, 2003, 2002 and 2001, respectively. Account receivable due from Cisco totaled $0.6 million as of November 30, 2003 and were negligible as of November 30, 2002.

Note 14. Business Combinations

PRAJA Inc.

On September 13, 2002, we completed our acquisition of PRAJA, a privately held developer of business activity monitoring software. We believe that the acquisition will give our customers new capabilities in directly monitoring real-time business operations against key performance indicators. The total purchase price of the acquisition, which was structured as an asset purchase transaction, was comprised of $3.2 million of cash and the assumption of $0.3 million of net liabilities. The entire $3.5 million cost was allocated to goodwill. During 2003, we decreased the purchase price by $0.2 million due to a change in the net liabilities assumed. The adjusted goodwill of $3.3 million will be reviewed annually for impairment. The results of operations of PRAJA are included in our Consolidated Statement of Operations from the date of the acquisition.

Talarian Corporation

On April 23, 2002, we completed our acquisition of Talarian, a provider of infrastructure software that enables businesses to exchange information in real time, both internally and with their partners, suppliers, and customers. Talarian’s server-based architecture allows software applications to communicate across local or wide area networks, including private networks and the Internet. The benefits to customers of Talarian’s primary product, SmartSockets, are reduced development effort, increased flexibility, and rapid deployment. The acquisition of Talarian extends the breadth of our integration messaging solutions.

The total purchase price of approximately $114.5 million comprised $53.7 million in cash, the issuance of 4.4 million shares of our common stock valued at $53.6 million and the assumption of 0.5 million stock options and restricted shares valued at $5.0 million for all of the outstanding capital stock of Talarian. We also

III-25

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

incurred an estimated $2.9 million in transaction fees, including legal, valuation and accounting fees. The total consideration was reduced by $0.7 million of unearned stock-based compensation related to approximately 0.2 million unvested stock options and restricted stock. Additional cash consideration of $0.9 million is contingent on the vesting and exercise of stock options and restricted stock and is to be recorded as compensation expense as earned. The net purchase price of approximately $114.5 million has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date. The results of operations of Talarian are included in our Consolidated Statement of Operations from the date of the acquisition.

The shares issued in the acquisition have been valued in accordance with EITF Issue No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.” In accordance with EITF No. 99-12, we have established that the first date on which the number of our shares and the amount of other consideration became fixed was March 28, 2002. Accordingly, we valued the transaction using the average closing price three days before and after March 28, 2002 of $12.29 per share.

The assumed stock options were valued using the Black Scholes valuation model with a volatility factor of 128%, an average risk free interest rate of 4.2%, and estimated lives of three to 36 months.

The Talarian acquisition was accounted for under SFAS No. 141 and certain specified provisions of SFAS No. 142. The results of operations of Talarian were included in our Consolidated Statement of Operations from April 23, 2002. The following table summarizes the estimated fair values of the tangible assets acquired and the liabilities assumed at the date of acquisition (in thousands):

Cash	$47,035
Accounts receivable	3,374
Other current assets	663
Property and equipment	1,420
Other non-current assets	151

Total assets acquired	52,644
Accrued liabilities	(2,964)
Acquisition integration liabilities	(8,441)
Deferred revenue	(3,767)

Total liabilities assumed	(15,172)

Net assets acquired	$37,472

The allocation of purchase price, excluding contingent purchase consideration, to the tangible and identifiable intangible assets acquired and liabilities assumed is as follows (in thousands):

Fair value of net tangible assets acquired	$37,472
Intangible assets acquired:
Developed technology	4,200
Customer base	600
Trademarks	100
OEM customer royalties	1,000
Noncompete agreement	400
In-process research and development	2,400
Goodwill	68,341

Purchase price	$114,513

In-process research and development, relating to development projects that had not reached technological feasibility and that had no future alternative uses, was expensed upon consummation of the merger. Other identifiable intangible assets are being amortized over their useful lives of two years for non-compete agreements, three years for developed technology, 3 1/2 years for customer base and trademarks, and five years for royalties.

III-26

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

Developed technology and in-process research and development (“IPRD”) were identified and valued through extensive interviews and analysis of data provided by Talarian concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The income approach, which includes an analysis of the cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing acquired intangible assets. Key assumptions included a discount rate of 36% and estimates of revenue growth, maintenance renewal rates, cost of sales, operating expenses and taxes. The development projects have been completed within management’s original estimates.

The residual purchase price of $68.3 million has been recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. Goodwill relating to the Talarian acquisition is not being amortized and is tested for impairment annually or whenever events indicate that impairment may have occurred.

As a result of the acquisition of Talarian, we incurred acquisition integration expenses for the incremental costs to exit and consolidate activities at Talarian locations, to involuntarily terminate Talarian employees, and for other costs of integrating operating locations and other activities of Talarian. Generally accepted accounting principles require that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. The components of the acquisition integration liabilities included in the purchase price allocation for Talarian are as follows (in thousands):

	Original Accrual	Utilized in fiscal 2002	Balance Remaining at November 30, 2002	Utilized in fiscal 2003	Balance Remaining at November 30, 2003
Workforce reductions	$1,031	$(1,031)	$—	$—	$—
Facilities	7,410	(1,286)	6,124	(1,972)	4,152

	$8,441	$(2,317)	$6,124	$(1,972)	$4,152

The acquisition integration liabilities are based on our current integration plan, which principally focuses on the elimination of redundant administrative overhead and support activities and the restructuring and repositioning of the sales/marketing and research and development organizations to eliminate redundancies in these activities.

The workforce reductions represent the termination of 42 Talarian employees, including 10 research and development, 14 sales and marketing, and 18 administrative personnel.

If we had acquired Talarian and PRAJA at the beginning of each of the periods presented, our unaudited pro forma net revenues, net loss and net loss per share would have been as follows:

	Fiscal Year Ended November 30,
	2002	2001
Revenue	$284,050	$335,864

Net loss	$(103,601)	$(38,702)

Net loss per share (basic and diluted)	$(0.50)	$(0.20)

III-27

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

Note 15. Unaudited Quarterly Results of Operations

The following sets forth our quarterly results of operations for fiscal 2003 and 2002 (in thousands):

	Three Months Ended Fiscal 2003				Three Months Ended Fiscal 2002
	Nov. 30, 2003	Aug. 31, 2003	May 31, 2003	Feb. 28, 2003	Nov. 30, 2002	Aug. 31, 2002	May 31, 2002	Feb. 28, 2002
Revenue:
License revenue:
Non-related parties	$36,222	$32,410	$27,977	$24,785	$38,324	$30,802	$31,973	$43,066
Related parties	3,911	2,192	2,823	10,190	3,508	3,841	3,800	3,800

Total license revenue	40,133	34,602	30,800	34,975	41,832	34,643	35,773	46,866
Services and maintenance revenue:
Non-related parties	28,246	26,574	26,303	24,908	25,934	24,913	24,781	23,908
Related parties	3,858	4,189	3,826	3,223	2,932	3,014	3,112	3,259
Billed expenses	738	749	539	547	593	718	467	650

Total services and maintenance revenue	32,842	31,512	30,668	28,678	29,459	28,645	28,360	27,817
Total revenue	72,975	66,114	61,468	63,653	71,291	63,288	64,133	74,683
Cost of revenue:
Stock-based compensation	37	44	65	54	97	108	169	153
Other cost of revenue non-related parties	16,767	15,326	14,489	14,424	15,364	15,079	16,622	15,395
Other cost of revenue related parties	199	1,479	199	403	225	51	1,408	1,003

Total cost of revenue	17,003	16,849	14,753	14,881	15,686	15,238	18,199	16,651
Gross profit	55,972	49,265	46,715	48,772	55,605	48,050	45,934	58,132

Operating expenses:
Research and development:
Stock-based compensation	61	77	148	227	235	296	336	451
Other research and development	15,560	14,120	17,119	17,276	18,724	17,788	18,206	16,308
Sales and marketing:
Stock-based compensation	53	85	100	37	360	431	206	289
Other sales and marketing	25,602	28,404	29,099	26,849	29,274	31,773	34,398	31,022
General and administrative:
Stock-based compensation	6	10	18	39	26	237	76	579
Other general and administrative	5,104	4,404	5,728	5,025	5,063	5,329	6,217	4,796
Acquired in-process research and development	—	—	—	—	—	—	2,400	—
Restructuring charges	—	—	—	1,100	—	19,692	29,645	—
Amortization of goodwill and acquired intangibles	499	499	499	499	5,009	5,162	5,062	5,012

Total operating expenses	46,885	47,599	52,711	51,052	58,691	80,708	96,546	58,457

Income (loss) from operations	9,087	1,666	(5,996)	(2,280)	(3,086)	(32,658)	(50,612)	(325)
Interest and other income and (loss), net	2,774	2,138	4,992	5,103	6,064	7,154	(5,122)	8,166

Net income (loss) before income taxes	11,861	3,804	(1,004)	2,823	2,978	(25,504)	(55,734)	7,841
Provision for (benefit from) income taxes	4,237	1,088	(444)	1,162	(389)	19,882	258	4,410

Net income (loss)	$7,624	$2,716	$(560)	$1,661	$3,367	$(45,386)	$(55,992)	$3,431

Net loss per share:
Basic	$0.04	$0.01	$(0.00)	$0.01	$0.02	$(0.22)	$(0.27)	$0.02

Weighted average common shares outstanding	212,956	211,827	211,213	210,224	209,484	208,026	204,630	201,144

Net loss per share:
Diluted	$0.03	$0.01	$(0.00)	$0.01	$0.02	$(0.22)	$(0.27)	$0.02

Weighted average common shares outstanding	224,047	222,708	211,213	221,938	217,504	208,026	204,630	217,520

III-28

TIBCO SOFTWARE INC.

Notes to Consolidated Financial Statements—(Continued)

The following sets forth our quarterly results of operations as a percentage of total revenue for fiscal 2003 and 2002:

	Three Months Ended Fiscal 2003				Three Months Ended Fiscal 2002
	Nov. 30, 2003	Aug. 31, 2003	May 31, 2003	Feb. 28, 2003	Nov. 30, 2002	Aug. 31, 2002	May 31, 2002	Feb. 28, 2002
Revenue:
License revenue:
Non-related parties	50%	49%	45%	39%	54%	49%	50%	58%
Related parties	5	3	5	16	5	6	6	5

Total license revenue	55	52	50	55	59	55	56	63
Service and maintenance revenue:
Non-related parties	39	41	43	39	36	39	39	32
Related parties	5	6	6	5	4	5	5	4
Billed expenses	1	1	1	1	1	1	—	1

Total service and maintenance revenue	45	48	50	45	41	45	44	37
Total revenue	100	100	100	100	100	100	100	100
Cost of revenue:
Stock-based compensation	—	—	—	—	—	—	—	—
Other cost of revenue non-related parties	23	23	24	23	22	24	26	21
Other cost of revenue related parties	—	2	—	1	—	—	2	1

Total cost of revenue	23	25	24	24	22	24	28	22
Gross profit	77	75	76	76	78	76	72	78

Operating expenses:
Research and development:
Stock-based compensation	—	—	—	—	—	1	1	1
Other research and development	21	21	28	27	26	28	28	22
Sales and marketing:
Stock-based compensation	—	—	—	—	1	1	—	—
Other sales and marketing	36	42	48	42	41	50	55	41
General and administrative:
Stock-based compensation	—	—	—	—	—	—	—	1
Other general and administrative	7	7	9	8	7	9	10	6
Acquired in-process research and development	—	—	—	—	—	—	4	—
Restructuring charges	—	—	—	2	—	31	46	—
Amortization of goodwill and acquired intangibles	1	2	1	1	7	8	7	7

Total operating expenses	65	72	86	80	82	128	151	78

Income (loss) from operations	12	3	(10)	(4)	(4)	(52)	(79)	(—)
Interest and other income, net	4	3	8	8	9	11	(8)	11

Net income (loss) before income taxes	16	6	(2)	4	5	(41)	(87)	11
Provision for (benefit from) income taxes	6	2	1	1	(1)	31	—	6

Net income (loss)	10%	4%	(1)%	3%	6%	(72)%	(87)%	5%

III-29

(C) Extracts from the TIBCO Quarterly Report on Form 10-Q

for the fiscal period ended 29 February 2004:

Condensed Consolidated Balance Sheets

(in thousands)

	February 29, 2004	November 30, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$86,190	$83,278
Short-term investments	429,757	521,391
Accounts receivable, net of allowances; $4,577 and $4,715, respectively	53,987	53,659
Due from related parties	3,470	4,454
Other current assets	15,249	15,549

Total current assets	588,653	678,331
Property and equipment, net of accumulated depreciation; $47,783 and $44,590, respectively	116,926	119,124
Other assets	35,525	34,923
Goodwill	98,691	103,006
Acquired intangibles, net of accumulated amortization; $23,436 and $21,745, respectively	6,184	7,875

	$845,979	$943,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,482	$3,692
Amounts due related parties	3	1,641
Accrued liabilities	37,884	36,219
Accrued excess facilities costs	40,471	42,522
Deferred revenue	46,251	42,914
Current portion of long term debt	1,645	1,624

Total current liabilities	129,736	128,612

Long term debt	51,433	51,853
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock	198	213
Additional paid-in capital	812,876	921,038
Unearned stock-based compensation	(196)	(254)
Accumulated other comprehensive income	1,832	225
Accumulated deficit	(149,900)	(158,428)

Total stockholders’ equity	664,810	762,794

	$845,979	$943,259

See accompanying notes to condensed consolidated financial statements.

III-30

TIBCO SOFTWARE INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	February 29, 2004	February 28, 2003
	(Unaudited)
License revenue:
Non-related parties	$36,459	$24,785
Related parties	4,311	10,190

Total license revenue	40,770	34,975

Service and maintenance revenue:
Non-related parties	29,342	24,908
Related parties	3,519	3,223
Reimbursable expenses	770	547

Total service and maintenance revenue	33,631	28,678

Total revenue	74,401	63,653
Cost of revenue:
Stock-based compensation	14	54
Other cost of revenue non-related parties	16,399	14,423
Other cost of revenue related parties	—	403

Gross profit	57,988	48,773

Operating expenses:
Research and development:
Stock-based compensation	25	227
Other research and development	13,094	17,277
Sales and marketing:
Stock-based compensation	36	37
Other sales and marketing	26,600	26,849
General and administrative:
Stock-based compensation	3	39
Other general and administrative	4,803	5,025
Restructuring charge	—	1,100
Amortization of acquired intangibles	499	499

Total operating expenses	45,060	51,053

Income (loss) from operations	12,928	(2,280)
Interest and other income, net	1,615	5,103

Income before income taxes	14,543	2,823
Provision for income taxes	6,015	1,162

Net income	$8,528	$1,661

Net income per share:
Basic	$0.04	$0.01

Weighted average common shares outstanding	209,188	210,224

Net income per share:
Diluted	$0.04	$0.01

Weighted average common shares outstanding	222,452	221,938

See accompanying notes to condensed consolidated financial statements.

III-31

TIBCO SOFTWARE INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	February 29, 2004	February 28, 2003
	(Unaudited)
Cash flows from operating activities:
Net income	$8,528	$1,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,264	3,787
Amortization of acquired intangibles	1,691	1,690
Amortization of stock-based compensation	78	357
Realized gain on investments	(443)	(462)
Acquisition related tax benefit	4,315	—
Changes in assets and liabilities:
Accounts receivable	(328)	23,743
Due from related parties, net	(654)	(5,535)
Other assets	315	1,002
Accounts payable	(210)	(412)
Accrued liabilities and excess facilities	(348)	(11,688)
Deferred revenue	3,337	(3,444)

Net cash provided by operating activities	19,545	10,699

Cash flows from investing activities:
Purchases of short-term investments	(222,010)	(121,958)
Sales and maturities of short-term investments	315,448	161,815
Purchases of property and equipment, net	(1,066)	(491)
Cash and short-term investments pledged as security	(748)	—
Purchases of private equity investments	(29)	—

Net cash provided by investing activities	91,595	39,366

Cash flows from financing activities:
Proceeds from exercise of stock options	4,385	150
Proceeds from employee stock purchase program	2,423	2,783
Payment for purchase of retired shares	(115,000)	—
Principal payments on long term debt	(399)	—

Net cash provided by (used in) financing activities	(108,591)	2,933

Effect of exchange rate changes on cash	363	(6)

Net change in cash and cash equivalents	2,912	52,992
Cash and cash equivalents at beginning of period	83,278	57,229

Cash and cash equivalents at end of period	$86,190	$110,221

See accompanying notes to condensed consolidated financial statements.

III-32

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by TIBCO Software Inc. (the “Company” or “TIBCO”) in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company, and its results of operations and cash flows. These condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and notes as of and for the year ended November 30, 2003 included in the Company’s Form 10-K filed with the Securities and Exchange Commission on January 20, 2004.

For purposes of presentation, we have indicated the first quarter of fiscal 2004 and 2003 as ending on February 29, 2004 and February 28, 2003, respectively; whereas, in fact, our first fiscal quarters ended on the Sunday and Friday nearest to the end of February, respectively. In fiscal 2004, we changed our quarterly periods to end on the Sunday nearest the end of the month.

The results of operations for the three months ended February 29, 2004 are not necessarily indicative of the results that may be expected for the year ending November 30, 2004 or any other interim period, and we make no representations related thereto.

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to prior year balances in order to conform to the current period presentation. These reclassifications had no impact on previously reported net income or cash flows.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Change in Accounting Estimate

In connection with the buildings purchase (Note 3), we extended the remaining useful life of the carrying value of the building improvements from the length of the original lease term of 12 years to an estimated useful life of 25 years, effective July 1, 2003. This change in estimate reduced depreciation expense by $0.3 million and increased net income by $0.2 million for the three-month period ended February 29, 2004. This change had no impact on earnings per share for the three-month period ended February 29, 2004.

Cash, Cash Equivalents, and Short-Term Investments

We consider all highly liquid investment securities with remaining maturities, at the date of purchase, of three months or less to be cash equivalents. Management determines the appropriate classification of marketable securities at the time of purchase and evaluates such designation as of each balance sheet date. To date, all marketable securities have been classified as available-for-sale and are carried at fair value with unrealized gains and losses, if any, included as a component of accumulated other comprehensive income in stockholders’ equity. These investments are presented as current assets as management expects to use them within one year in current operations even though some have scheduled maturities of greater than one year. Interest, dividends and realized gains and losses are included in interest and other income. Realized gains and losses are recognized based on the specific identification method.

III-33

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Marketable securities, which are classified as available-for sale, are summarized as follows as of February 29, 2004 (in thousands):

	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
U.S. Government debt securities	$201,949	$620	$—	$202,569
Corporate debt securities	158,851	665	(7)	159,509
Notes and other	98,414	306	(22)	98,698
Marketable equity securities	334	—	(30)	304

Total available for sale securities	$459,548	$1,591	$(59)	$461,080

Marketable securities, which are classified as available-for sale, are summarized as follows as of November 30, 2003 (in thousands):

	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
U.S. Government debt securities	$253,594	$260	$(201)	$253,653
Corporate debt securities	195,575	292	(370)	195,497
Notes and other	110,517	317	(68)	110,766
Marketable equity securities	334	—	(72)	262

Total available for sale securities	$560,020	$869	$(711)	$560,178

As of February 29, 2004 and November 30, 2003, $222.8 million and $234.7 million fixed income securities had contractual maturities of one year or less, respectively. As of February 29, 2004 and November 30, 2003, $238.0 million and $286.5 million fixed income securities had contractual maturities of more than one year through five years, respectively.

The following table summarizes the components of marketable securities classified as cash equivalents as of the period indicated (in thousands):

	February 29, 2004	November 30, 2003
Cash and money market funds	$23,525	$10,935
U.S. Treasury notes	—	15,028
Corporate debt securities and other	1,900	6,926

	$25,425	$32,889

The following table summarizes the net realized gains (losses) on marketable securities for the three months ended (in thousands):

	February 29, 2004	February 28, 2003
Realized gains	$548	$713
Realized losses	(105)	(251)

Net realized gains	$443	$462

In February 2004, we entered into a $0.7 million bank guarantee in connection with Value Added Tax refunds for one of our European subsidiaries. The cash restricted in connection with this guarantee is included in Other Assets on the Condensed Consolidated Balance Sheets.

III-34

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Goodwill and Other Intangible Assets

We adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” on December 1, 2002. In accordance with SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are instead tested for impairment annually or sooner if circumstances indicate that it may no longer be recoverable. Goodwill impairment testing is a two-step process. The first step, screens for impairment, while the second step, measures the impairment, if any. In addition, SFAS No. 142 includes provisions for the reclassification of certain existing recognized intangibles as goodwill and the reassessment of the useful lives of existing recognized intangibles. In accordance with this statement, assembled workforce has been reclassified to goodwill.

Revenue Recognition

License revenue consists principally of revenue earned under software license agreements. License revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. When contracts contain multiple elements wherein vendor specific objective evidence exists for all undelivered elements, we account for the delivered elements in accordance with the “Residual Method” prescribed by AICPA Statement of Position (“SOP”) 98-9. Revenue from subscription license agreements, which include software, rights to future products and maintenance, is recognized ratably over the term of the subscription period. Revenue on shipments to resellers, which is generally subject to certain rights of return and price protection, is recognized when the products are sold by the resellers to the end-user customer.

Service revenue consists primarily of revenue received for performing implementation of system solutions, on-site support, consulting and training. Service revenue is generally recognized as the services are performed.

Maintenance revenue consists of fees for providing software updates on a when and if available basis and technical support for software products (post-contract support or “PCS”). Maintenance revenue is recognized ratably over the term of the agreement.

Payments received in advance of services performed are deferred. Allowances for estimated future returns and discounts are provided for upon recognition of revenue.

Net Income Per Share

Basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Certain potential common shares were not included in computing diluted net income per share because they were anti-dilutive.

Stock-Based Compensation

We account for employee stock-based compensation plans using the intrinsic value method prescribed by APB No. 25 and have adopted the disclosure only provisions of SFAS No. 123 and SFAS No. 148. We account for stock compensation expense related to stock options granted to consultants based on the fair value estimated using the Black-Scholes option pricing model on the date of grant and remeasured at each reporting date in compliance with Emerging Issues Task Force (“EITF”) Issue No. 96-18. As a result, stock based compensation expense fluctuats as the fair market value of our common stock fluctuates. Compensation expense is amortized using the multiple option approach in compliance with FIN 28. Pursuant to FIN 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option pricing model. The fair value of assumed options is included as a component of the purchase price. The intrinsic value attributable to unvested options is recorded as unearned stock based compensation and amortized over the remaining vesting period of the options. The disclosure in the following

III-35

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

table illustrates the effect on net income (loss) and net income (loss) per share if we had applied a fair value method as prescribed by SFAS No. 123 for the periods indicated (in thousands, except per share data):

	Three-Months Ended
	February 29, 2004	February 28, 2003
Net income, as reported	$8,528	$1,661
Add: Total stock-based employee compensation expense determined under intrinsic value based method for all awards, net of related tax effects	58	357
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,305)	(14,684)

Pro forma net income (loss)	$(1,699)	$(12,666)

Earnings per share:
Basic—as reported	$0.04	$0.01

Basic—pro forma	$(0.01)	$(0.06)

Diluted—as reported	$0.04	$0.01

Diluted—pro forma	$(0.01)	$(0.06)

These pro forma amounts may not be representative of the effects for future years as options vest over several years and additional awards are generally made each year.

Restructuring Charges

Our restructuring charges are comprised primarily of costs related to properties abandoned in connection with facilities consolidation, related write-down of leasehold improvements and severance and associated employee termination costs related to headcount reductions. For restructuring actions initiated prior to December 31, 2002, we complied with the guidance provided by the EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” We recorded the liability related to these termination costs when the plan was approved; the termination benefits were determined and communicated to the employees; the number of employees to be terminated, their locations and jobs were specifically identified; and the period of time to implement the plan was set. For restructuring actions initiated after January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The adoption of SFAS No. 146 did not have a material impact on our operating results or financial position.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In November 2003, FASB issued FASB Staff Position No. 150-3 (FSS 150-3) which deferred the effective dates for applying certain provisions of SFAS 150 related to mandatorily redeemable financial instruments of certain non-public entities and certain mandatorily redeemable non-controlling interests for public and non-public companies. For public entities, SFAS 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. The measurement provisions of SFAS 150 are deferred indefinitely for other mandatorily redeemable non-controlling interests that were issued before November 5, 2003. For those instruments, the measurement guidance for redeemable shares and non-controlling interests in other literature shall apply during the deferral period. We adopted SFAS No. 150 on June 1, 2003. The adoption did not have a material impact on our results of operations or financial condition.

III-36

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity (“VIE”), the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. We will apply the consolidation requirements of FIN 46 in future periods should interest in a variable interest entity be acquired.

3. PROPERTY AND EQUIPMENT

Building acquisition

On June 25, 2003, we purchased the four buildings comprising our corporate headquarters in Palo Alto, California for $80.0 million. In connection with the purchase we entered into a 51-year lease of the land upon which the buildings are located. The lease was paid in advance in the amount of $28.0 million (Note 6). The total consideration paid for the land lease and the buildings of $108.0 million was comprised of $54.0 million in cash and a $54.0 million mortgage note payable (Note 5).

The capitalized cost of the buildings was reduced by the existing deferred rent in the amount of $3.1 million related to the previous operating lease on the buildings. In addition, we capitalized $1.1 million of acquisition costs incurred in connection with the purchase. The net purchase price of the buildings of $78.0 million is stated at cost, net of accumulated depreciation, and is included as a component of Property and Equipment on the Condensed Consolidated Balance Sheets. Depreciation is computed using the straight-line method over the estimated useful life of 25 years.

4. GOODWILL AND OTHER INTANGIBLES

In connection with the adoption of SFAS No. 142 on December 1, 2002, $103.2 million in goodwill, which includes $1.2 million in assembled workforce, net of accumulated amortization and deferred taxes that were reclassified to goodwill, is no longer amortized, but is instead tested for impairment annually or sooner if circumstances indicate that it may no longer be recoverable.

SFAS No. 142 prescribes a two-step process for transitional impairment testing of goodwill. The first step, screens for impairment, while the second step, measures the impairment, if any. We performed our transitional goodwill impairment test during the first quarter of fiscal 2003, which did not indicate impairment existed. SFAS No. 142 requires impairment testing based on reporting units, however, we operate in one segment which we consider our sole reporting unit. Therefore, goodwill was tested for impairment at the entity level. The fair value of the entity, which was determined based on current market capitalization, exceeded its carrying value, and goodwill was determined not to be impaired. Further, when our annual impairment test was performed during the fourth quarter of fiscal 2003, goodwill was determined not to be impaired.

The changes in the carrying amount of goodwill for the three months ended February 29, 2004 are as follows:

Amount
Balance as of November 30, 2003	$103,006
Tax benefit from acquired net operating losses	(4,315)

Balance as of February 29, 2004	$98,691

III-37

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

We had no intangible assets that are not subject to amortization as of either of the periods presented. The following is a summary of amortized acquired intangible assets for the periods indicated (in thousands):

	February 29, 2004			November 30, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Existing technology	$21,030	$(16,683)	$4,347	$21,030	$(15,490)	$5,540
Customer base	4,960	(4,316)	644	4,960	(4,042)	918
Workforce	—	—	—	—	—	—
Trademarks	1,550	(1,310)	240	1,550	(1,228)	322
Non-compete agreement	480	(447)	33	480	(397)	83
OEM customer royalty agreements	1,000	(367)	633	1,000	(317)	683
Maintenance agreements	600	(313)	287	600	(271)	329

Total	$29,620	$(23,436)	$6,184	$29,620	$(21,745)	$7,875

The following is a summary of the aggregate acquired intangible assets amortization expense for the periods indicated (in thousands):

Amount
Three months ended, February 29, 2004	$1,691

Three months ended, February 28, 2003	$1,690

The estimated future amortization expense of acquired intangible assets as of February 29, 2004 is as follows (in thousands):

Amount
Remaining 2004	$4,511
2005	1,391
2006	200
2007	82
Thereafter	—

Total	$6,184

5. LONG TERM DEBT AND LINE OF CREDIT

Mortgage Note Payable

In connection with the corporate headquarters purchase in June 2003, we recorded a $54.0 million mortgage note payable to a financial institution collateralized by the commercial real property acquired. The mortgage note payable carries a fixed annual interest rate of 5.09% and a 20-year amortization. The principal balance remaining at the end of the 10-year term of $33.9 million is due as a final balloon payment on July 1, 2013. We are prohibited from acquiring another company without prior consent from the lender unless we maintain between $100.0 million and $300.0 million of cash and cash equivalents, depending on various other non-financial terms as defined in the agreements. In addition, we are subject to certain non-financial covenants as defined in the agreements. We were in compliance with all covenants at February 29, 2004.

We capitalized $0.7 million in financing fees in connection with the mortgage note payable. These fees are included in Other Assets on the Condensed Consolidated Balance Sheets and are amortized to interest expense over the term of the loan of 10 years.

Line of Credit

In connection with the mortgage note payable, we entered into a one-year $20.0 million revolving line of credit with Silicon Valley Bank that matures on June 23, 2004. As of February 29, 2004, no amounts were drawn

III-38

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

on this line of credit. Interest is charged on any outstanding amounts at the greater of the financial institution’s Prime Rate plus 4.25% or, if elected, a rate of 2.75% per annum in excess of the LIBOR Rate. We are required to maintain a minimum unrestricted cash, cash equivalent, and short term investment balance of $150.0 million as well as other non-financial covenants defined in the agreement. We were in compliance with all covenants at February 29, 2004.

6. COMMITMENTS AND CONTINGENCIES

Letter of Credit

In connection with the mortgage note payable (Note 5), we entered into an irrevocable letter of credit with Silicon Valley Bank in the amount of $13.0 million. The letter of credit automatically renews for successive one-year periods until the mortgage note payable has been satisfied in full and is collateralized by the Line of Credit (Note 5).

Prepaid Land Lease

In June 2003, we entered into a 51-year lease of the land upon which our corporate headquarters is located. The lease was paid in advance for a total of $28.0 million, but is subject to adjustments every ten years based upon changes in fair market value. Should it become necessary, we have the option to prepay any rent increases due as a result of a change in fair market value. This prepaid land lease is being amortized using the straight-line method over the life of the lease; the portion to be amortized over the next twelve months is included in Other Current Assets and the remainder is included in Other Assets on our Condensed Consolidated Balance Sheets.

Operating Commitments

We lease office space and equipment under non-cancelable operating leases with various expiration dates through March 2014. Rental expense was approximately $1.5 million and $5.5 million for the first quarter of fiscal 2004 and 2003, respectively.

As of February 29, 2004, contractual commitments associated with indebtedness and lease obligations is as follows (in thousands):

	Remaining 2004	2005	2006	2007	2008	Thereafter	Total
Operating commitments:
Debt principal	$1,226	$1,709	$1,798	$1,892	$1,990	$44,463	$53,078
Debt interest	2,005	2,600	2,511	2,417	2,319	9,358	21,210
Operating leases	2,513	2,022	1,749	1,309	1,285	2,225	11,103

Total operating commitments	5,744	6,331	6,058	5,618	5,594	56,046	85,391
Restructuring-related commitments:
Operating leases, net of sublease income	5,143	6,872	6,351	6,448	6,639	14,994	46,447

Total commitments	$10,887	$13,203	$12,409	$12,066	$12,233	$71,040	$131,838

Restructuring-related lease obligations are as follows (in thousands):

	Remaining 2004	2005	2006	2007	2008	Thereafter	Total
Gross lease obligations	$6,556	$8,586	$7,260	$7,368	$7,588	$16,549	$53,907
Sublease income	(1,413)	(1,714)	(909)	(920)	(949)	(1,555)	(7,460)

Net lease obligations	$5,143	$6,872	$6,351	$6,448	$6,639	$14,994	$46,447

III-39

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

As of February 29, 2004, future minimum lease payments under restructured non-cancelable operating leases, include $36.8 million provided for as accrued restructuring costs and $3.7 million provided for as acquisition integration liabilities. These amounts are included in Accrued Excess Facilities Costs on our Condensed Consolidated Balance Sheets.

Derivative Instruments

We conduct business in North America, South America, Europe, Asia and the Middle East. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. A majority of our sales are currently made in U.S. dollars. We enter into foreign currency forward exchange contracts (“forward contracts”) to manage exposure related to accounts receivables denominated in foreign currencies. We do not enter into derivative financial instruments for trading purposes. Gains and losses on the contracts are included in other income (expense) in our Condensed Consolidated Statements of Operations and offset foreign exchange gains or losses from the revaluation of intercompany balances. Our foreign exchange forward contracts relating to accounts receivable generally have original maturities corresponding to the due dates of the receivables. We had outstanding forward contracts with notional amounts totaling approximately $5.5 million at February 29, 2004, which expire at various dates through December 2004. The fair value of these contracts at February 29, 2004 was approximately $5.6 million.

Indemnifications

Our software license agreements typically provide for indemnification of customers for intellectual property infringement claims. To date, no such claims have been filed against us. We also warrant to customers that software products operate substantially in accordance with the software product’s specifications. Historically, minimal costs have been incurred related to product warranties, and as such no accruals for warranty costs have been made. In addition, we indemnify our officers and directors under the terms of indemnity agreements entered into with them, as well as pursuant to our certificate of incorporation, bylaws, and applicable Delaware law. To date, we have not incurred any costs related to these indemnifications.

Legal Proceedings

We, certain of our directors and officers and certain investment bank underwriters have been named in a putative class action for violation of the federal securities laws in the U.S. District Court for the Southern District of New York, captioned “In re TIBCO Software Inc. Initial Public Offering Securities Litigation.” This is one of a number of cases challenging underwriting practices in the initial public offerings (IPOs) of more than 300 companies, which have been coordinated for pretrial proceedings as “In re Initial Public Offering Securities Litigation.” Plaintiffs generally allege that the underwriters engaged in undisclosed and improper underwriting activities, namely the receipt of excessive brokerage commissions and customer agreements regarding post-offering purchases of stock in exchange for allocations of IPO shares. Plaintiffs also allege that various investment bank securities analysts issued false and misleading analyst reports. The complaint against us claims that the purported improper underwriting activities were not disclosed in the registration statements for our IPO and secondary public offering and seeks unspecified damages on behalf of a purported class of persons who purchased our securities or sold put options during the time period from July 13, 1999 to December 6, 2000.

A lawsuit with similar allegations of undisclosed improper underwriting practices, and part of the same coordinated proceedings, is pending against Talarian Corporation (“Talarian”), which we acquired in 2002. That action is captioned “In re Talarian Corp. Initial Public Offering Securities Litigation.” The complaint against Talarian, certain of its underwriters, and certain of its former directors and officers claims that the purported improper underwriting activities were not disclosed in the registration statement for Talarian’s IPO and seeks unspecified damages on behalf of a purported class of persons who purchased Talarian securities during the time period from July 20, 2000 to December 6, 2000.

A proposal to settle the claims against all of the issuers and individual defendants in the coordinated litigation was conditionally accepted by us and Talarian on June 20, 2003. The completion of the settlement is subject to a number of conditions, including Court approval. Under the settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance

III-40

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

companies collectively responsible for insuring the issuers in the action, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers will be required to pay an amount equal to $1.0 billion less any amounts ultimately collected by the plaintiffs from the underwriter defendants in all the cases. The disposition of this matter is limited to our $0.5 million corporate insurance deductible. We completed payment of the insurance deductible in the third quarter of fiscal 2003. Unlike most of the defendant issuers’ insurance policies, including ours, Talarian’s policy contains a specific self-insured retention in the amount of $0.5 million for IPO “laddering” claims, including those alleged in this matter. Thus, under the proposed settlement, if any payment is required under the insurers’ guaranty, Talarian would be responsible for paying its pro rata share of the shortfall, up to $0.5 million of the self-insured retention remaining under its policy. The self insured retention of $0.5 million was accrued at the time of the acquisition.

7. COMPREHENSIVE INCOME

A summary of comprehensive income, on an after-tax basis where applicable, is as follows (in thousands):

	Three Months Ended,
	February 29, 2004	February 28, 2003
Net income	$8,528	$1,661
Translation gain (loss)	233	(103)
Change in unrealized gain on investments	1,374	739

Comprehensive income	$10,135	$2,297

Components of accumulated other comprehensive income, on an after-tax basis where applicable, is as follows (in thousands):

	February 29, 2004	November 30, 2003
Cumulative translation adjustments	$360	$127
Unrealized gains on investments	1,472	98

Accumulated other comprehensive income	$1,832	$225

8. PROVISION FOR INCOME TAXES

Our current estimate of our annual effective tax rate on anticipated operating income for the 2004 tax year is 41%. The estimated annual effective tax rate of 41% has been used to record the provision for income taxes for the three-month periods ended February 29, 2004 and February 28, 2003. The estimated annual effective tax rate differs from the U.S. statutory rate primarily due to state taxes, foreign tax rate differences, and R&D tax credits. We maintained a full valuation allowance on the deferred tax assets because we expect that it is more likely than not that all deferred tax assets will not be realized in the foreseeable future

III-41

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

9. NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share for the periods indicated (in thousands, except per share data):

	Three Months Ended,
	February 29, 2004	February 28, 2003
Net income	$8,528	$1,661

Weighted-average common shares used to compute basic net income per share	209,188	210,224
Effect of dilutive securities:
Common stock equivalents	13,253	11,448
Common stock subject to repurchase	11	266

Weighted-average common shares used to compute diluted net income per share	222,452	221,938

Net income per share—basic	$0.04	$0.01

Net income per share—diluted	$0.04	$0.01

The following table sets forth potential weighted average common shares that are not included in the diluted net income per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

	Three Months Ended,
	February 29, 2004	February 28, 2003
Options to purchase common stock	19,540	8,500

10. COMMON STOCK RETIRED

In February 2004, Reuters sold 69 million shares of our outstanding common stock at a price of $6.85 per share in a registered public offering. Pursuant to the terms of the Registration and Repurchase Agreement with Reuters, we repurchased and retired approximately 16.8 million shares of our common stock at the same price of $6.85 per share, totaling $115 million. This completed our obligation under the agreement to repurchase shares from Reuters.

11. RELATED PARTY TRANSACTIONS

Reuters

We have entered into commercial transactions with Reuters Group PLC, including its wholly owned and partially owned subsidiaries (collectively, “Reuters”), one of our stockholders. As of February 29, 2004, Reuters owned approximately 9% of the issued and outstanding shares of our capital stock.

Reuters is a distributor of our products to customers in the financial services segment. Through the third quarter of fiscal 2003, we had a license, distribution and maintenance agreement with Reuters pursuant to which Reuters agreed to pay a minimum guaranteed distribution fee, which consists of a portion of Reuters’ revenue from its sales of our products and related services and maintenance, to us in the amount of $20.0 million per year through December 2003. Reuters had guaranteed minimum distribution fees of $20.0 million for each of the years ended December 31, 2003, 2002, and 2001. These fees were recognized ratably over the corresponding period as related party revenue. If actual distribution fees due from Reuters’ exceeded the cumulative minimum year-to-date guarantee, incremental fees were due. Such incremental fees were recognized in the period when the year-to-date fees exceeded the cumulative minimum guarantee. Royalty payments to Reuters for resale of Reuters’ products and services and fees associated with sales to the financial services segment were classified as related party cost of sales. In addition, the agreement required us to provide Reuters with internal maintenance and support until December 31, 2011 for a fee of

III-42

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

$2.0 million per year plus an annual CPI-based increase, subject to Reuters’ annual renewal option. This amount was recognized ratably over the corresponding period as related party maintenance revenue.

In October 2003, we entered into a new commercial agreement with Reuters relating to the licensing, distribution and maintenance of our products that replaced our original agreement with Reuters. Pursuant to this new agreement, Reuters will continue to act as a non-exclusive reseller of our products to certain specified customers in the financial services market until March 2005 and will pay us a distribution license fee equal to 60% of license revenue it receives from sales to such customers. Reuters may also continue to use our products internally and embed them into its solutions. Reuters has agreed to continue to pay us minimum guaranteed fees in the amount of $5 million per quarter through March 2005. The quarterly minimum guaranteed fees will be reduced by an amount equal to 10% of the license and maintenance revenue from our sales to financial services companies (or, in the case of customers transitioned to us by Reuters, 40% of our maintenance revenues from such customers for up to one year after effectiveness of the agreement). Furthermore, Reuters began transitioning maintenance and support of our products for its customers, as well as associated revenues, upon entering into the new agreement. As a result, we began providing maintenance and support services directly to customers transitioned from Reuters in the fourth quarter of fiscal 2003. In addition to acting as a reseller of our products in the financial services market, Reuters will be eligible to receive a fee of between 5% and 20% of revenue from sales to approved customers referred to us by Reuters, depending upon the level of assistance Reuters provides in supporting the sale.

We recognized $7.5 million and $11.2 million in revenue from Reuters in the first fiscal quarter of 2004 and 2003, respectively. Revenue from Reuters consists primarily of product and maintenance fees on its sales of TIBCO products under the terms of the license, maintenance and distribution agreement with Reuters. In addition, during the first quarter of fiscal 2003, we recognized $1.7 million in distribution fees for arrangements outside the terms of the license agreement with Reuters. No distribution fees for arrangements outside the terms of the license agreement with Reuters were recognized in the first quarter of fiscal 2004. Revenue from Reuters accounted for approximately 10.0% and 17.6% of total revenue for the first fiscal quarter of 2004 and 2003, respectively. We incurred $0.3 million and $0.4 million in royalty and commission expense to Reuters in the first quarter of fiscal 2004 and 2003, respectively.

Cisco Systems

Revenue from Cisco Systems, Inc., an authorized reseller, consists primarily of product and maintenance fees on its sales of TIBCO products. We recognized $0.4 million and $2.2 million in revenue from Cisco Systems in the first quarter of fiscal 2004 and 2003, respectively. As of February 29, 2004, Cisco Systems was no longer one of our principal stockholders.

12. STOCK-BASED COMPENSATION

	Three Months Ended
	February 29, 2004	February 28, 2003
Stock-based compensation related to:
Cost of sales	$14	$54
Research and development	25	227
Sales and marketing	36	37
General and administrative	3	39

Total	$78	$357

For options granted to employees and in connection with acquisitions we recorded a total of $58.4 million in unearned compensation through February 29, 2004, representing the difference between the fair value of our common stock at the date of grant and the exercise price of such options. In addition, as of February 29, 2004, we expect to record a negligible amount of additional acquisition related compensation expense in connection with additional cash consideration contingent on the vesting and exercise of stock options and restricted stock, which were unvested at the acquisition date.

III-43

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Stock-based compensation expense related to stock options granted to consultants is recognized as earned using the multiple option method, and is shown by expense category. At each reporting date, we re-value the stock options using the Black-Scholes option-pricing model. As a result, stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. In connection with the grant of stock options to consultants, we recognized a negligible amount of stock-based compensation expense for the first quarter of fiscal 2004 and $0.1 million stock-based compensation income for the first quarter of fiscal 2003, for the reversal of stock based compensation expense caused by a decline in the fair value of our common stock.

Payroll taxes due as a result of employee exercises of nonqualified stock options were negligible for the first quarter of fiscal 2004 and 2003.

13. SEGMENT INFORMATION

We operate primarily in one industry segment: the development and marketing of a suite of software products that enables businesses to link internal operations, business partners and customer channels through the real-time distribution of information. Revenue by geographic area is as follows (in thousands):

	Three Months Ended
	February 29, 2004	February 28, 2003
Americas	$28,686	$32,091
Europe	38,444	27,329
Pacific Rim	7,271	4,233

Total Revenue	$74,401	$63,653

Revenue from Reuters, a related party for the period ended February 28, 2003, is primarily included in the European geographic segment and accounted for 10.0% and 17.6% of total revenue for the first quarter of fiscal 2004 and 2003, respectively. One customer accounted for 16.0% of total revenue in the first quarter of fiscal 2004. Other than Reuters, no single customer accounted for greater than 10.0% of total revenue during the first quarter of fiscal 2003. Long-lived assets outside the United States at February 29, 2004 and February 28, 2003 were not material.

One customer accounted for 26.3% and 24.4% of our net accounts receivables at February 29, 2004 and February 28, 2003, respectively.

14. RESTRUCTURING CHARGE

During fiscal 2003, 2002 and 2001, we recorded restructuring charges totaling $71.6 million, consisting of $5.6 million for headcount reductions, $54.3 million for consolidation of facilities, $11.1 million for related write-down of leasehold improvements and $0.6 million of other related restructuring charges. These restructuring charges were recorded to align our cost structure with changing market conditions. We are currently working with corporate real estate brokers to sublease unoccupied facilities.

In connection with the acquisition of Talarian in the second quarter of fiscal 2002 we recorded an accrual for acquisition integration liabilities which includes the incremental costs to exit and consolidate activities at Talarian locations, termination of certain Talarian employees, and for other costs to integrate operating locations and other activities of Talarian. The accrual was recorded using the guidance provided by EITF 95-3 “Recognition of Liabilities in a Purchase Business Combination” which requires that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. We abandoned the Talarian facilities and recorded an accrual of $7.4 million for the estimated losses to be incurred to sublet such facilities. In addition, we recorded an accrual of $1.0 million for severance related to the termination of redundant personnel.

III-44

TIBCO SOFTWARE INC.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The following sets forth our accrued restructuring costs as of February 29, 2004 (in thousands). Accrued excess facilities costs represent the estimated loss on abandoned facilities, net of sublease income, that is expected to be paid over the next six years.

Excess Facilities
Balance at November 30, 2003	$42,522
Cash utilized during first quarter of fiscal 2004	2,051

Balance at February 29, 2004	$40,471

15. ADOPTION OF STOCKHOLDER RIGHTS PLAN

On February 13, 2004, our Board of Directors adopted a stockholder rights plan designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of our stockholders.

In connection with the plan, the Board declared a dividend of one right (a “Right”) to purchase one one-thousandth share of our Series A Participating Preferred Stock (“Series A Preferred”) for each share of our common stock outstanding on March 5, 2004 (the “Record Date”). Of the 75.0 million shares of preferred stock authorized under our Certificate of Incorporation, as amended, 25.0 million have been designated as Series A Preferred. The Board further directed the issuance of one such right with respect to each share of our common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on March 5, 2014.

The rights are initially attached to our common stock and will not trade separately. If a person or a group (an “Acquiring Person”) acquires 15% or more of our common stock, or announces an intention to make a tender offer for 15% or more of our common stock, the rights will be distributed and will thereafter trade separately from the common stock. Each right will be exercisable for 1/1000th of a share of Series A Preferred at an exercise price of $70 (the “Purchase Price”). The preferred stock has been structured so that the value of 1/1000th of a share of such preferred stock will approximate the value of one share of common stock. Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to receive, upon exercise, shares of our common stock having a value equal to two times the Purchase Price.

If a person becomes an Acquiring Person and we are acquired in a merger or other business combination, or 50% or more of our assets are sold to an Acquiring Person, the holder of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation having a value equal to two times the Purchase Price. After a person has become an Acquiring Person, our Board of Directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of our common stock per right.

The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per Right. Prior to such time, the terms of the rights may be amended by the Board.

III-45

APPENDIX IV:

FURTHER INFORMATION ON STAFFWARE PLC

The financial information set out below has been extracted without material adjustment from the published audited financial statements of Staffware for the three financial years ended 31 December 2001, 2002 and 2003.

The financial information contained in this document concerning Staffware does not constitute statutory accounts within the meaning of Section 240 of the Act. Copies of the statutory accounts for both of the financial years ended 31 December 2001 and 2002 have been delivered to the Registrar of Companies for England and Wales pursuant to section 242 of the Act. The accounts for the year ended 31 December 2003 will be delivered in due course.

The accounts of Staffware in respect of the year ended 31 December 2001 were audited by PricewaterhouseCoopers and in respect of the two years ended 31 December 2003 were audited by PricewaterhouseCoopers LLP, Chartered Accountants and Registered Auditors, of Harman House, 1 George Street, Uxbridge, UB8 1QQ. The auditors’ report on each of these accounts was unqualified within the meaning of Section 235 of the Act and did not contain a statement under Section 237(2) or (3) of the Act.

Consolidated Profit and Loss Account

		For the year ended 31 December
		2001		2002		2003
	Note	£’000		£’000		£’000
Turnover	2	38,230		39,031		42,709
Operating Expenses	3	(42,001)		(36,962)		(39,921)

Earnings before interest, tax, depreciation and amortisation		(1,853)		4,032		4,771
Depreciation		(854)		(918)		(921)
Amortisation of goodwill		(1,064)		(1,045)		(1,062)

Operating profit/(loss)		(3,771)		2,069		2,788
Interest receivable and similar income	5	558		570		722
Interest payable and similar charges	5	(37)		(31)		(25)

Profit/(loss) on ordinary activities before taxation	4	(3,250)		2,608		3,485
Taxation on profit/(loss) on ordinary activities	8	(456)		(982)		(1,261)

Profit/(loss) attributable to shareholders		(3,706)		1,626		2,224
Dividends payable	9	(145)		(725)		(1,010)

Retained profit/(loss) for the year	19	(3,851)		901		1,214

Basic earnings/(loss) per share	10	(26.0	)p	11.2	p	15.4	p
Diluted earnings/(loss) per share	10	(26.0	)p	11.1	p	14.9	p
Basic earnings/(loss) per share before amortisation of goodwill	10	(18.5	)p	18.4	p	22.7	p

The results arise from continuing operations.

STAFFWARE PLC

Consolidated Balance Sheet

		As at 31 December
		2001	2002	2003
	Note	£’000	£’000	£’000
Fixed assets
Goodwill		8,722	7,670	6,733
Negative goodwill		(15)	(13)	(10)

Intangible assets	11	8,707	7,657	6,723
Tangible assets	12	2,129	2,315	2,416
Investment in own shares	13	—	—	1,227

		10,836	9,972	10,366
Current Assets
Debtors	15	10,114	13,840	13,723
Cash at bank and in hand		17,321	18,992	21,823

		27,435	32,832	35,546
Current liabilities
Creditors: amounts falling due within one year	16	(9,549)	(12,791)	(13,874)

Net current assets		17,886	20,041	21,672
Total assets less current liabilities		28,722	30,013	32,038
Creditors: amounts falling due after more than one year	16	(60)	(9)	(1)

Net assets		28,662	30,004	32,037

Capital and reserves
Called up ordinary share capital	17	1,448	1,451	1,460
Share premium account	19	30,606	30,685	30,906
Profit and loss account	19	(3,392)	(2,132)	(329)

Equity shareholders’ funds		28,662	30,004	32,037

STAFFWARE PLC

Consolidated Cash Flow Statement

		For the year ended 31 December
		2001	2001	2002	2002	2003	2003
	Note	£’000	£’000	£’000	£’000	£’000	£’000
Net cash inflow from operating activities	20		3,480		2,589		5,599
Return on investments and servicing of finance
Interest received		558		570		722
Bank interest paid		(4)		(6)		(16)
Interest element on finance lease payments		(33)		(25)		(9)

Net cash inflows from returns on investments and servicing of finance			521		539		697
Taxation			(608)		(393)		(1,584)
Capital expenditure and financial investment
Purchase of tangible fixed assets		(751)		(1,170)		(1,021)
Sales of tangible fixed assets		43		77		38
Purchase of own shares		—		—		(1,227)

Net cash (outflow) for capital expenditure and financial investment			(708)		(1,093)		(2,210)
Equity dividends paid			(281)		(290)		(870)

Net cash inflow before financing			2,404		1,352		1,632
Financing
Issue of ordinary share capital		680		82		230
Capital element of finance lease payments		(248)		(169)		(70)

Net cash inflow / (outflow) from financing			432		(87)		160

Increase in net cash for the year	21/22		2,836		1,265		1,792

STAFFWARE PLC

Reconciliation of Movement in Consolidated Equity Shareholders’ Funds

	For the year ended 31 December
	2001	2002	2003
	£’000	£’000	£’000
Profit/(loss) for the year	(3,706)	1,626	2,224
Ordinary dividends paid and proposed	(145)	(725)	(1,010)

	(3,851)	901	1,214
New share capital issued	41	3	9
Share premium on new share issues	1,265	79	221
Issue of deferred shares	(2,816)	—	—
Exchange difference	(221)	359	589

Net increase/(decrease) in shareholders’ funds	(5,582)	1,342	2,033
Opening equity shareholders’ funds	34,244	28,662	30,004

Closing equity shareholders’ funds	28,662	30,004	32,037

Consolidated Statement of Total Recognised Gains and Losses

	For the year ended 31 December
	2001	2002	2003
	£’000	£’000	£’000
Profit/(loss) for the year	(3,706)	1,626	2,224
Foreign exchange translation differences	(221)	359	589

Total recognised profit/(loss) since last annual financial statements	(3,927)	1,985	2,813

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003

1. Accounting Policies

a) Basis of Preparation

The Group’s financial statements are drawn up under the historical cost convention and are in accordance with the Companies Act 1985 and applicable accounting standards. A summary of the more important Group accounting policies together with an explanation where changes have been made to previous policies in the adoption of new accounting standards in the year are set out below and have been applied consistently throughout the year under review.

In recognising revenue, the Group has adopted the amendment to FRS5 “Reporting Financial Performance-application note G” in these financial statements. The adoption of this amendment has had an insignificant impact in the current year and has not resulted in a change to the comparative figures.

b) Basis of Consolidation

The Group’s financial statements consolidate those of the Company and of its subsidiary undertakings (see note 14).

The results of subsidiary undertakings acquired during the year are included from the date that control passes to the Group. Profits or losses on inter-group transactions are eliminated in full.

On acquisition of a subsidiary, all of the subsidiary’s assets and liabilities which exist at the date of acquisition are recorded at their fair values reflecting their condition at that date. The financial statements of overseas subsidiaries are expressed in sterling using the closing rate method.

c) Goodwill

Goodwill represents the excess purchase consideration over the fair value of nets assets acquired. Goodwill arising on acquisition of subsidiaries is, in accordance with FRS 10, “Goodwill and Intangible Assets”, capitalised and amortised using the straight line method over a period of 10 years. The policy of amortising over 10 years has been chosen to reflect the directors’ estimate of the useful life of the assets. Goodwill arising on acquisitions prior to the implementation of FRS 10 has been written off to reserves. The goodwill previously written off will be charged to the profit and loss account on any subsequent disposal.

Negative goodwill is reflected at cost and released over the period expected to be benefited of 10 years.

d) Turnover

Turnover represents the total amount receivable by the Group for goods supplied and services provided excluding VAT.

The Group derives revenue from software licences, maintenance (post-contract customer support) and services. Sale of the Group’s software typically contains multiple elements, including the product licence, maintenance and other services. The Group allocates the total arrangement fee to each deliverable based on the relative fair value of each of the deliverables.

Licence revenues include fees from the sale of software developed and licenced by the Group. Licence fees are recognized when persuasive evidence of an arrangement exists, delivery has occurred, and the fee is fixed or determinable and probable of collection. Where the Group sells under extended payment terms of more than one year, the fee under these arrangements is recognised as payments from customers become due, assuming all other revenue recognition criteria have been met. Software licence fees billed and not recognised as revenue are included in deferred revenues.

Services revenues include consulting, implementation services and training. Services are generally separable from the other elements under the arrangement since the performance of the services is not essential to the functionality (i.e. does not involve significant production, modification or customisation of the software or building complex interfaces) of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as a result of the inclusion or exclusion of the services. Such revenues for services are recognised as the services are performed.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

Where the performance of services is essential to the functionality of the software, the entire fees from the arrangement, including the software licence fees, are recognised on a contract accounting basis as the services are performed.

Maintenance fees associated with software licences include telephone support, bug fixes, and rights to upgrades on a when-and-if-available basis. These fees are invoiced in advance and recognised ratably over the maintenance period. Unrecognised maintenance fees are included in deferred revenue.

e) Tangible Fixed Assets

Tangible fixed assets are recorded at cost.

Depreciation is provided on such assets at rates calculated to write off the cost of assets to residual value over their estimated useful lives on the straight line basis, as follows:

Machinery and equipment 20% on cost

Leasehold improvements 15% on cost

Fixtures and fittings 15% on cost

Motor Vehicles 20% on cost

f) Research and Development

Research and development expenditure is charged to the profit and loss account in the period in which it is incurred.

Research and development expenditure includes an element of indirect central overheads allocated on a head count basis.

g) Deferred Taxation

Provision is made for deferred taxation liabilities and assets, using full provision accounting, otherwise known as incremental liability method, when an event has taken place by the balance sheet date which gives rise to an increased or reduced tax liability in the future. Deferred tax is measured at the average tax rate that are expected to apply in the period in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis. Deferred tax assets are recognised to the extent that it is considered more likely than not that an asset will be recoverable in the foreseeable future.

h) Leased Assets

Assets held under finance leases and hire purchase contracts are capitalised in the Balance Sheet at their fair value together with the related obligation to pay future rentals and are depreciated in accordance with the Group’s normal policy. The interest element of the lease obligation is charged to the profit and loss account over the period of the lease using the straight line method.

All other leases are regarded as operating leases and the payments made under them are charged to the profit and loss account as they arise.

i) Foreign Currencies

Transactions in foreign currencies are recorded at the rate of exchange ruling at the date of the transaction. Differences arising on the settlement of the transactions are taken to the profit and loss account.

Exchange differences arising on the retranslation of inter-company loans and trading balances, which are considered part of the Company’s net investment in the overseas subsidiary undertakings, are taken directly to reserves.

The profit and loss accounts of overseas subsidiary undertakings are translated at the average monthly rate over the year. Differences arising on the retranslation to the closing rate are recorded as movements on reserves.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

The balance sheets of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date. The exchange difference arising on the retranslation of opening net assets is taken directly to reserves.

j) Investments

Investments are included at cost less amounts written off for impairment.

k) Pensions

The Group operates money purchase pension policies and contributions are charged annually to the profit and loss account as and when they fall due.

l) Provisions

The policy of providing for bad debts has been on a specific basis.

m) Capitalisation of interest and finance costs

Group policy is to not capitalise interest and finance costs.

n) Financial Instruments

The Group’s financial instruments policy consist of holding debtors, creditors, cash, bank deposits and finance leases. These are all held at cost which is considered to be the fair market share.

o) Employee Share Schemes

The Group has established an Employee Share Ownership Trust. Where the Trust acquires shares in the Company, these shares are included within fixed asset investments at cost. Provision is made for any permanent diminution in value.

p) Share Options

The cost to the Company of granting shares or rights to shares, including options, to employees is charged to the profit and loss account over the period in which the benefit vests to the employees. The cost is calculated as the difference between the fair value of the shares at the date of grant and the cost to the employee of the rights.

The Group has established a Staffware Employee Share Ownership Trust which it uses to acquire and distribute shares to employees.

2. Turnover, Profit on Ordinary Activities Before Taxation and Net Assets

Segmental reporting

	Turnover			Profit (loss) on ordinary activities before taxation			Net Assets
	2001	2002	2003	2001	2002	2003	2001	2002	2003
	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000
Geographical analysis by origin
United Kingdom	14,854	15,481	17,689	(170)	593	1,200	34,664	34,588	35,587
Other European countries	10,271	11,369	11,908	(212)	606	774	(399)	211	867
Americas	5,330	5,181	5,910	(1,956)	373	297	(4,076)	(4,447)	(4,913)
Australia	5,206	4,268	3,181	(119)	379	513	(319)	133	362
Asia Pacific	1,199	1,161	1,240	(760)	563	187	(1,057)	(472)	(262)
Rest of World	1,370	1,571	2,781	(33)	94	514	(171)	(9)	396

	38,230	39,031	42,709	(3,250)	2,608	3,485	28,662	30,004	32,037

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

The 2001 profit/(loss) on ordinary activities before taxation and Net Asset Geographical split have been restated in order to reflect a transfer pricing adjustment in 2001.

	Turnover
	2001	2002	2003
	£’000	£’000	£’000
Geographical analysis of turnover by destination
United Kingdom	11,312	13,715	12,661
Other European countries	11,941	12,243	15,703
Americas	6,028	5,199	5,926
Australia	5,206	4,268	3,181
Asia Pacific	1,199	2,035	1,883
Rest of World	2,544	1,571	3,355

	38,230	39,031	42,709

3. Operating Expenses

	2001	2002	2003
	£’000	£’000	£’000
Change in stocks of finished goods	65	—	—
Staff costs	22,514	21,988	23,985
Depreciation of tangible fixed assets	854	918	921
Amortisation of intangible fixed assets	1,064	1,045	1,062
Other operating charges	17,504	13,011	13,953

	42,001	36,962	39,921

4. Profit/(Loss) on Ordinary Activities Before Taxation is stated after charging

	2001	2002	2003
	£’000	£’000	£’000
Staff costs	22,514	21,988	23,985
Research and development expenditure	7,453	7,050	7,457
Depreciation of tangible fixed assets	854	918	921
Net amortization of intangible fixed assets	1,064	1,045	1,062
Loss on disposal of fixed assets	23	4	8
Auditors’ remuneration:
—statutory audit	178	190	209
—other services	100	—	—
—further assurance services	—	35	34
—compliance services	—	23	41
—advisory services	—	—	21
Hire of plant and motor vehicles	—	66	67
Operating lease rentals
—land and buildings	1,579	1,190	1,285
Foreign exchange (gain) / loss	195	41	(297)

Included in auditors’ remuneration is £93,000 in 2003 (2002: £88,000, 2001: £83,000) paid to PricewaterhouseCoopers for the Company audit.

Other services in 2001 included £19,000 further assurance services and £81,000 tax services.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

5. Interest

	2001	2002	2003
	£’000	£’000	£’000
Interest receivable—bank interest	558	570	681
Interest receivable—other	—	—	41

	558	570	722

Interest payable:
—bank overdraft	4	6	16
—equipment finance leases	33	25	9

	37	31	25

6. Directors’ and Employees’ Staff costs during the year

	2001	2002	2003
	£’000	£’000	£’000
Wages and salaries	20,425	19,621	21,409
Social security costs	1,772	1,988	2,295
Other pension costs	317	379	281

	22,514	21,988	23,985

	No.	No.	No.
The average number of staff during the year was:	385	339	348

Directors’ emoluments

	2001	2002	2003
	£’000	£’000	£’000
Directors’ remuneration	927	1,181	1,359
Pensions	35	25	39

	962	1,206	1,398

The Directors’ remuneration disclosed (including pension contributions) includes amounts paid to:

	2001	2002	2003
	£’000	£’000	£’000
The highest paid Director	232	339	365

Retirement benefits are accruing to three (2002: two; 2001: four) Directors under a money purchase scheme.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

Directors’ Detailed Emoluments

	Date of appointment (resignation) if after 01/01/03	Basic salary and fees	Benefits in Kind	Annual Bonus	Compen- sation	Total 2003
		£’000	£’000	£’000	£’000	£’000
31 December 2003
Executive
John O’Connell		200	19	128	—	347
Robin Martin		130	14	82	—	226
Tim Perks		160	13	51	—	224
Jon Pyke	(30/09/03)	98	10	51	42	201
Paul Young		130	13	51	—	194
Non-Executive
Christopher Batterham		30	—	—	—	30
Chris Conway	01/06/03	18	—	—	—	18
David Thorpe	01/06/03	18	—	—	—	18
Paul Fullagar	(31/05/03)	15	—	—	43	58
Emrys Devanold	(31/05/03)	13	—	—	30	43

Total		812	69	363	115	1,359

	Date of appointment (resignation) if after 01/01/02	Basic salary and fees	Benefits in Kind	Annual Bonus	Total 2002
		£’000	£’000	£’000	£’000
31 December 2002
Executive
John O’Connell		200	19	102	321
Robin Martin		130	9	65	204
Tim Perks		160	13	41	214
Jon Pyke		130	13	41	184
Paul Young	26/02/02	120	6	41	167
Non-Executive
Paul Fullagar		36	1	—	37
Emrys Devanold		30	—	—	30
Christopher Batterham		24	—	—	24

Total		830	61	290	1,181

	Date of appointment (resignation) if after 01/01/01	Basic salary and fees	Benefits in Kind	Compen- sation for loss of office	Total 2002
		£’000	£’000	£’000	£’000
31 December 2001
Executive
John O’Connell		195	19	—	214
Robin Martin	01/06/01	67	1	—	68
Tim Perks	01/07/01	83	7	—	90
Jon Pyke		117	12	—	129
Non-Executive				—
Paul Fullagar		42	1	—	43
Emrys Devanold		29	1	—	30
Christopher Batterham	05/09/01	8	—	—	8
Jennifer Cope	(31/05/01)	46	5	74	125
Michael Landau	(19/10/01)	97	9	55	161
Andrew Lloyd-Skinner	(31/05/01)	54	5	—	59

Total		738	60	129	927

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

In 2003, 2002 and 2001 benefits in kind include the provision of car allowance, medical and life insurance.

Annual bonuses are aligned with the company’s performance.

In addition to the amounts included in the table above (benefits in kind), John O’Connell is entitled to contributions to a personal pension plan at £1,509 per month (2002: £1,509; 2001: £1,459). Robin Martin is entitled to contributions to a personal pension plan at £542 per month (2002: nil, 2001: nil). Paul Young is entitled to contributions to a personal pension plan at £542 per month (2002: nil; 2001 nil). Paul Fullagar was entitled to contributions to a personal pension plan at £600 per month but resigned 31 May 2002 (2002: £600; 2001: £500). Jon Pyke was entitled to contributions to a personal pension plan at £542 per month but resigned 30 September 2003 (2002: £nil; 2001: £nil). In 2001 Tim Perks was entitled to contributions to a personal pension plan at £730 per month and Michael Landau was entitled to contributions to a personal pension plan at £577 per month. Pensions are based on a percentage of basic salary.

Directors’ interests in share options

Details of options held by directors are given in the table below:

	Date of Grant	Scheme	Exercise period	Exercise price (pence)	Number at 1 Jan 2003 (10p shares)	Granted in year	Exercised/ lapsed in year	Number at 31 Dec 2003 (10p shares)
31 December 2003
Robin Martin	20/03/01	Unapproved	Mar 04-Feb 11	1,426	10,000	—	—	10,000
Robin Martin	09/10/01	Unapproved	Oct 04-Sept 11	237	15,000	—	—	15,000
Robin Martin	18/10/01	EMI	Oct 05-Sept 12	248	25,000	—	—	25,000
Robin Martin	01/12/02	SAYE	Oct 05-Oct 12	248	3,810	—	—	3,810
Robin Martin	29/09/03	Unapproved	Sep 06-Sep 13	597	—	21,776	—	21,776
Tim Perks	09/10/01	Approved	Oct 04-Sep 11	237	12,658	—	—	12,658
Tim Perks	09/10/01	Unapproved	Oct 04-Sep 11	237	27,342	—	—	27,342
Tim Perks	18/10/02	EMI	Oct 05-Oct 12	248	10,000	—	—	10,000
Tim Perks	01/12/02	SAYE	Oct 05-Oct 12	248	3,810	—	—	3,810
Tim Perks	29/09/03	Unapproved	Sep 06-Sep 13	597	—	26,801	—	26,801
Jon Pyke	20/03/01	Approved	Mar 04-Feb 11	1,426	1,052	—	—	1,052
Jon Pyke	20/03/01	Unapproved	Mar 04-Feb 11	1,426	3,948	—	—	3,948
Jon Pyke	09/10/01	Unapproved	Oct 04-Sep 11	237	5,000	—	—	5,000
Jon Pyke	18/10/02	EMI	Oct 05-Oct 12	248	20,000	—	20,000	—
Paul Young	20/03/01	Unapproved	Mar 04-Feb11	1,426	5,000	—	—	5,000
Paul Young	09/10/01	Unapproved	Oct 04-Sep 11	237	10,000	—	—	10,000
Paul Young	18/10/02	EMI	Oct 05-Oct 12	248	25,000	—	—	25,000
Paul Young	01/12/02	SAYE	Oct 05-Oct 12	248	3,810	—	—	3,810
Paul Young	18/10/02	Unapproved	Oct 05-Oct 12	597	—	21,776	—	21,776

No other Directors have been granted share options in the shares in the company or other Group entities. None of the terms and conditions of the share options were varied during the year. All options granted were in respect of qualifying services. The performance criteria of all the above share options were consistent with the remuneration policy.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

	Date of Grant	Scheme	Exercise period	Exercise price (pence)	Number at 1 Jan 2002 (10p shares)	Granted in year	Exercised/ lapsed in year	Number at 31 Dec 2002 (10p shares)
31 December 2002
Robin Martin	16/10/98	Approved	Oct 01-Sept 08	225	10,000	—	10,000	—
Robin Martin	10/09/99	Approved	Oct 02-Sept 09	300	2,500	—	2,500	—
Robin Martin	10/09/99	Unapproved	Oct 02-Sept 09	300	2,500	—	2,500	—
Robin Martin	21/09/00	Unapproved	Sept 03-Oct 10	2,992	5,000		5,000	—
Robin Martin	20/03/01	Unapproved	Mar 04-Feb 11	1,426	10,000	—	—	10,000
Robin Martin	09/10/01	Unapproved	Oct 04-Sept 11	237	15,000	—	—	15,000
Robin Martin	18/10/01	EMI	Oct 05-Sept 12	248	—	25,000	—	25,000
Rob Martin	01/12/02	SAYE	Oct 05-Oct 12	248	—	3,810	—	3,810
Tim Perks	09/10/01	Approved	Oct 04-Sept 11	237	12,658	—	—	12,658
Tim Perks	09/10/01	Unapproved	Oct 04-Sept 11	237	27,342	—	—	27,342
Tim Perks	18/10/02	EMI	Oct 05-Oct 12	248	—	10,000	—	10,000
Tim Perks	01/12/02	SAYE	Oct 05-Oct 12	248	—	3,810	—	3,810
Jon Pyke	10/09/99	Approved	Oct 02-Sept 09	300	5,000	—	5,000	—
Jon Pyke	20/03/01	Approved	Mar 04-Feb 11	1,426	1,052	—	—	1,052
Jon Pyke	20/03/01	Unapproved	Mar 04-Feb 11	1,426	3,948	—	—	3,948
Jon Pyke	09/10/01	Unapproved	Oct 04-Sep 11	237	5,000			5,000
Jon Pyke	18/10/02	EMI	Oct 05-Oct 12	248	—	20,000	—	20,000
Paul Young	16/10/98	Approved	Oct 01-Sept 08	225	10,000	—	10,000	—
Paul Young	10/09/99	Approved	Oct 02-Sept 09	300	2,500	—	2,500	—
Paul Young	10/09/99	Unapproved	Sept 02-Sept 09	300	2,500	—	2,500	—
Paul Young	21/09/00	Unapproved	Sept 03-Oct 10	2,992	2,500	—	2,500	—
Paul Young	20/03/01	Unapproved	Mar 04-Feb 11	1,426	5,000	—	—	5,000
Paul Young	09/10/01	Unapproved	Oct 04-Sept 11	237	10,000	—	—	10,000
Paul Young	18/10/02	EMI	Oct 05-Oct 12	248	—	25,000		25,000
Paul Young	01/12/02	SAYE	Oct 05-Oct 12	248	—	3,810		3,810

No other directors have been granted share options in the shares in the company or other Group entities. None of the terms and conditions of the share options was varied during the year. All options granted were in respect of qualifying services.

	Scheme	Exercise period	Exercise price (pence)	At 1 Jan 2001 / at appointment	Granted in year	Exercised/ lapsed in year	At 31 Dec 2001
31 December 2001
Robin Martin (appointed 1 June 2001)	Executive	Oct 00-Sep 04	279	20,000	—	20,000	—
Robin Martin	Approved	Oct 01-Sep 05	225	10,000	—	—	10,000
Robin Martin	Approved	Oct 02-Sep 06	300	2,500	—	—	2,500
Robin Martin	Unapproved	Oct 02-Sep 06	300	2,500	—	—	2,500
Robin Martin	Unapproved	Sep 03-Oct 07	2,992	5,000	—	—	5,000
Robin Martin	Unapproved	Mar 04-Feb 08	1,426	—	10,000	—	10,000
Robin Martin	Unapproved	Oct 04-Sep 08	237	—	15,000	—	15,000
Tim Perks (appointed 1 July 2001)	Approved	Oct 04-Sep 08	237	—	12,658	—	12,658
T Perks	Unapproved	Oct 04-Sep 08	237	—	27,342	—	27,342
Jon Pyke	Executive	Oct 00-Sep 04	279	25,000	—	25,000	—
Jon Pyke	Approved	Oct 02-Sep 06	300	5,000	—	—	5,000
Jon Pyke	Approved	Mar 04-Feb 08	1,426	—	1,052	—	1,052
Jon Pyke	Unapproved	Mar 04-Feb 08	1,426	—	3,948	—	3,948
Jon Pyke	Unapproved	Oct 04-Sep 08	237	—	5,000	—	5,000
J Cope (resigned 31 May 2001)	Executive	Oct 00-Sep 04	279	25,000	—	25,000	—
J Cope	Approved	Oct 02-Sep 06	300	5,000	—	5,000	—
M Landau (resigned 19 Oct 2001)	Unapproved	Apr 03-Mar 07	1,806	20,000	—	20,000	—
M Landau	Unapproved	Mar 04-Feb 08	1,426	—	8,633	8,633	—
M Landau	Unapproved	Oct 04-Sep 08	322	—	10,000	—	10,000
A Lloyd-Skinner (resigned 31 May 2001)	Approved	Oct 01-Sep 05	225	13,333	—	11,333	2,000
A Lloyd-Skinner	Unapproved	Oct 01-Sep 05	225	6,667	—	6,667	—
A Lloyd-Skinner	Unapproved	Oct 02-Sep 06	300	10,000	—	10,000	—

The performance criteria of all the above share options were consistent with the remuneration policy.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

The Remuneration Committee used its discretion in allowing John Pyke to retain his share options on his resignation.

The market price of the company’s shares at the end of the financial year was 580.0p (2002: 237.5p; 2001: 335p) and the range of market prices during the year was from 234.0p to 672.5p (2002: 452.5p and 237.5p; 2001: 1,575p and 145p).

7. Gains made by Directors on share options

The table below shows gains made by individual Directors from the exercise of share options. No share options were exercised during 2002. The gains are calculated as at the exercise date, although the shares may have been retained. The 2003 market price of the Company’s shares at the date of exercise was £6.175. No share options were exercised during 2001. The 2001 market price of the Company’s shares at the date of exercise was £14.38.

	2001 £’000	2002 £’000	2003 £’000
Jennifer Cope (resigned 31 May 2001)	289,750	—	—
Jon Pyke (resigned on 30 September 2003)	289,750	—	73,900

Total gains on share options	579,500	—	73,900

8. Taxation on profit / (loss) on ordinary activities

	Total 2001	Total 2002	Total 2003
	£’000	£’000	£’000
Current tax
UK Corporation tax on profit/(loss) of the year	—	492	723
Adjustments in respect of previous years	—	23	(50)
Foreign tax	456	467	588

Total current tax on profit/(loss) on ordinary activities	456	982	1261

The Group is reporting a tax charge of £1.261 million in 2003 (£982,000 in 2002; £456,000 in 2001). This represented an effective taxation rate of 36.2% (2002: 37.7%; 2001: –14.0%) post amortisation of goodwill and 27.7% (2002: 26.9%; 2001: –20.9%) pre amortisation of goodwill. During 2001, despite incurring a loss for the year, the Group incurred a tax charge principally as it was unable to relieve taxable profits in some jurisdictions against tax losses in others.

The tax assessed for the period is higher than the standard rate of corporation tax in the UK 30%). The differences are explained below:-

	2001	2002	2003
	£’000	£’000	£’000
Profit/(loss) on ordinary activities before tax	(3,250)	2,608	3,485
Profit/(loss) on ordinary activities multiplied by standard rate in the UK 30% (2002: 30%; 2001:30%)	(975)	782	1,046
Effects of:
Expenses not deductible for tax purposes	353	92	67
Amortisation of goodwill	319	314	318
Accelerated capital allowances and other timing differences	19	—	4
Unprovided timing differences	740	—	—
Utilisation of tax losses	—	(225)	(138)
Adjustments to tax charge in respect of previous period	—	23	(50)

Different rates on overseas earnings	—	(4)	14

Corporation tax charge/(credit)	456	982	1,261

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

Deferred Tax

Potential deferred tax unrecognised

	2001	2002	2003
	£’000	£’000	£’000
Short term timing differences	129	219	433
Losses	992	933	984
Accelerated capital allowances	(3)	9	—
Withholding tax	73	—	—

Total	1,191	1,161	1,417

9. Dividends

	2001	2002	2003
	£’000	£’000	£’000
Final proposed ordinary dividend of 5.0p (2002: 4.0p; 2001: 1.0p) per share	145	580	720
Interim ordinary dividend paid of 2.0p (2002: 1.0p; 2001: 0.0p) per share	—	145	290

	145	725	1,010

In 2003, the ESOP trust has waived its right to dividends on its holding of 200,000 own shares.

10. Earnings per Share

Basis of calculations

Basic earnings per share of 15.4p (2002: 11.2p; 2001: loss (26.0p)) has been calculated on the profit on ordinary activities after taxation, of £2,223,810 (2002: £1,626,024; 2001: loss (£3,705,695)) and the weighted average number of shares in issue during the period of 14,445,877 (2002: 14,503,286; 2001: 14,249,993).

The weighted average number of shares in issue has been reduced by the purchase of 200,000 own shares by the Staffware Employee Ownership Trust. The weighted average number of these shares is 87,671 for the period to 31 December 2003.

Diluted earnings per share of 14.9p (2002: 11.1p; 2001 losses meant all share options were antidilutive), has been calculated on the profit on ordinary activities after taxation of £2,223,810 (2002: £1,626,024). This has been applied to 14,969,024 (2002: 14,684,434) being the weighted average number of shares in issue 14,445,877 (2002: 14,503,286), and the weighted average number of options over ordinary shares 523,147 (2002: 181,148). Share options have been diluted to reflect the most likely outcome at a point in time of meeting performance criteria.

Basic earnings per share before amortisation of goodwill 22.7p (2002: 18.4p; 2001: loss (18.5p)) has been calculated on the profit on ordinary activities, after taxation of £2,223,810 (2002: £1,626,024; 2001:loss (£3,705,695)) adjusted by the goodwill amortised of £1,061,557 (2002: £1,044,952; 2001: £1,063,901) and the weighted average number of shares in issue during the period of 14,445,877 (2002: 14,503,286; 2001: 14,249,993 as restated). Amortisation decreases the earnings per share by 7.3p (2002: 7.2p, 2001: 7.5p).

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

11. Intangible Fixed Assets

	Negative goodwill	Goodwill	Total
	£’000	£’000	£’000
Cost	(21)	10,749	10,728

Amortisation
At 1 January 2001	(4)	961	957
Exchange adjustments	—	—	—
Amortisation of goodwill	(2)	1,066	1,064

At 31 December 2001	(6)	2,027	2,021
Exchange adjustments	—	5	5
Amortisation of goodwill	(2)	1,047	1,045

At 31 December 2002	(8)	3,079	3,071
Exchange adjustments	—	(128)	(128)
Amortisation of goodwill	(3)	1,065	1,062

At 31 December 2003	(11)	4,016	4,005

Net goodwill at 31 December 2001	(15)	8,722	8,707

Net goodwill at 31 December 2002	(13)	7,670	7,657

Net goodwill at 31 December 2003	(10)	6,733	6,723

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

12. Tangible Fixed Assets

	Machinery and equipment	Leasehold improvements	Fixtures and fittings	Motor vehicles	Total
	£’000s	£’000s	£’000s	£’000s	£’000s
Cost
At 1 January 2001	3,254	328	520	569	4,671
Difference on exchange	(28)	(7)	(6)	—	(41)
Additions	451	27	288	41	807
Disposals	(151)	(5)	(50)	(193)	(399)

At 31 December 2001	3,526	343	752	417	5,038
Difference on exchange	(19)	(3)	1	—	(21)
Additions	627	529	14	15	1,185
Disposals	(60)	—	—	(152)	(212)

At 31 December 2002	4,074	869	767	280	5,990
Difference on exchange	19	32	16	—	67
Additions	657	63	269	32	1,021
Disposals	(1,663)	—	(65)	(144)	(1,872)

At 31 December 2003	3,087	964	987	168	5,206

Depreciation
At 1 January 2001	1,853	75	230	254	2,412
Difference on exchange	(18)	—	(2)	—	(20)
Charges for year	476	29	214	95	854
Eliminated on disposals	(140)	(1)	(37)	(159)	(337)

At 31 December 2001	2,171	143	405	190	2,909
Difference on exchange	(26)	(1)	6	—	(21)
Charges for year	644	107	94	73	918
Eliminated on disposals	(29)	—	—	(102)	(131)

At 31 December 2002	2,760	249	505	161	3,675
Difference on exchange	6	6	10	—	22
Charges for year	590	149	131	51	921
Eliminated on disposals	(1,657)	—	(54)	(117)	(1,828)

At 31 December 2003	1,699	404	592	95	2,790

Net book value
At 31 December 2001	1,355	200	347	227	2,129

At 31 December 2002	1,314	620	262	119	2,315

At 31 December 2003	1,388	560	395	73	2,416

Included in the above are amounts in respect of assets held under finance leases and hire purchase contracts with a net book value of £24,838 (2002: £290,626; 2001: £529,000) on which depreciation of £14,188 (2002: £216,151; 2001: £305,000) has been charged in the year.

13. Fixed Assets—Investments in Own Shares

	Group and Company
	2001	2002	2003
	£’000	£’000	£’000
Cost
As at 1 January	—	—	—
Additions	—	—	1,227
Disposals	—	—	—

Total	—	—	1,227

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

The Company has established a Staffware Employee Ownership Trust to be used in conjunction with the Share Option Schemes. The Trust may subscribe for shares in the Company, which it has granted in the form of options, or it may purchase shares on the open market. The Trust will transfer shares to employees on the exercise of their options. The Trust acquired 200,000 shares in the year. None were distributed and all remain held by the Trust as at 31 December 2003.

The market value of the shares in the Trust at 31 December 2003 was £1,160,000 (2002: nil). In the opinion of the Directors this does not constitute a permanent diminution in value.

In compliance with UITF 13, the accounts of the Trust have been incorporated into the results of the Group as, although the Trust is controlled by independent trustees and their assets held separately from those of the Group, in practice the Group’s advice as to how the assets are used for the benefit of the employees is normally accepted. The Group bears major risks and rewards of the assets held by the Trust until the shares vest unconditionally to the employees.

14. Investments in subsidiaries

Name	Holding	Country of incorporation and operation
Principal subsidiaries:
Staffware Corporation	100%	USA
Software Group Limited	100%	UK
Staffware GmbH	100%	Germany
SHE Information Systems BV	100%	The Netherlands
Staffware BV*	100%	The Netherlands
Staffware Belgium bvba**	100%	Belgium
AIC Software and Consulting GmbH	100%	Germany
Staffware Nordic AB	100%	Sweden
Staffware Pty Limited	100%	Australia
Staffware AS	100%	Denmark
Staffware (South Africa) Pty Limited	100%	South Africa
Staffware France SARL	100%	France
Staffware Limited	100%	Hong Kong
Staffware SL	100%	Spain
FPS Pty Limited***	100%	Australia
Staffware eCRM Inc	100%	USA
Staffware (Schweiz) AG	100%	Switzerland
Staffware Limited	100%	Japan
Staffware PTE Limited ****	100%	Singapore
Staffware Business Process Management India Private Limited	100%	India

*	Held indirectly via SHE Information Systems BV
**	Held indirectly via Software Group Limited

  Both SHE Information Systems BV and Software Group Limited are holding companies

***	Held indirectly via Staffware Pty Limited
****	These companies were incorporated in 2003.

The above companies’, excluding the holding companies, principal activities are the provision of sales, marketing and support services in the computer software market.

The Group’s interest shown above is in the ordinary equity shares of each company.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

15. Debtors

	2001	2002	2003
	£’000	£’000	£’000
Trade debtors	8,623	12,336	12,217
Other debtors	915	791	828
Prepayments	576	713	678

	10,114	13,840	13,723

16. Creditors

	2001	2002	2003
	£’000	£’000	£’000
Amounts falling due within one year
Bank loans and overdrafts	4	3	—
Finance leases	173	70	8
Trade creditors	1,055	1,222	976
Corporation tax	349	1,006	659
Other taxation and social security	962	1,017	1,172
Accruals and deferred income	6,861	8,894	10,339
Proposed dividends	145	579	720

	9,549	12,791	13,874

Amounts falling due after more than one year
Finance leases	233	79	9
Less: Current instalments due on amounts due on finance leases	(173)	(70)	(8)

	60	9	1
Amounts due between one and two years	58	9	1
Amounts due between two and five years	2	—	—

	60	9	1

The amounts due to finance companies are in respect of finance leases, and are secured on the related tangible fixed assets.

17. Share Capital

	2001	2002	2003
	£’000	£’000	£’000
Equity Shares
Authorised:
20,000,000 shares of 10p each	2,000	2,000	2,000

Alloted, called up and fully paid
14,600,860 (2002: 14,510,200 ; 2001: 14,476,198) ordinary shares of 10p each	1,448	1,451	1,460

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

The increase in share capital in the year ended 31 December 2003 of 90,660 (2002: 34,002, 2001: 401,824) ordinary shares of 10p each, for which a consideration of £230,009 (2002: £82,507, 2001: £679,732) was due to the following:

	2001	2002	2003
	No.	No.	No.
Share options exercised in the year	203,193	34,002	90,660
Issue of deferred ordinary 10p shares in October 2001 to purchase subsidiary	172,691	—	—
Issue of deferred ordinary 10p shares in November 2001 to purchase subsidiary	26,940	—	—

Total allotted, called up and fully paid shares issued	402,824	34,002	90,660

Total increase in share capital	402,824	34,002	90,660

18. Share Options

Following the approval of the new share option schemes at an extraordinary general meeting held on 28 May 2002 (“2002 EGM”) to increase the grant capacity to 15% of shares in issue, the Board has utilised 14.1% of the additional capacity in line with the prudent approach outlined to shareholders in the circular.

1997 Executive share option scheme

Under the terms of the 1997 Executive Share Scheme, the Board may offer options to purchase ordinary shares in the Company to full-time employees of the Group, including Directors, at a price not less than the higher of the nominal value and the market value of the shares. The 1997 Executive share option scheme is disclosed in the table below and no further share options will be issued under the scheme.

Options on ordinary shares which have been granted to employees of the Group in respect of the 1997 Executive share option scheme are all subject to performance criteria. The options are only exercisable when the EPS for the 3 financial years which have accounting year ends falling within the 3 year period shall have exceeded, in total, the EPS for the financial year end immediately preceding the date of the grant of the option by at least 60% more than the percentage increase in the RPI Index from the commencement of the first of the 3 financial year ends. This performance criterion has been met.

As at 31 December 2003, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
100,000	279p	Oct 2000-Sep 2004

As at 31 December 2002, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
112,500	279p	Oct 2000-Sep 2004

As at 31 December 2001, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
112,500	279p	Oct 2000-Sep 2004

1998 Schemes

The Company established two Share Option Schemes in 1998, an Inland Revenue Approved Option Scheme and an Unapproved Share Option Scheme. In 2000 the Company established another unapproved share option scheme. Under the terms of the schemes, the Board may offer options to purchase ordinary shares in the Company to full-time employees of the Group, including Directors, at a price not less than the higher of the nominal value and the market value of the shares. The Company also established a Staffware Employee Share Ownership Trust to be used in conjunction with the Share Option Schemes. The Trust may

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

subscribe for shares in the Company, which it has granted in the form of share options, or it may purchase shares on the open market. The Trust will transfer shares to employees on the exercise of their options. The Trust acquired and distributed 1,984 shares during the year, but held no shares as at 31 December 2001, 2002. The Trust acquired 200,000 shares in 2003, none were distributed and all remained held by the Trust as at 31 December 2003. Share options granted under the 1998 schemes between October 1998 and October 2001 have performance criteria attaching to certain individuals. The performance criteria for grants prior to April 2000 is the same as for the 1997 Executive share option scheme above. For all grants made on or after April 2000 the performance criteria was changed to be based on share price, such that options are only exercisable if the Staffware plc share price on the 3rd anniversary of the date of grant has increased at a compound growth rate averaged over the 3 years of 60% in total from the share price at the date of grant. The performance condition was not met for options granted in 1998 and 1999.

During the year, under the 1998 schemes, no options have lapsed due to the EPS performance criteria not being met. The options outstanding under these schemes as at 31 December 2003 are detailed in the table below:

1998 Inland Revenue approved share option scheme

As at 31 December 2003, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
39,318	225p	Oct 2001-Sep 2008
21,856	313p	Apr 2002-Mar 2009
2,157	1,806p	Apr 2003-Mar 2010
34,675	2,992p	Sep 2003-Oct 2010
18,050	1,426p	Mar 2004-Feb 2011
35,989	237p	Oct 2004-Sep 2011

As at 31 December 2002, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
65,041	225p	Oct 2001-Sep 2008
31,744	313p	Apr 2002-Mar 2009
2,157	1,806p	Apr 2003-Mar 2010
36,344	2,992p	Sep 2003-Oct 2010
19,392	1,426p	Mar 2004-Feb 2011
37,149	237p	Oct 2004-Sep 2011

As at 31 December 2001, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
114,740	225p	Oct 2001-Sep 2005
36,845	313p	Apr 2002-Mar 2006
53,768	300p	Oct 2002-Sep 2006
2,542	1,806p	Apr 2003-Mar 2007
38,859	2,992p	Sep 2003-Oct 2007
37,149	237p	Oct 2004-Sep 2011
21,472	1,426p	Mar 2004-Feb 2008
43,687	237p	Oct 2004-Sep 2008

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

1998 Unapproved share option scheme

As at 31 December 2003, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
13,228	225p	Oct 2001-Sep 2008
25,470	313p	Apr 2002-Mar 2009
32,479	1,806p	Apr 2003-Mar 2010
7,250	1,900p	May 2003-Apr 2010
46,343	2,992p	Sep 2003-Oct 2010
108,895	1,426p	Mar 2004-Feb 2011
179,938	237p	Oct 2004-Sep 2011
10,000	322p	Oct 2004-Sep 2011

As at 31 December 2002, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
21,094	225p	Oct 2001-Sep 2008
31,172	313p	Apr 2002-Mar 2009
32,809	1,806p	Apr 2003-Mar 2010
7,750	1,900p	May 2003-Apr 2010
54,170	2,992p	Sep 2003-Oct 2010
119,779	1,426p	Mar 2004-Feb 2011
197,906	237p	Oct 2004-Sep 2011
10,000	322p	Oct 2004-Sep 2011

As at 31 December 2001, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
60,096	225p	Oct 2001-Sep 2005
52,844	313p	Apr 2002-Mar 2006
108,732	300p	Oct 2002-Sep 2006
44,990	1,806p	Apr 2003-Mar 2007
13,500	1,900p	May 2003-Apr 2007
78,211	2,992p	Sep 2003-Oct 2007
137,921	1,426p	Mar 2004-Feb 2008
213,535	237p	Oct 2004-Sep 2008
10,000	322p	Oct 2004-Sep 2008

2002 Share options schemes

No further options will be granted under any of the Company’s share option schemes above. Options already granted under these previous schemes will be unaffected. The new schemes introduced this year have been authorised by shareholder approval.

A discretionary share option scheme is in place under which eligible employees and directors may be granted a combination of Inland Revenue approved options and non-approved options. Options may be granted under the scheme to directors and employees within the period of 42 days of the announcement of the Company’s quarterly results and participation is at the discretion of the Company’s Remuneration Committee.

The scheme is operated on the basis that generally the value of shares under options granted under the scheme to individual participants in any year will not be greater than two times the level of that individual’s remuneration.

Any limits on individual or overall participation in the discretionary share option scheme incorporate the save as you earn scheme and the Enterprise Management Incentive options shown below.

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

Options granted under this scheme will be at an exercise price not less than the higher of the nominal value and market value of the shares and exercise is subject to the achievement of performance criteria set by the Remuneration Committee based upon growth in the Company’s earnings per share over a period of at least three years. Grants under the scheme are tested after 3 years then if not met each year against increased target up to 4 years on.

2002 Approved share option scheme

As at 31 December 2003, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
22,219	597p	Sep 2006-Sep 2013

2002 Unapproved share option scheme

As at 31 December 2003, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
226,000	248p	Oct 2005-Oct 2012
323,345	597p	Sep 2006-Sep 2013
8,800	643p	Oct 2006-Oct 2013

As at 31 December 2002, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
242,000	248p	Oct 2005-Oct 2012

Any limits on individual or overall participation in the discretionary share option scheme incorporate the two schemes below

Save As You Earn Scheme

The save as you earn scheme allows employees to enter into a saving arrangement for a period of three years. Employees are invited to join and request an amount to subscribe up to a maximum value of £250 per month per person. If the grant is over subscribed then it is scaled down in a manner proportional to the amount requested.

As at 31 December 2003, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
208,518	248p	Oct 2005-Apr 2006
28,218	597p	Sep 2006-Mar 2007

As at 31 December 2002, the following options were outstanding under this scheme:

Number of shares	Exercise price	Exercise period
238,646	248p	Oct 2005-Oct 2012

Enterprise Management Incentive (“EMI”) Options

The EMI options individual agreements enables employees to acquire Company shares in a tax efficient manner and it is intended that EMI options will generally be granted to Directors and Senior Executives in the Group. Options granted under this scheme will be at an exercise price not less than the higher of the nominal value and the market value of the shares. The performance criteria attaching to this scheme is the same as that of the Discretionary share option scheme above.

As at 31 December 2003, the following options were outstanding under the EMI agreements:

Number of shares	Exercise price	Exercise period
182,000	248p	Oct 2005-Oct 2012

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

As at 31 December 2002, the following options were outstanding under the EMI agreements:

Number of shares	Exercise price	Exercise period
207,000	248p	Oct 2005-Oct 2012

2003 Employee Stock Purchase Plan (‘SPP’)

(USA Employees only scheme)

The SSP is intended to provide USA employees with an opportunity to purchase shares through accumulated payroll deduction under an ‘Employee Stock Purchase Plan’ (as defined in the Internal Revenue Code of 1986). The aggregate number of shares which may be issued under the SPP is 125,000.

As at 31 December 2003, the following options were outstanding under the SPP agreements:

Number of shares	Exercise price	Exercise period
17,528	597p	Dec 2005-Mar 2006

The market price of the Company’s shares at 31 December 2003 was 580p (2002: 237.5p; 2001: 335p). During the year the highest market price of the Company’s shares was 672.5p and the lowest was 234p (2002: 452.5p and 237.5p; 2001: 1,575p and 145p).

19. Reserves

	Shares to be issued	Share premium account	Profit and loss account
	£’000	£’000	£’000
As at 1 January 2001	2,816	29,341	680
Revaluation of shares to be issued at date of issue	(2,191)	—	—
Share options exercised	—	660	—
Issue of deferred shares	(625)	605	—
Retained loss for the year	—	—	(3,851)
Exchange difference	—	—	(221)

As at 31 December 2001	—	30,606	(3,392)

Share options exercised	—	79	—
Retained profit for the year	—	—	901
Exchange difference	—	—	359

As at 31 December 2002	—	30,685	(2,132)

Share options exercised	—	221	—
Retained profit for the year	—	—	1,214
Exchange difference	—	—	589

As at 31 December 2003	—	30,906	(329)

20. Reconciliation of Operating Profit to Net Cash Inflow from Operating Activities

	2001	2002	2003
	£’000	£’000	£’000
Operating Profit / (Loss)	(3,771)	2,069	2,788
Depreciation	854	918	921
Loss on disposal of tangible assets	23	4	8
Net amortization	1,064	1,045	1,062
Decrease / (increase) in stocks	65	—	—
Decrease / (increase) in debtors	7,354	(3,608)	28
Decrease / (increase) in creditors	(2,197)	2,205	1,420
Exchange movements	88	(44)	(628)

Net cash inflow from operating activities	3,480	2,589	5,599

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

21. Analysis of Net Funds

	At 1 January 2003	Cash flow	Non cash changes	Exchange movements	At 31 December 2003
	£’000	£’000	£’000	£’000	£’000
Cash at bank and in hand	18,992	1,789	—	1,042	21,823
Overdrafts	(3)	3	—	—	—

	18,989	1,792	—	1,042	21,823
Finance leases	(82)	70	—	(3)	(9)

	18,907	1,862	—	1,045	21,814

	At 1 January 2002	Cash flow	Non cash changes	Exchange movements	At 31 December 2002
	£’000	£’000	£’000	£’000	£’000
Cash at bank and in hand	17,321	1,265	—	406	18,992
Overdrafts	(4)	—	—	1	(3)

	17,317	1,265	—	407	18,989
Finance leases	(233)	169	(15)	(3)	(820)

	17,084	1,434	(15)	404	18,907

	At 1 January 2001	Cash flow	Non cash changes	Exchange movements	At 31 December 2001
	£’000	£’000	£’000	£’000	£’000
Cash at bank and in hand	14,786	2,840	—	(305)	17,321
Overdrafts	—	(4)	—	—	(4)

	14,786	2,836	—	(305)	17,317
Finance leases	(435)	248	(42)	(4)	(233)

	14,351	3,084	(42)	(309)	17,084

22. Reconciliation of Net Cash Flow to Movement in Net Funds

	31 December 2001	31 December 2002	31 December 2003
	£’000	£’000	£’000
Increase in cash at bank and in hand	2,836	1,265	1,792
Cash outflow from decrease in lease financing	248	169	70

Changes in net funds resulting from cash flows	3,084	1,434	1,862
New finance leases	(42)	(15)	—
Translation difference	(309)	404	1,045

Movements in net funds	2,733	1,823	2,907
Net funds at 1 January	14,351	17,084	18,907

Net funds at 31 December	17,084	18,907	21,814

23. Financial Commitments

	2001	2002	2003
	£’000	£’000	£’000
Payments under operating leases in the ensuing year:
Land and buildings:
Expiring in 1 year	568	172	189
In 2-5 years	1,126	634	951
Over 5 years	245	239	107

	1,939	1,045	1,247

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

24. Financial Instruments

The Group’s financial instruments comprise finance lease and hire purchase creditors and cash along with various items such as trade debtors and creditors. As permitted by FRS 13 short term creditors and debtors have been excluded from disclosure, other than the currency risk disclosure.

The Group’s policy is to ensure that adequate financing is available and the Group does not trade in financial instruments and has not entered into any derivative transactions.

The main risks arising from the Group’s financial instruments are interest risk, foreign currency risk, credit risk and liquidity risk and the Board reviews the Group’s policy for managing each of these risks and they are summarised in the financial review and below.

Fair value

The fair values of the Group’s financial instruments are equal to their book values.

Liquidity risk

Liquidity risk is negligible given the strong positive cash position and ease of access to funds.

Foreign currency risk

The Group has significant overseas subsidiaries operating in a number of different currencies. The major functional currencies in our subsidiaries are Euros and US dollars.

The revenues and expenses of the overseas subsidiaries are in local currency. The Group at this stage in its development has not chosen to enter into hedge instruments for any specific transactions.

There are no material monetary assets that are not denominated in the operating (local) currency of the subsidiary involved. We seek to minimise foreign currency exposure by repatriating all surplus cash generated by subsidiaries.

Credit Risk

The Group has a significant amount of cash and manages its credit risk by ensuring that its cash is held with secure financial institutions.

Interest rate risk

The Group finances its operations through cash generated from operations and finance leases. Interest risk is limited to fixed rates of interest on finance leases and variable rates on bank overdrafts and cash in hand.

	Floating rate financial assets: Cash in bank and in hand 2001	Floating rate financial assets: Cash in bank and in hand 2002	Floating rate financial assets: Cash in bank and in hand 2003
	£’000	£’000	£’000
Financial assets
Sterling	9,862	9,646	15,442
Euros	4,873	6,573	2,819
Swedish Krona	859	546	185
South African Rand	700	803	876
Australian Dollar	462	958	753
US Dollar	449	268	1,121
Japanese Yen	85	62	48
Swiss Franc	23	10	127
Hong Kong Dollar	4	23	6
Danish Krone	4	103	307
Singapore Dollar	—	—	68
Indian Rupee	—	—	71

	17,321	18,992	21,823

STAFFWARE PLC

Notes to the Financial Information for the three years ended 31 December 2003—(Continued)

Financial assets earn interest at floating rates related to the published rates of the respective banks. Bank interest was earned at an average rate of 3 % during 2003.

Financial liabilities

The Group’s only financial liability other than short-term creditors and accruals is the hire purchase creditor, details of which are set out in note 16.

Borrowing facilities

As 31 December 2003, the Group does not have an overdraft facility.

	Weighted average interest rate			Fixed rate Financial liabilities Weighted period to maturity			Totals
	2001	2002	2003	2001	2002	2003	2001	2002	2003
	%	%	%	Years	Years	Years	£’000	£’000	£’000
Interest rate risk
Profile of financial
Liabilities
Bank overdraft:
—Euro	10.00	10.00	—	—	—	—	4	3	—

Finance Leases:
—Sterling	7.90	8.00	6.40	1.65	1.0	0.9	211	71	9
—US Dollar	14.20	14.10	14.5	1.67	0.7	—	22	8	—

							233	79	9

25. Related party transactions

As permitted by FRS 8 the exemption has been taken not to disclose transactions between Group companies. There were no other related party transactions.

APPENDIX V:

ADDITIONAL INFORMATION

1. Responsibility

(a)	The members of the TIBCO Offer Committee, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document, other than that relating to Staffware, the Staffware Directors and their immediate families, related trusts and persons connected with them (within the meaning of Section 346 of the Companies Act), for which the Staffware Directors accept responsibility as set out below. To the best of the knowledge and belief of the members of the TIBCO Offer Committee (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The Staffware Directors, whose names are set out in paragraph 2(c) below, accept responsibility for the information contained in this document relating to Staffware themselves and their immediate families, related trusts and persons connected with them (within the meaning of Section 346 of the Companies Act) excluding any information in relation to Staffware or its position after the Offer becomes or is declared wholly unconditional. To the best of the knowledge and belief of the Directors of Staffware (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Directors

(a)	The members of the Board of TIBCO and the positions they hold are as follows:

Name	Position
Vivek Ranadivé	President, Chief Executive Officer and Chairman
Eric Dunn	Non-Executive Director
Narendra Gupta	Non-Executive Director
Peter Job	Non-Executive Director
William Owens	Non-Executive Director
Philip Wood	Non-Executive Director

(b)	The members of the TIBCO Offer Committee and the positions they hold are as follows:

Name	Position
Vivek Ranadivé	President,Chief Executive Officer and Chairman
William Hughes	Senior Vice President, General Counsel and Secretary
Rajesh Mashruwala	Executive Vice President, Office of the Chief Executive Officer
Christopher O’Meara	Executive Vice President and Chief Financial Officer

The principal place of business of TIBCO is 3303 Hillview Avenue, Palo Alto, California 94304, USA.

(c)	The Staffware Directors and the positions they hold are as follows:

Name	Position
John O’Connell	Chairman and Chief Executive Officer
Tim Perks	Chief Financial Officer
Robin Martin	Chief Operating Officer
Paul Young	Chief Products Officer
Christopher Batterham	Non-Executive Director
Christopher Conway	Non-Executive Director
David Thorpe	Non-Executive Director

The registered office of Staffware is Staffware House, 3 The Switchback, Gardner Road, Maidenhead SL6 7RJ, United Kingdom.

3. Market quotations

The following table shows (a) the Closing Price of a Staffware Share and (b) the Closing Price of a TIBCO Share on: (i) the first dealing day of each of the six months immediately prior to the date of this document; (ii) 21 April 2004, the latest practicable date prior to the announcement of the Offer; and (iii) 27 April 2004, the latest practicable date prior to the posting of this document:

Date	TIBCO Shares (US$)	Staffware Shares (p)
3 November 2003	6.65	617.5
1 December 2003	6.22	620.0
2 January 2004	6.92	580.0
2 February 2004	7.68	585.0
1 March 2004	8.39	607.5
1 April 2004	8.14	592.5
21 April 2004	8.49	597.5
27 April 2004	8.07	816.5

4. Undertakings to accept the Offer

The following Staffware Directors have delivered an undertaking to TIBCO, pursuant to which they each have irrevocably undertaken, inter alia: (i) to accept the Offer in respect of all the Staffware Shares of which he is the registered holder on the date of the undertaking and any Staffware Shares of which he might thereafter become the registered holder issued on the exercise of options while the Offer remains open for acceptance; and (ii) to exercise the votes attaching to the Staffware Shares held by him in favour of a resolution necessary for the implementation of the Offer. The undertakings will cease to be binding if the Offer lapses or is withdrawn.

Name	Number of Staffware Shares
John O’Connell	1,314,466
Tim Perks	1,803
David Thorpe	6,000
Christopher Conway	8,000

5. Shareholdings and dealings

For the purposes of this Appendix V:

(i)	“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

(ii)	“associate” means:

(1)	subsidiaries and associated companies of Staffware or, as the case may be, TIBCO and companies of which any such subsidiaries or associated companies are associated companies;

(2)	banks, financial and other professional advisers (including stockbrokers) to Staffware or, as the case may be, TIBCO or to a company covered in (1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

(3)	the Staffware Directors or the TIBCO Directors or the directors of any company covered in (1) above (together, in each case, with their close relatives and related trusts); and

(4)	the pension funds of Staffware, TIBCO or any company covered in (1) above;

(iii)	references to a “bank” do not apply to a bank whose sole relationship with Staffware or TIBCO or a company covered in paragraph (ii)(1) above, is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work;

(iv)	“derivative” includes any financial product whose value, in whole or part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

(v)	“Disclosure Period” means the period commencing on 22 April 2003 (being the date 12 months prior to the commencement of the Offer Period) and ending on 27 April 2004 (being the latest practicable date prior to the posting of this document);

(vi)	“relevant securities” means Staffware Shares or TIBCO Shares (as appropriate) and securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives referenced to, either of the foregoing; and

(vii)	ownership or control of 20 per cent., or more of the equity share capital of a company is regarded as the test of “associated company” status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holdings gives de facto control.

(a) Interests in Staffware Shares

(i)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), the TIBCO Group had no beneficial interest in relevant securities of Staffware.

(ii)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), the members of the TIBCO Offer Committee, the directors of TIBCO and their respective immediate families and connected persons (within the meaning of Section 346 of the Act), had no beneficial interest in relevant securities of Staffware.

(iii)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), the interests of the Staffware Directors and their immediate families, related trusts, and (so far as the Staffware Directors are aware) connected persons (within the meaning of Section 346 of the Companies Act), beneficial and non-beneficial, in the issued share capital of Staffware, which have been notified to Staffware pursuant to Sections 324 or 328 of the Companies Act or which are otherwise required to be entered in the register of such interests maintained pursuant to Section 325 of the Companies Act are as follows:

Name	Number of Staffware Shares	% of issued share capital of Staffware
John O’Connell[1]	1,414,466	9.67
Tim Perks[2]	9,410	0.06
Paul Young[3]	41,460	0.28
Christopher Batterham[4]	7,500	0.05
Christopher Conway	8,000	0.05
David Thorpe	6,000	0.04
Robin Martin[5]	1,045	0.01

1.	Includes 100,000 Staffware Shares registered in the name of Mrs Valerie O’Connell.
2.	Includes 1,802 Staffware Shares registered in the name of Mrs Sharon Perks, 2,903 Staffware Shares beneficially held by Mr Perks through an ISA and 2,902 Staffware Shares beneficially held by Mrs Sharon Perks through an ISA.
3.	These Staffware Shares are beneficially held by Mr Young through a nominee account with Lloyds TSB.
4.	These Staffware Shares are beneficially held by Mr Batterham through a private pension scheme.
5.	These Staffware Shares are beneficially held by Mr Martin through an ISA.

(iv)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), the following options over Staffware Shares have been granted to the Staffware Directors under the terms of the Staffware Share Option Schemes and remain outstanding:

Name	Scheme	Number of Staffware Shares under Option	Date of Grant	Exercise price per Staffware Share (p)	Exercise Period
Tim Perks	1998 Unapproved	27,342	09/10/01	237	09/10/04 to 08/10/11
	1998 Approved	12,658	09/10/01	237	09/10/04 to 08/10/11
	EMI	10,000	18/10/02	248	01/10/05 to 17/10/12
	2002 Sharesave	3,810	13/11/02	248	01/12/05 to 31/05/06
	2002 Unapproved	26,801	29/09/03	597	29/09/06 to 28/09/13

Robin Martin	1998 Unapproved	15,000	09/10/01	237	09/10/04 to 08/10/11
	1998 Unapproved	10,000	20/03/01	1,426	20/03/04 to 19/03/11
	EMI	25,000	18/10/02	248	18/10/05 to 17/10/12
	2002 Sharesave	3,810	13/11/02	248	01/12/05 to 31/05/06
	2002 Unapproved	21,776	29/09/03	597	29/09/06 to 28/09/13

Paul Young	1998 Unapproved	10,000	09/10/01	237	09/10/04 to 08/10/11
	1998 Unapproved	5,000	20/03/01	1,426	20/03/04 to 19/03/11
	EMI	25,000	18/10/02	248	18/10/05 to 17/10/12
	2002 Sharesave	3,810	13/11/02	248	01/12/05 to 31/05/06
	2002 Unapproved	21,776	29/09/03	597	29/09/06 to 28/09/13

(b)	Dealings in Staffware Shares

(i)	During the Disclosure Period, neither TIBCO, nor any person acting in concert with TIBCO have dealt for value in relevant securities of Staffware.

(ii)	During the Disclosure Period, the following dealings for value in relevant securities of Staffware by the Staffware Directors or members of their immediate families have taken place:

Director	Number of Staffware Shares	Date	Transaction	Price (p)
Tim Perks[1]	3,331	29/09/03	Purchase	595
Robin Martin[2]	1,045	29/09/03	Purchase	595
Christopher Conway	8,000	29/09/03	Purchase	595
David Thorpe	6,000	29/09/03	Purchase	595
Paul Young	30,000	14/10/03	Sale	623.5

[1]	Includes 504 Staffware Shares purchased by Mrs Sharon Perks, 1,162 Staffware Shares purchaed by Mr Perks through an ISA and 1,161 Staffware Shares purchased by Mrs Sharon Perks through an ISA.
[2]	Purchased through an ISA.

(c)	Interests in TIBCO Shares

(i)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), the interests of the members of the TIBCO Offer Committee, the directors of TIBCO and their respective immediate families and connected persons (within the meaning of Section 346 of the Act) in the relevant securities of TIBCO, all of which are beneficial unless otherwise stated, are as follows:

Name	Number of TIBCO Shares	% of issued share capital of TIBCO
Vivek Ranadivé	3,201,976	1.610
Rajesh Mashruwala	549,297	0.276
Christopher O’Meara	65,000	0.033
Narendra Gupta	8,063	0.004
Eric Dunn	3,000	0.002

Name	Plan	Number of TIBCO Shares under Option	Date of Grant	Exercise price per TIBCO Share (US$)	Exercise Period
Eric Dunn	1998 Director	100,000	15/04/04	8.59	15/04/2005 to 15/04/2014
	Option Plan

Narendra Gupta	1998 Director	100,000	11/04/02	9.59	11/04/2003 to 11/04/2012
	Option Plan
	1998 Director	40,000	15/04/03	4.41	15/04/2004 to 15/04/2013
	Option Plan
	1998 Director	40,000	15/04/04	8.59	15/04/2005 to 15/04/2014
	Option Plan

Peter Job	1998 Director	50,000	26/09/01	7.05	11/04/2002 to 26/09/2011
	Option Plan
	1998 Director	40,000	11/04/02	9.59	11/04/2003 to 11/04/2012
	Option Plan
	1998 Director	40,000	15/04/03	4.41	15/04/2004 to 15/04/2013
	Option Plan
	1998 Director	40,000	15/04/04	8.59	15/04/2005 to 15/04/2014
	Option Plan

William Owens	1998 Director	100,000	11/04/02	9.59	11/04/2003 to 11/04/2012
	Option Plan
	1998 Director	40,000	15/04/03	4.41	15/04/2004 to 15/04/2013
	Option Plan
	1998 Director	40,000	15/04/04	8.59	15/04/2005 to 15/04/2014
	Option Plan

Philip Wood	1998 Director	140,000	15/04/04	8.59	15/04/2005 to 15/04/2014
	Option Plan

William Hughes	1996 Stock	32,812	09/09/99	10.75	07/09/2000 to 09/09/2009
	Option Plan
	1996 Stock	44,500	08/10/01	8.00	21/09/2001 to 08/10/2011
	Option Plan
	1996 Stock	25,000	18/01/02	13.36	18/01/2003 to 18/01/2012
	Option Plan
	1996 Stock	35,000	15/07/02	5.99	15/07/2003 to 15/07/2012
	Option Plan
	1996 Stock	40,000	19/03/03	4.58	19/12/2003 to 19/03/2013
	Option Plan
	1996 Stock	50,000	01/10/03	5.32	01/12/2003 to 01/10/2013
	Option Plan
	1996 Stock	30,000	03/12/03	5.99	03/12/2004 to 03/12/2013
	Option Plan

Rajesh Mashruwala	1996 Stock	720,000	03/12/01	11.97	03/12/2002 to 03/12/2011
	Option Plan
	1996 Stock	280,000	14/12/01	13.28	14/12/2002 to 14/12/2011
	Option Plan
	1996 Stock	200,000	15/07/02	5.99	15/12/2002 to 15/07/2012
	Option Plan
	1996 Stock	200,000	19/03/03	4.58	19/03/2003 to 19/03/2013
	Option Plan
	1996 Stock	100,000	03/12/03	5.99	03/12/2004 to 03/12/2013
	Option Plan

Christopher O’Meara	1996 Stock	317,497	14/08/98	0.87	14/08/1999 to 14/08/2008
	Option Plan
	1996 Stock	37,500	21/06/99	2.00	21/06/2000 to 21/06/2009
	Option Plan
	1996 Stock	135,000	03/12/01	11.97	12/03/2002 to 03/12/2011
	Option Plan
	1996 Stock	165,000	14/12/01	13.28	14/12/2002 to 14/12/2011
	Option Plan
	1996 Stock	125,000	15/07/02	5.99	15/12/2002 to 15/07/2012
	Option Plan
	1996 Stock	100,000	19/03/03	4.58	19/03/2003 to 19/03/2013
	Option Plan
	1996 Stock	70,000	03/12/03	5.99	12/03/2004 to 03/12/2013
	Option Plan

Name	Plan	Number of TIBCO Shares under Option	Date of Grant	Exercise price per TIBCO Share (US$)	Exercise Period

Vivek Ranadivé	1996 Stock	5,289,999	31/12/96	0.20	28/02/1999 to 31/12/2006
	Option Plan
	1996 Stock	397,500	01/04/98	0.33	01/04/1999 to 01/04/2008
	Option Plan
	1996 Stock	2,250,000	21/11/01	11.57	01/01/2002 to 21/11/2011
	Option Plan
	1996 Stock	2,250,000	03/12/01	11.97	01/01/2002 to 03/12/2011
	Option Plan
	1996 Stock	500,000	04/12/02	6.29	01/01/2003 to 04/12/2012
	Option Plan
	1996 Stock	500,000	19/03/03	4.58	19/12/2003 to 19/03/2013
	Option Plan
	1996 Stock	500,000	03/12/03	5.99	03/12/2004 to 03/12/2013
	Option Plan

(ii)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), Banc of America Securities and its affiliates owned or controlled 22,810 TIBCO Shares, representing 0.01 per cent. of the issued share capital of TIBCO.

(iii)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), Dresdner Kleinwort Wasserstein and its affiliates owned or controlled 950 TIBCO Shares representing less than 0.01 per cent. of the issued share capital of TIBCO.

(iv)	As at 27 April 2004 (the latest practicable date prior to the posting of this document), the following person held 5 per cent. or more of the issued share capital of TIBCO:

Name	Number of TIBCO Shares	% of issued share capital of TIBCO
Reuters Nederland B.V.	17,332,489	8.735%

(d)	Dealings in TIBCO Shares

(i)	During the Disclosure Period, the following dealings for value in TIBCO Shares by the members of the TIBCO Offer Committee, the directors of TIBCO and their respective immediate families or persons connected with them (within the meaning of Section 346 of the Act) have taken place:

Name	Number of TIBCO Shares	Date	Transaction	Price (US$)
William Hughes	1,201	07/11/2003	Sale	6.33
	1,207	30/01/2004	Acquisition	4.51
	1,207	29/03/2004	Sale	8.25

Rajesh Mashruwala	2,082	31/07/2003	Acquisition	4.51
	5,500	15/10/2003	Sale	6.27
	4,500	16/10/2003	Sale	6.25
	200	17/10/2003	Sale	6.15
	5,000	21/10/2003	Sale	6.20
	4,800	22/10/2003	Sale	6.20
	5,000	23/10/2003	Sale	6.05
	5,000	27/10/2003	Sale	5.95
	6,200	28/10/2003	Sale	6.11
	15,000	29/10/2003	Sale	6.33
	5,000	30/10/2003	Sale	6.32
	10,000	31/10/2003	Sale	6.45
	5,000	03/11/2003	Sale	6.60
	17,956	29/03/2004	Sale	8.32
	22,144	30/03/2004	Sale	8.38
	9,900	31/03/2004	Sale	8.12

Christopher O’Meara	1,201	07/11/2003	Sale	6.33
	1,207	30/01/2004	Acquisition	4.51
	1,207	29/03/2004	Sale	8.25

(ii)	During the Disclosure Period, TIBCO has redeemed or purchased the following TIBCO Shares:

Date	Transaction	Number of TIBCO Shares	Price (US$)
03/02/2004	Repurchase and cancellation	16,788,321	6.85

(iii)	During the Disclosure Period, there were no dealings for value in relevant securities of TIBCO by persons who have irrevocably committed to accept the Offer.

(iv)	During the Disclosure Period, the following dealings for value in relevant securities of TIBCO by Banc of America Securities or its affiliates have taken place:

	Number of TIBCO Shares
Date (during Offer Period)	Bought	Sold	Price (US$)
22/04/04	7,447	—	8.43
22/04/04	803	—	8.36

Period (prior to Offer Period)	Aggregate Number of TIBCO Shares		Price Range (US$)
	Bought	Sold	Low		High
01/04/04 to 21/04/04	933,467	905,774	8.49	–	9.50
01/03/04 to 31/03/04	603,846	621,630	6.91	–	8.59
01/02/04 to 29/02/04	552,145	553,732	6.92	–	9.24
01/01/04 to 31/01/04	1,339,579	1,322,710	6.66	–	8.34
01/10/03 to 31/12/03	2,613,620	2,372,632	5.00	–	7.09
01/07/03 to 30/09/03	624,348	920,800	4.68	–	6.34
01/04/03 to 30/06/03	1,820,713	2,015,271	4.40	–	6.51

(e)	General

Save as disclosed in this document:

(i)	neither Staffware nor any:

(aa)	director of Staffware, nor any member of their respective immediate families, nor any related trusts, nor (so far as the Staffware Directors are aware) any connected person;

(bb)	subsidiary of Staffware, nor any pension fund of Staffware or any of its subsidiaries, nor any bank, stockbroker, financial or other professional advisor (other than exempt market makers and exempt fund managers) to Staffware or any person controlling, controlled by or under the same control as such bank, stockbroker, financial or other professional advisor;

(cc)	person who has an arrangement of a kind referred to in Note 6(b) on Rule 8 of the Code with Staffware or with any person who is an associate of Staffware,

owns,	controls or (in the case of the directors, their immediate families and connected persons) is interested in any relevant securities nor has any such person dealt for value therein, in the case of Staffware or any Staffware Director, in the Disclosure Period and, in any other case, 22 April 2004 to 27 April 2004 (the latest practicable date prior to the posting of this document).

(ii)	neither TIBCO nor any:

(aa)	subsidiary of TIBCO, director of TIBCO, nor any member of the TIBCO Offer Committee, nor any member of their respective immediate families, nor any related trusts, nor any connected person (within the meaning of Section 346 of the Companies Act);

(bb)	person deemed to be acting in concert with TIBCO (other than exempt market makers and exempt fund managers) for the purposes of the Offer;

(cc)	person who prior to publication of this document irrevocably committed himself to accept the Offer;

(dd)	person who has an arrangement of a kind referred to in Note 6(b) on Rule 8 of the Code with TIBCO or with any person acting in concert with TIBCO,

owns,	controls or (in the case of the TIBCO Directors, members of the TIBCO Offer Committee and their respective immediate families and connected persons) is interested in any relevant securities nor has any such person dealt for value therein in the Disclosure Period.

6. Cash confirmation

The consideration payable under the Offer is to be financed out of existing resources available to TIBCO. Banc of America Securities is satisfied that sufficient resources are available to TIBCO to satisfy the consideration payable as a result of full acceptance of the Offer. This statement is given solely for the purpose of Rule 24.7 of the Code.

7. Inducement Fee

As an inducement to TIBCO to make the Offer, Staffware has agreed to pay TIBCO a fee of £1,348,687 in the event that:

(a)	the Staffware Board or any Staffware Director withdraws or materially modifies its or his recommendation and the Offer lapses or is withdrawn except where any such failure, withdrawal or material modification occurs or is made following a Sustained Fall in the Market Price of a TIBCO Share (meaning that for a period of five consecutive US business days (“five days”) at any time prior to the Offer becoming or being declared wholly unconditional, the average Closing Price of a TIBCO Share is less than US$5.13 provided that there shall not be considered to have been a Sustained Fall in the Market Price of a TIBCO Share if the average of the Standard & Poor’s Information Technology Index for the same such five days has been 20 per cent. less than the average of such index for the immediately preceding five consecutive US business days); or

(b)	the Offer lapses or is withdrawn and, prior thereto, there is an Independent Competing Offer (meaning an announcement of, or the entry into any agreement in respect of (i) any offer for, or scheme of arrangement of, Staffware or any proposal which would result in a change of control (as defined in the Code) of Staffware; or (ii) any sale, merger, business combination, demerger or liquidation (or similar transaction or arrangement) in respect of the whole or a material part of the operations of the Staffware Group; or (iii) any proposal involving a takeover or acquisition by any member of the Staffware Group (by public offer, scheme of arrangement or otherwise) of another company or business; in each case by, any person other than TIBCO or persons who are acting in concert (as defined in the Code) with TIBCO and that Independent Competing Offer (or any other Independent Competing Offer first made within the three months following the date of the Offer) subsequently becomes or is declared unconditional in all respects or otherwise completes in accordance with its terms.

8. Material contracts

(a)	The following contracts have been entered into by members of the Staffware Group otherwise than in the ordinary course of business since 22 April 2002 (the date two years prior to the commencement of the Offer Period) which are or may be material:

(i)	on 22 April 2004, Staffware entered into an inducement fee agreement with TIBCO, details of which are set out in paragraph 7 of this Appendix V (the “Inducement Fee Agreement”).

(b)	The following contracts have been entered into by members of TIBCO Group otherwise than in the ordinary course of business since 22 April 2002 (the date two years prior to the commencement of the Offer Period) which are or may be material:

(i)	the Inducement Fee Agreement.

(ii)	on 2 June 2003, 3301 Hillview Holdings Inc. (“Hillview”) (a wholly owned subsidiary of TIBCO) entered into an agreement to lease and sell assets with the Board of Trustees of the Leland Stanford Junior University (the “Agreement to Lease and Sell Assets”) to acquire the four buildings comprising TIBCO’s corporate headquarters in Palo Alto, California for US$80.0 million. The total consideration paid by Hillview for entering into the Ground Lease (referred to below) and the Agreement to Lease and Sell Assets was US$108.0 million and was comprised of US$54.0 million in cash and a US$54.0 million mortgage note payable. The following agreements were entered into on 25 June 2003 pursuant to the Agreement to Lease and Sell Assets:

(1)	a ground lease between Hillview and the Board of Trustees of the Leland Stanford Junior University (the “Ground Lease”) granting a 51-year lease of the land upon which TIBCO’s corporate headquarters is located (the “Ground Lease”). The Ground Lease was paid in advance in the sum of US$28.0 million, but is subject to adjustments every ten years based upon changes in fair market value. The Ground Lease includes representations and warranties given by both parties. Should it become necessary, Hillview has the option to prepay any rent increases due as a result of a change in fair market value;

(2)	a Mortgage Note between Hillview and Sunamerica Life Insurance Company (the “Mortgage Note”) in relation to a US$54.0 million promissory note (the “Mortgage Note”) collateralised by the commercial real property acquired. The Mortgage Note payable carries a fixed annual interest rate of 5.09% and a 20-year amortization. The principal balance remaining at the end of the 10-year term of US$33.9 million is due as a final balloon payment on 1 July 2013. TIBCO is prohibited from acquiring another company without prior consent from Sunamerica Life Insurance Company unless TIBCO maintains between US$100.0 million and US$300.0 million of cash and cash equivalents, depending on various other non-financial terms as defined in the Mortgage Note. In addition, TIBCO is subject to certain non-financial covenants as defined in the Mortgage Note.

(iii)	on 7 October 2003, TIBCO and Reuters Nederland B.V. (“Reuters”) entered into a registration and repurchase agreement pursuant to which TIBCO repurchased from Reuters a substantial portion of Reuters’ holdings of TIBCO Shares in consideration for Reuters’ disposition of a portion of its shareholdings in TIBCO in a registered secondary offering. Pursuant to the terms of the agreement, Reuters sold 69 million TIBCO Shares in a registered public offering in February 2004 and TIBCO repurchased 16,788,321 TIBCO Shares at the same price at which the shares were sold to the public. Reuters paid certain expenses incurred in connection with the registration and repurchase.

(iv)	the Stock Rights Agreement summarised in Appendix II.

9. Staffware Directors’ service contracts and letters of appointment

(a)	The following are details of the service contracts of the executive Staffware Directors:

(i)	John O’Connell entered into a service agreement with Staffware on 11 September 1992. John’s current salary is £220,000 per annum and he receives a car allowance of £1,400 per month and a performance-related bonus of up to £125,000 per annum. John’s salary was increased on 10 February 2004 from £200,000 to £220,000 with effect from 1 January 2004. John is entitled to contributions to a personal pension scheme of £18,108 per annum.

On a voluntary winding-up of Staffware for the purpose of a reconstruction or amalgamation before the termination of appointment, Staffware shall procure the employment of John by the reconstructed or amalgamated company for the remainder of his appointment (or such other period as may be mutually agreed) on similar terms.

(ii)	Tim Perks entered into a service agreement with Staffware on 6 April 2001 (effective 1 July 2001). Tim’s current salary is £176,000 per annum and he receives a car allowance of £1,000 per month and a performance-related bonus of up to £60,000 per annum. Tim’s salary was increased on 10 February 2004 from £160,000 to £176,000 with effect from 1 January 2004. Tim is entitled to a pension contribution by Staffware of not less than 5 per cent. of his base salary. On termination of the service agreement, Staffware may place Tim on garden leave for all or part of the remaining period of his employment.

(iii)	Robin Martin entered into a service agreement with Staffware on 28 June 2002 (effective 1 June 2001 although his continuous employment with Staffware commenced on 31 August 1994). Robin’s current salary is £146,700 (including a pension contribution of £6,500) and he receives a car allowance of £1,000 per month and a performance-related bonus of up to £90,000 per annum. Robin’s salary was increased on 10 February 2004 from £136,500 to £146,700 with effect from 1 January 2004. On termination of the service agreement, Staffware may place Robin on garden leave for all or part of the remaining period of his employment.

(iv)	Paul Young entered into a service agreement with Staffware on 4 February 2003 (effective 26 February 2002 although his continuous employment commenced on 1 January 1989). Paul’s current salary is £146,700 per annum (including a pension contribution of £6,500) and he receives a car allowance of £1,000 per month and a performance-related bonus of up to £50,000 per annum. Paul’s salary was increased on 10 February 2004 from £136,500 to £146,700 with effect from 1 January 2004. On termination of the service agreement, Staffware may place Paul on garden leave for all or part of the remaining period of his employment.

Each of the executive directors are entitled to five weeks’ holiday per annum, health assurance and life assurance. Each of the above agreements, which are terminable on 12 months written notice by either party, contain certain restrictive covenants that survive termination for 12 months.

(b)	The following are details of the letters of appointment of the non-executive Staffware Directors:

(i)	Christopher Batterham entered into a letter of appointment with Staffware on 5 September 2001 (effective 6 September 2001) for (by virtue of an amendment agreement on 25 February 2004) an initial period of three years with the option, upon expiry, of renewal for a further three-year term by mutual agreement. It is terminable on three months written notice by either party. Christopher’s annual fee is £32,250 (following an increase on 6 February 2004 from £30,000 with effect from 1 January 2004) plus £1,000 for any additional day worked by mutual agreement in excess of the minimum 16 days set out in his letter of appointment.

(ii)	Christopher Conway entered into a letter of appointment with Staffware on 16 April 2003 (effective 1 June 2003) for an initial period of three years with the option, upon expiry, of renewal for a further three-year term by mutual agreement. It is terminable by either party on three months prior written notice (increased from one month following an amendment on 26 February 2004). Christopher’s annual fee is £32,250 including £6,000 for chairing the Remuneration Committee (following an increase on 6 February 2004 from £30,000 with effect from 1 January 2004) plus £1,200 for any day worked in excess of his contractual commitment of 20 days.

(iii)	David Thorpe entered into a letter of appointment with Staffware on 16 April 2003 (effective 1 June 2003) for an initial period of three years with the option, upon expiry, of renewal for a further three-year term by mutual agreement. It is terminable by either party on three months prior written notice (increased from one month following an amendment on 26 February 2004). David’s annual fee is £32,250 including £6,000 for chairing the Audit Committee (following an increase on 6 February 2004 from £30,000 with effect from 1 January 2004) plus £1,200 for any day worked in excess of his contractual commitment of 20 days.

10. Sources of information and bases of calculation

(a)	The value placed by the Offer on the entire issued share capital of Staffware is based on:

•	14,613,381 Staffware Shares in issue on 20 April 2004;

•	the price per TIBCO Share of US$8.73 which is calculated as the average Closing Price over the last five dealing days ended 20 April 2004; and

•	an exchange rate of US$1.7932:£1.00, which is calculated as the average of noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York for the five dealing days ended 20 April 2004.

(b)	The entire issued common stock of TIBCO on 27 April 2004 (the last practicable date prior to the posting of this document) was 198,830,174.

(c)	The financial information relating to TIBCO is extracted from its 10-K filing with the SEC for the year ended 30 November 2003 and its 10-Q filing for the quarter ended 29 February 2004.

(d)	The financial information relating to Staffware is extracted from the Annual Report and Accounts of Staffware for the year ended 31 December 2003.

11. Other information

(a)	Banc of America Securities and Dresdner Kleinwort Wasserstein have each given and not withdrawn their written consents to the issue of this document with the inclusion of the references to their names in the form and context in which they appear.

(b)	Save as disclosed in this document, there is no agreement, arrangement or understanding (including any compensation arrangements) between TIBCO or any person acting in concert with it and any of the directors, recent directors, shareholders or recent shareholders of Staffware having any connection with or dependence on or which is conditional upon the outcome of the Offer.

(c)	There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Staffware Shares to be acquired by TIBCO will be transferred to any other person, save TIBCO reserves the right to transfer any such shares to any member of the TIBCO Group.

(d)	Save as disclosed in this document, the Staffware Directors are not aware of any material change in the financial or trading position of Staffware since 31 December 2003, the date to which the latest audited accounts for Staffware were published.

(e)	Save as disclosed in this document, including, in particular the quarterly report for the period ended 29 February 2004 set out in Appendix III of this document the members of the TIBCO Offer Committee are not aware of any material change in the financial or trading position of TIBCO since 30 November 2003, the date to which the latest audited accounts for TIBCO were published.

(f)	Neither the payments of interest on, nor the repayment of, nor the security for, any liability (contingent or otherwise) of TIBCO will depend to any significant extent on the business of Staffware.

(g)	Except with the consent of the Panel, settlement of the consideration to which any Staffware Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counter claim or other analogous right to which TIBCO may otherwise be, or claim to be, entitled against such shareholder.

(h)	The emoluments of the TIBCO Directors will not be affected by the acquisition of Staffware or by any other associated transaction.

12. Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Baker & McKenzie, 100 New Bridge Street, London EC4V 6JA during normal business hours on any weekday (public holidays excepted) while the Offer remains open for acceptance:

(a)	the Certificate of Incorporation and by-laws of TIBCO and the memorandum and articles of association of Staffware;

(b)	the audited consolidated accounts of the TIBCO Group for the two financial years ended 30 November 2003 and the audited quarterly financial statement for the TIBCO Group for the quarter ended 29 February 2004;

(c)	the audited consolidated accounts of Staffware for the two financial years ended 31 December 2003;

(d)	the material contracts referred to in paragraph 8 above;

(e)	the Staffware Directors’ service contracts and letters of appointment referred to in paragraph 9 above;

(f)	the irrevocable undertakings referred to in paragraph 4 above;

(g)	the written consents referred to in paragraph 11 above;

(h)	the rules of the Staffware Share Option Schemes;

(i)	the Inducement Fee Agreement referred to in paragraph 7 above;

(j)	the unaggregated list of dealings of TIBCO Shares by Banc of America Securities and its affiliates during the Disclosure Period; and

(k)	this document and the Form of Acceptance.

APPENDIX VI: DEFINITIONS

The following definitions apply within this document unless the context otherwise requires:

“Acquisition”	the proposed acquisition of Staffware pursuant to the Offer

“Banc of America Securities”	Banc of America Securities Limited, financial adviser to TIBCO

“Board of Staffware” or “Staffware Board”	the board of directors of Staffware

“business day”	any day, other than a Saturday or Sunday or a public holiday in the UK, consisting of the time period from 12:01 a.m. until and including 12:00 midnight (London time)

“Capita IRG”	Capita IRG plc

“certificated” or “certificated form”	in relation to a share or other security, a share or other security title to which is recorded in the relevant register of the share or other security as being held in certificated form (that is, not in CREST)

“Closing Price”	the closing middle market quotation of a Staffware Share as derived from the Daily Official List published by the London Stock Exchange for that day or the last reported sale price of a TIBCO Share as reported in Nasdaq for that day, as the case may be

“Code”	The City Code on Takeovers and Mergers

“Companies Act” or “Act”	the Companies Act 1985, as amended

“CREST”	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the operator (as defined in the Regulations)

“CRESTCo”	CRESTCo Limited

“CREST member”	a person who is, in relation to CREST, a system member (as defined in the Regulations).

“CREST participant”	a person who is, in relation to CREST, a system participant (as defined in the Regulations)

“CREST payment”	has the meaning given in the CREST manual issued by CRESTCo

“CREST sponsor”	a person who is, in relation to CREST, a sponsoring system participant (as defined in the Regulations)

“CREST sponsored member”	a CREST member admitted to CREST as a sponsored member

“Dresdner Kleinwort Wasserstein”	Dresdner Kleinwort Wasserstein Limited, financial adviser and broker to Staffware

“EBITDA”	profit before interest, taxation, depreciation, amortisation of goodwill and exceptional items

“Enterprise Value”	Staffware market capitalisation, calculated as the issued share capital on 20 April 2004 multiplied by the Closing Price, less Staffware’s net cash position as at 31 December 2003 (£21.8 million)

“Escrow Agent”	Capita IRG in its capacity as escrow agent (as described in the CREST Manual issued by CRESTCo)

“Exchange Act”	the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“First Closing Date”	3:00 p.m. (London time) on 20 May 2004

“Form of Acceptance”	the form of acceptance, authority and election relating to the Offer which accompanies this document for use by Staffware Shareholders in connection with the Offer

VI-1

“FSA”	Financial Services Authority

“ISIN”	International Securities Identification Number

“London Stock Exchange”	London Stock Exchange plc

“member account ID”	the identification code or number attached to any member account in CREST

“Mix and Match Facility”	the facility under which Staffware Shareholders may elect, subject to availability, to vary the proportions in which they receive New TIBCO Shares and cash in respect of their holding of Staffware Shares

“Nasdaq”	the National Association of Securities Dealers Automated Quotation System

“New TIBCO Shares”	the new TIBCO Shares to be issued by TIBCO as consideration under the Offer

“Offer”	the recommended cash and share offer made by Banc of America Securities for and on behalf of TIBCO outside the United States and by TIBCO in the United States to acquire Staffware Shares on the terms and subject to the conditions set out in this document and the Form of Acceptance including, where the context so requires, any subsequent revision, variation, extension or renewal of, or election available under, such offer

“Offer Document”	this document and any other document containing the Offer and includes any election available in connection with it

“Offer Period”	the period commencing on 22 April 2004 and ending on whichever of the following dates shall be the latest: (i) the First Closing Date; (ii) the date on which the Offer lapses or is withdrawn; and (iii) the date on which the Offer becomes or is declared unconditional as to acceptances

“Official List”	the Official List of the UK Listing Authority

“Panel”	The Panel on Takeovers and Mergers

“participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

“£”, “Sterling”, “pence” or “p”	the lawful currency of the United Kingdom

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

“Regulatory Information Service”	any regulatory information service listed in Schedule 12 of the Listing Rules of the UK Listing Authority

“SEC”	The Securities and Exchange Commission in the US

“Staffware” or “Company”	Staffware plc (registered no. 1382592)

“Staffware Directors”	all or any of the directors of Staffware

“Staffware Group”	Staffware and its subsidiary undertakings

“Staffware Shareholders”	holders of Staffware Shares

“Staffware Shares”	the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Staffware (other than any shares which may be Treasury Shares) and any further such shares which are unconditionally allotted (including pursuant to the exercise of outstanding options granted under the Staffware Share Option Schemes) or issued prior to the time at which the Offer ceases to be open for acceptance or, subject to the provisions of the Code, such earlier time and/or date as TIBCO may decide

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“Staffware Share Option Schemes”	the 1997 Executive Share Option Scheme, the 1998 Unapproved Share Option Scheme (“1998 Unapproved”), the 1998 Inland Revenue Approved Share Option Scheme, (“1998 Approved”), the 2000 Unapproved Share Option Scheme, the 2002 Approved Share Option Scheme, the 2002 Unapproved Share Option Scheme (“2002 Unapproved”), the 2002 Savings-Related Share Option Scheme (“2002 Sharesave”), the Enterprise Management Incentive Options (“EMI”) and the 2003 Employee Stock Purchase Plan

“subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking”	shall be construed in accordance with the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act)

“TFE instruction”	a Transfer from Escrow instruction (as described in the CREST manual issued by CRESTCo)

“TIBCO”	TIBCO Software Inc.

“TIBCO Directors” or “TIBCO Board” or “Board of TIBCO”	the board of directors of TIBCO

“TIBCO Group”	TIBCO and its subsidiary undertakings

“TIBCO Offer Committee”	the officers and directors of TIBCO who were appointed by the Board of TIBCO to serve on the Offer Committee consisting of Vivek Ranadivé, Christopher O’Meara, Rajesh Mashruwala and William Hughes

“TIBCO Shares”	shares of common stock of par value $0.001 each in the capital of TIBCO

“Treasury Shares”	the ordinary shares of 10 pence in the capital of Staffware (if any) which are, for the time being, held by Staffware as treasury shares (within the meaning of Section 162A of the Companies Act)

“TTE instruction”	a Transfer to Escrow instruction (as described in the CREST manual issued by CRESTCo)

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the FSA acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“uncertificated” or “in uncertificated form”

a share or other security, title to which is recorded in the relevant register of the share or security as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST

“United States”, “US” or “USA”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

“US Dollar”, “US$” or “$” or “cents” or “c”	the lawful currency of the US

“US Person”	a US person as defined in Regulation S under the US Securities Act

“US Securities Act”	the US Securities Act of 1933, as amended and the rules and regulations promulgated thereunder

All times referred to are London time unless otherwise stated.

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